     As filed with the Securities and Exchange Commission on April 30, 1998

                                                            File No. 333 - 47855
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                 AMENDMENT NO.1
                                       TO

                                    FORM S-11
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------

                                   PALACE REIT
        (Exact Name of Registrant as Specified in Governing Instruments)
                             ----------------------

             3535 LAS VEGAS BOULEVARD SOUTH, LAS VEGAS, NEVADA 89109
                                 (702) 732-7102
   (Address and Telephone Number of Registrant's Principal Executive Offices)
                                ----------------

                    DAVID R. MERKER, CHIEF EXECUTIVE OFFICER
                                   PALACE REIT
                         3535 LAS VEGAS BOULEVARD SOUTH
                             LAS VEGAS, NEVADA 89109
                                 (702) 732-7102
            (Name, Address and Telephone Number of Agent for Service)
                                ----------------
                                   Copies To:


         Bryan L. Goolsby                                David C. Wright
         Stephen L. Sapp                                Hunton & Williams
Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.       Riverfront Plaza, East Tower
     2001 Ross Avenue, Suite 3000                     951 East Byrd Street
        Dallas, Texas 75201                       Richmond, Virginia 23219-4074
          (214) 849-5500                                 (804) 788-8200

                                ----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED APRIL 30, 1998


PROSPECTUS

                                4,290,000 SHARES
                                   PALACE REIT
                      COMMON SHARES OF BENEFICIAL INTEREST
                                  ------------


         Palace REIT (the "Company"), a self-managed and self-advised real estate investment trust, was formed on February 10, 1998 to acquire office and industrial properties in selected markets in the United States. The Company will use approximately 92% of the proceeds from this offering (the "Offering") to acquire four Class A office buildings (the "Office Properties") and four industrial buildings (the "Industrial Properties").

         After the Offering, the Company intends to continue and expand the real estate investment strategy pursued by David Merker, the Company's Chief Executive Officer, in acquiring, redeveloping and managing office and industrial properties for affiliates of Ralph Engelstad, from which the Company is acquiring the Properties (as defined below). In managing Mr. Engelstad's real estate operations since 1988, Mr. Merker has overseen the purchase or development of office and industrial properties with a book value of approximately $130 million. The Company's growth strategy is to acquire office and industrial properties in mid-sized markets with a growing demand for office and industrial space and strong economic growth, and to aggressively manage its properties to maximize returns on investments.

         Concurrently with the closing of the Offering, Palace Operating Partnership, L.P. (the "Operating Partnership"), for which Palace REIT serves as sole general partner, will acquire from affiliates of Mr. Engelstad the Office Properties, which comprise approximately 1.0 million square feet of gross leasable area ("GLA"), and the Industrial Properties, which comprise approximately 365,115 of GLA (collectively, the "Properties"). The Office Properties are located in Coral Springs, Florida and Midland, Texas, and the Industrial Properties are located in Las Vegas, Nevada and D'Iberville, Mississippi. The Company has rights of first refusal to purchase other office and industrial properties owned or under development by affiliates of Mr. Engelstad comprising approximately 2.1 million square feet of GLA located in Las Vegas, Nevada; Norfolk, Virginia; Kansas City, Missouri; Midland, Texas and Tyler, Texas.

         All of the common shares of beneficial interest, $0.005 par value per share (the "Common Shares"), of the Company offered hereby are being sold by the Company. Upon completion of the Offering, certain trust managers and executive officers of the Company will beneficially own approximately 2.9% of the outstanding Common Shares of the Company on a fully diluted basis. It currently is anticipated that the initial public offering price per share will be between $14.00 and $16.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

         Prior to the Offering, there has been no public market for the Common Shares and there is no guarantee that a public market will develop or be sustained. The Company has applied for listing of the Common Shares on the Nasdaq Stock Market under the symbol "PALR." The Company intends to pay quarterly cash distributions to its shareholders, at an initial annual rate expected to be $1.20 per share. See "Distribution Policy."


         The Company intends to qualify as a real estate investment trust ("REIT") for federal income tax purposes commencing with the taxable year ending December 31, 1998.


         SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING:



         o The Company's financial performance and distributions could decline if the Company fails to manage growth and integrate operations.
         o The Company has no operating history, and Management has no experience operating a REIT.
         o The Company's financial performance and distributions could decline if the Midland, Texas and Las Vegas, Nevada markets experience an economic downturn.
         o        Acquired properties may not perform as expected.
         o The Company's financial performance and distributions could decline in the event that the Company's major tenants become bankrupt or insolvent or are otherwise unable to meet their lease obligations.
         o Loss of service of certain key personnel could have an adverse effect on the Company's operations.
         o The Company could be taxed as a corporation if the Company fails to qualify as a REIT, resulting in a loss of pass-through tax treatment that could significantly reduce the return to shareholders.

         o Limiting ownership to 9.8% of the outstanding Common Shares and certain other provisions contained in the Company's organizational documents and the Texas REIT Act may have an anti-takeover effect.
         o The Board of Trust Managers has the ability to change the investment, financing, borrowing and other policies of the Company at any time without shareholder approval.
         o There are no limits on the amount or type of indebtedness that may be incurred by the Company.
         o Immediate dilution in the net tangible book value of Common Shares purchased in the Offering will occur in the amount of $2.58 per share.
         o There is no prior public market for the Common Shares and the Company cannot guarantee that a public market will develop or be sustained.
         o The liquidation value of the Company may be less than the value of the Company as a going concern.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
                 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                      SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------


=========================================================================================
                                         Underwriting Discounts
                Price to Public            and Commissions(1)      Proceeds to Company(2)
Per Share           $                            $                             $
Total(3)            $                            $                             $
=========================================================================================

(1) The Company and the Operating Partnership have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $593,000.
(3) The Company has granted the Underwriters an option exercisable for 30 days to purchase up to 643,500 additional Common Shares on the same terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Commissions and
Proceeds to Company will be $    , $     and $    , respectively.

                                -----------------

         The Common Shares are offered by the several Underwriters named herein, subject to prior sale when, as and if issued to and accepted by them, and subject to certain conditions. It is expected that delivery of the Common Shares will be made through the facilities of The Depository Trust Company on or about _____, 1998.

                                -----------------

                          MORGAN KEEGAN & COMPANY, INC.

               The date of this Prospectus is __________ __, 1998.

         [Picture of exterior of Sunrise Tower, Coral Springs, Florida]

               [Picture of exterior of Ten Conoco, Midland, Texas]

               [Picture of exterior of Caballo, Las Vegas, Nevada]

               [Picture of interior of Caballo, Las Vegas, Nevada]

              [Picture of exterior of Escondido, Las Vegas, Nevada]

            [Picture of exterior of Heritage Center, Midland, Texas]

            [Picture of exterior of Claydesta Center, Midland, Texas]

         [Picture of exterior of D'Iberville, D'Iberville, Mississippi]

            [Picture of interior of Claydesta Center, Midland, Texas]








         IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



         THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS UNLAWFUL.

         ANY TRADENAMES IN THIS PROSPECTUS ARE USED SOLELY TO IDENTIFY THE ENTITIES CLAIMING THE MARKS. NONE OF THE COMPANIES IDENTIFIED BY SUCH TRADENAMES HAVE PARTICIPATED IN OR ENDORSED THIS OFFERING.

                                TABLE OF CONTENTS


                                                                                                                   Page
                                                                                                                    No.
                                                                                                                   ----
PROSPECTUS SUMMARY...................................................................................................1
      The Company....................................................................................................1
      Summary Risk Factors...........................................................................................2
      Business Objectives And Strategies.............................................................................3
      The Properties.................................................................................................4
      The Formation Transactions.....................................................................................6
      Ownership Structure............................................................................................6
      Distribution Policy............................................................................................7
      Tax Status.....................................................................................................7
      The Offering...................................................................................................7
      Summary Financial Data.........................................................................................7
RISK FACTORS........................................................................................................12
      Decrease in Financial Performance and Distributions Due to Failure to Manage Growth or Integrate
      Future Operations ............................................................................................12
      Lack of Operating History; Inexperience of Management ........................................................12
      Limited Geographic Diversification of the Portfolio...........................................................12
      Inability to Acquire Additional Properties; Properties May Not Perform As Expected............................12
      Decrease in Common Share Price and Financial Performance Due to Increase in Market Interest Rate..............12
      Possible Inability to Meet REIT Distribution Requirements.....................................................13
      Real Estate Risk Factors Specific to the Company's Business...................................................13
           Lease Expirations and Renewals...........................................................................13
           Bankruptcy or Insolvency of Major Tenants................................................................13
           Risks of Joint Ownership of Assets.......................................................................13
      Real Estate Investment Risks..................................................................................13
           Economic Performance and Value of Properties Dependent on Many Factors...................................13
           Dependence on Rental Income from Real Property to Meet Debt Obligations and Make Distributions...........14
           Illiquidity of Real Estate Investments...................................................................14
           Changes in Laws..........................................................................................14
      Reliance on Key Personnel.....................................................................................14
      Competition...................................................................................................14
      Loss of Tax Benefits Upon a Failure to Qualify as a REIT......................................................14
      Ownership Limit; Anti-Takeover Effect.........................................................................15
      Environmental Matters.........................................................................................15
      Changes in Investment and Financing Policies Without Shareholder Approval.....................................16
      No Limitation in Organizational Documents on the Incurrence of Debt...........................................16
      Immediate and Substantial Dilution............................................................................16
      No Prior Trading Market.......................................................................................16
      Shares Available for Future Sale..............................................................................16
      Liquidation Value of The Company May Be Less Than Value as a Going Concern....................................17
      Uninsured Loss and Condemnation...............................................................................17
      Investors Subject to ERISA....................................................................................17
      Cost of Compliance with the Americans with Disabilities Act...................................................17
      Forward Looking Information...................................................................................18
THE COMPANY.........................................................................................................19
      General.......................................................................................................19
      Business Strategy.............................................................................................19
      Formation Transactions........................................................................................20
      The Operating Partnership.....................................................................................20
USE OF PROCEEDS.....................................................................................................22
DISTRIBUTION POLICY.................................................................................................23
      General.......................................................................................................23
CAPITALIZATION......................................................................................................25
DILUTION............................................................................................................26
SELECTED FINANCIAL DATA.............................................................................................27


                                       (i)


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......................................................................31
      Overview......................................................................................................31
      Results of Operations of the Properties.......................................................................31
      Pro Forma Liquidity and Capital Resources of the Company......................................................33
      Historical Cash Flow..........................................................................................33
      Funds From Operations.........................................................................................34
      Inflation.....................................................................................................34
      New Accounting Pronouncement..................................................................................35
PROPERTIES..........................................................................................................36
      General.......................................................................................................36
      Office Properties.............................................................................................36
      Industrial Properties.........................................................................................38
      Lease Expirations.............................................................................................42
      Significant Buildings.........................................................................................42
      Depreciation of Significant Properties........................................................................45
      Real Estate Taxes on Significant Properties...................................................................45
      Current and Prospective Markets...............................................................................45
      Capital Expenditures..........................................................................................48
      Competition...................................................................................................48
      Insurance.....................................................................................................48
      Rental Revenues...............................................................................................49
      Legal Proceedings.............................................................................................49
      Regulations ..................................................................................................49
      Environmental Matters.........................................................................................49
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES.........................................................................51
      Acquisition Strategy..........................................................................................51
      Internal Growth Strategy......................................................................................51
      Investment Objectives.........................................................................................51
      Sale of Property..............................................................................................52
      Financing Policy..............................................................................................52
      Working Capital Reserves......................................................................................52
      Other Policies................................................................................................52
MANAGEMENT..........................................................................................................53
      Trust Managers and Officers...................................................................................53
      Staggered Board...............................................................................................54
      Committees of the Trust Managers..............................................................................54
      Compensation of Trust Managers................................................................................54
      Trust Managers and Officers Insurance.........................................................................54
      Indemnification...............................................................................................54
      Executive Compensation........................................................................................55
      Incentive Share Plan..........................................................................................55
      Employment Contracts..........................................................................................56
      Limitation of Liability and Indemnification...................................................................56
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS......................................................................58
PARTNERSHIP AGREEMENT...............................................................................................59
      Management....................................................................................................59
      Amendment.....................................................................................................59
      Transferability of OP Units...................................................................................59
      Redemption of OP Units........................................................................................59
      Capital Contributions.........................................................................................59
      Partners......................................................................................................60
      Term..........................................................................................................60
      Tax Matters...................................................................................................60
PRINCIPAL SHAREHOLDERS..............................................................................................61
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST........................................................................62
      General.......................................................................................................62
      Restrictions on Transfer......................................................................................62
      Preemptive Rights And Cumulative Voting.......................................................................63


                                      (ii)


      Share Distributions...........................................................................................63
      Redemption of Company Shares..................................................................................63
      Voting Rights.................................................................................................64
CERTAIN PROVISIONS OF THE TEXAS REIT ACT AND OF
THE COMPANY'S CHARTER AND BYLAWS....................................................................................65
      Board of Trust Managers.......................................................................................65
      Removal of Trust Managers.....................................................................................65
      Business Combinations.........................................................................................65
      Shareholder Liability.........................................................................................66
      Trust Manager Liability.......................................................................................66
      Special Shareholder Meetings..................................................................................67
      Termination of the Company....................................................................................67
      Amendment of Charter and Bylaws...............................................................................67
SHARES AVAILABLE FOR FUTURE SALE....................................................................................68
FEDERAL INCOME TAX CONSEQUENCES.....................................................................................69
      General.......................................................................................................69
      Requirements for Qualification as a Real Estate Investment Trust..............................................70
      Federal Taxation of the Company--Specific Items...............................................................74
      Partnership Anti-Abuse Rule...................................................................................74
      Failure to Qualify............................................................................................75
      Taxation of Shareholders......................................................................................75
      Taxation of Tax-Exempt Shareholders...........................................................................76
      Taxation of Foreign Shareholders..............................................................................77
      Tax Aspects of the Operating Partnership......................................................................78
      Other Taxation................................................................................................81
      Proposed Tax Legislation......................................................................................81
BENEFIT PLAN CONSIDERATIONS.........................................................................................82
      Investment in the Common Shares Under the "Plan Asset" Rules..................................................82
      Other Investment Considerations Under ERISA and the Code......................................................82
      Investment Considerations for Other Benefit Plans.............................................................82
UNDERWRITING........................................................................................................83
LEGAL MATTERS.......................................................................................................85
EXPERTS.............................................................................................................85
ADDITIONAL INFORMATION..............................................................................................85
GLOSSARY............................................................................................................86
INDEX TO COMBINED FINANCIAL STATEMENTS.............................................................................F-1



                                      (iii)

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed description and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus. Capitalized and certain other terms used herein shall have the meanings assigned to them in the Glossary, which begins on page 84. Except as otherwise indicated, all information in this Prospectus assumes: (i) an initial public offering price of $15.00 per Common Share (the midpoint of the range of the estimated initial offering price range set forth on the cover page of this Prospectus); and (ii) that the Underwriters' over-allotment option is not exercised.


         Unless the context requires otherwise, the term "Company" as used herein includes Palace REIT and the Operating Partnership.


         This Prospectus contains forward-looking statements, including, without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import. Such forward-looking statements relate to future events and the future financial performance of the Company, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, changes in local real estate conditions, timely leasing of unoccupied square footage, timely re-leasing of occupied square footage upon expiration, the Company's ability to generate sufficient revenues to meet debt service payments, availability of equity and debt financing and other risks described in this Prospectus. Prospective investors should specifically consider the various factors identified in this Prospectus that could cause actual results to differ, including those discussed in the sections entitled "Prospectus Summary," "Risk Factors," "The Properties" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been a change in the affairs of the Company or in the information set forth herein since the date of this Prospectus.


                                   THE COMPANY


         Palace REIT, a self-managed and self-advised real estate investment trust, was formed on February 10, 1998 to acquire office and industrial properties in selected markets in the United States. The Company will use approximately 92% of the proceeds from the Offering to acquire four Class A office buildings and four industrial buildings.



         After the Offering, the Company intends to continue and expand the real estate investment strategy pursued by David Merker, the Company's Chief Executive Officer, in acquiring, redeveloping and managing office and industrial properties for affiliates of Ralph Engelstad, from which the Company is acquiring the Properties. In managing Mr. Engelstad's real estate operations since 1988, Mr. Merker has overseen the purchase or development of office and industrial properties with a book value of approximately $130 million. The Company's growth strategy is to acquire office and industrial properties in mid-sized markets with a growing demand for office and industrial space and strong economic growth, and to aggressively manage its properties to maximize returns on investments.



         Concurrently with the closing of the Offering, the Operating Partnership, for which Palace REIT serves as sole general partner, will acquire from affiliates of Mr. Engelstad the Office Properties, which comprise approximately 1.0 million square feet of GLA, and the Industrial Properties, which comprise approximately 365,115 of GLA. The Office Properties are located in Coral Springs, Florida and Midland, Texas, and the Industrial Properties are located in Las Vegas, Nevada and D'Iberville, Mississippi. The Company has rights of first refusal to purchase other office and industrial properties owned or under development by affiliates of Mr. Engelstad comprising approximately 2.1 million square feet of GLA located in Las Vegas, Nevada; Norfolk, Virginia; Kansas City, Missouri; Midland, Texas and Tyler, Texas.



         In seeking acquisition opportunities, the Company intends to focus on Class A office properties and industrial properties that it can acquire at prices that are accretive to Funds From Operations per share. The Company will seek such properties in markets (i) where the Company believes demand for space in office and industrial properties is growing, (ii) where the Company believes it will face less competition for property acquisitions from large, well-capitalized buyers, (iii) where the Company believes it can add value to properties through aggressive management, and (iv) where population and employment growth are strong.

         The Company believes that its most attractive acquisition opportunities will be individual properties and mid-sized portfolios. In implementing its acquisition strategy, the Company plans to utilize Management's extensive network of contacts among commercial real estate brokers, owners and investors, developed over the years through Management's experience, prior employment and longevity in the real estate business. Management expects that these contacts will provide the Company with increased access to available properties.



         The Company intends to fund future property acquisitions through the most appropriate sources of capital, including the issuance of OP Units, the use of proceeds from a secured line of credit, undistributed Cash Available for Distribution, bank and institutional borrowings (secured and unsecured) and the issuance of debt and equity securities (including Preferred Shares). The Company is currently negotiating with several financial institutions to obtain a secured line of credit in the approximate amount of $25 million. The Company believes that the absence of any debt immediately after the Offering, coupled with the available sources of capital will provide the Company with significant financial flexibility in pursuing office and industrial property acquisition opportunities. The Company intends to maintain a capital structure with a ratio of indebtedness to Total Market Capitalization of no more than approximately 50%. See "Policies with Respect to Certain Activities--Financing Policy."


         The Company is a real estate investment trust formed under the Texas REIT Act. The Company intends to elect to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1998. The principal executive offices of the Company are located at 3535 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and its telephone number is (702) 732-7102.


                              SUMMARY RISK FACTORS



         An investment in the Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" beginning on page 12 prior to any investment in the Company. Such risks include, among others:



o The Company's financial performance and distributions could decline if the Company fails to manage growth and integrate operations.



o The Company has no operating history, and Management has no experience operating a public company or a REIT and limited experience working together as a management team.



o An economic downturn in the Midland, Texas or Las Vegas, Nevada markets could cause a decline in the Company's performance.


o        Acquired properties may not perform as expected.


o Increases in market interest rates may lead prospective purchasers of the Common Shares to demand a higher annual yield from future distributions, which could reduce the market price of the Common Shares.


o Cash distributions will be dependent upon a number of factors, and no assurance can be given that necessary funds will be available to meet the REIT distribution requirements.





o There can be no assurance that the Company will be able to implement its investment and internal growth strategies successfully.



o The Company's financial performance and distributions could decline in the event that the Company's major tenants become bankrupt or insolvent or are otherwise unable to meet their lease obligations.


o Certain real estate investment risks exist, such as the effect of economic and other conditions on commercial property values, including the dependence of the Properties on the economies of the metropolitan areas in which they are located, the ability of tenants to make rent payments, the ability of the Properties to generate revenues sufficient to meet operating expenses, including future debt service, and the illiquidity of real estate investments.

o Loss of service of certain key personnel could have an adverse effect on the operations of the Company.

o Many entities, as well as individuals, compete to acquire properties similar to those proposed to be acquired by the Company, many of whom have greater resources than the Company.


o The Company will be taxed as a corporation if it fails to qualify as a REIT, resulting in a loss of pass-through tax treatment that could have a significant adverse affect on the return to shareholders.



o The anti-takeover effect of limiting share ownership to 9.8% of the outstanding Common Shares and certain other provisions contained in the organizational documents of the Company and the Texas REIT Act, such as the ability to issue preferred shares, any of which may delay, defer, or discourage a change in control, may limit the opportunity for the Company's shareholders to receive a premium price for their Common Shares.


o The Company is potentially liable for unknown or future environmental conditions, including liability for costs of removal or remediation of hazardous or toxic substances found on a property owned or leased by the Company.

o The Board of Trust Managers has the ability to change the investment, financing and other policies of the Company at any time without shareholder approval.


o No provision in the organizational documents of the Company limits the amount or type of debt that the Company may incur, which could permit the Company to incur substantial indebtedness that could adversely affect the Company's Funds From Operations and its ability to make distributions to shareholders and result in an increased risk of default on the Company's obligations.


o Investors in the Offering will experience immediate dilution in the net tangible book value of Common Shares purchased in the Offering.

o There can be no assurance that an active trading market will develop or be sustained or that the market price of the Common Shares will not decline below the initial public offering price.


o Future sales of Common Shares could reduce the prevailing market price of the Common Shares.


o The liquidation value of the Company may be less than the value of the Company as a going concern.

o The Company may suffer losses in the event of a casualty or other liabilities that are not insured, are uninsurable or are not economically insurable.

o An investment in the Common Shares may not be suitable for certain investors subject to ERISA.


o The cost of complying with the Americans With Disabilities Act ("ADA") could have a materially adverse effect on the ability of the Company to make distributions to its shareholders.


o There can be no assurance that any forward-looking statements included in this Prospectus will prove to be accurate.

                       BUSINESS OBJECTIVES AND STRATEGIES

         The Company's principal business objective is to provide attractive returns to its shareholders. The Company intends to achieve this objective by pursuing integrated acquisition, internal growth and financing strategies.

Acquisition Strategy


         The Company intends to grow by acquiring additional Class A office properties and industrial properties. In pursuing such acquisitions, the Company intends to:

o Focus on individual properties or mid-sized portfolios of properties that can be acquired from private groups or individuals.


o Utilize a secured line of credit and offer OP Units to sellers to provide flexible acquisition terms and facilitate the Company's ability to close transactions quickly.



o Target selected, growing markets with strong demand for Class A office space and industrial space.



o Utilize Management's extensive network of contacts among commercial real estate brokers, owners and investors, developed over the years through Management's experience, prior employment and longevity in the real estate business, to acquire individual properties and small portfolios of Class A office properties and industrial properties.


o        Consider properties that may require repositioning or renovation.

Internal Growth Strategy

         As part of its business strategy, the Company also intends to generate internal growth. The Company intends to hold properties for long-term investment, aggressively manage its properties and achieve internal growth by:

o Providing for contractual rent increases and negotiating periodic rent increases, whenever possible.

o Retaining and attracting tenants by providing levels of service that exceed the service provided by competitors in the Company's markets.

o Performing regular maintenance and making capital improvements to maintain the attractiveness of properties.

o Providing a skilled management team with substantial flexibility in conducting operations while offering Management performance-based compensation.

o Offering an incentive share plan to compensate, attract and retain quality employees.

o        Proactively leasing available and soon to be available space.

o Focusing the Company's operational efforts on providing quality service, active preventive maintenance programs and individualized attention to tenants while managing operating expenses to achieve competitive pricing.

Financing Strategy

         The Company intends to enhance its growth opportunities by pursuing the following financing strategy:


o Utilize the proceeds from a secured line of credit and the issuance of OP Units to facilitate the Company's ability to close acquisitions quickly.



o Maintain a capital structure with a ratio of debt to Total Market Capitalization of no more than approximately 50%. Immediately after the Offering, the Company will have no debt. See "The Company--Business Strategy."


o Use debt and equity financing to create a flexible capital structure that will enable the Company to pursue its acquisition and internal growth strategies and increase returns to its shareholders.

                                 THE PROPERTIES

          The following table sets forth information relating to the Properties as of December 31, 1997:




                                                     Total                  Total Net
                                                     Gross                  Effective    Net Effective       % of          Total
                                                   Leasable                 Rent (in        Rent Per       Portfolio      Number
                                           Year      Area      Percent     thousands)     Square Foot    Net Effective      of
Properties       Location                  Built   (Sq. Ft.)    Leased         (1)             (1)            Rent        Tenants
----------       --------                  -----   ---------    ------     ----------     -----------    -------------    -------

OFFICE
PROPERTIES

Florida Sunrise  Coral Springs, Florida    1985       201,610    79%        $ 2,395        $14.94            21.5%          42
Tower




Claydesta        Midland, Texas            1985       440,448    77%        $ 3,426        $10.04            30.7%          69
Center





Heritage Center  Midland, Texas            1981       213,302    81%        $ 1,740        $10.07            15.5%          12



Ten Conoco       Midland, Texas            1982       175,007    92%        $ 1,486        $ 8.93            13.3%          16





TOTAL/ WEIGHTED AVERAGE                             1,030,367    82%        $ 9,047        $10.76            81.0%         139



INDUSTRIAL
PROPERTIES

D'Iberville      D'Iberville, Miss.        1997        96,000   100%        $   576        $ 6.00             5.2%           2


Caballo          Las Vegas, Nevada         1994        62,000   100%        $   313        $ 5.04             2.8%           1

Escondido        Las Vegas, Nevada         1995       153,120   100%        $   900        $ 5.88             8.1%           3


Polaris          Las Vegas, Nevada         1998        53,995   100%        $   324        $ 6.00             2.9%           1



TOTAL/ WEIGHTED AVERAGE                               365,115   100%        $ 2,113        $ 5.79            19.0%          7



PORTFOLIO TOTAL/WEIGHTED AVERAGE                    1,395,482    86%        $11,160        $ 9.26             100%        146






                                          Representative Tenants
Properties       Location                 (% of Property Leased)
----------       --------                 ----------------------

OFFICE
PROPERTIES

Florida Sunrise  Coral Springs, Florida   State of Florida (21.9%)
Tower                                     Ford Motor Credit (13.1%)
                                          Smith Barney, Inc. (9.2%)
                                          Unisys Corp (7.8%)
                                          Cypress Foods (0.8%)

Claydesta        Midland, Texas           Oxy USA, Inc. (23.1%)
Center                                    Norwest Bank Texas, N.A. (20.9%)
                                          Clayton Williams Energy (8.2%)
                                          Fina Oil & Chemical Co. (5.4%)
                                          Smith Barney, Inc. (1.8%)
                                          Danka Industries (0.4%)

Heritage Center  Midland, Texas           Texaco, Inc. (87.8%)
                                          Atwell & Associates (1.5%)
                                          Anderson Geoconsultants (0.4%)

Ten Conoco       Midland, Texas           Conoco, Inc. (62.9%)
                                          Midland Orthopedic Clinic (4.8%)
                                          March of Dimes (0.2%)



TOTAL/ WEIGHTED AVERAGE



INDUSTRIAL
PROPERTIES

D'Iberville      D'Iberville, Miss.       Imperial Palace of Miss. (66.7%)
                                          Imperial Laundry, Inc. (33.3%)

Caballo          Las Vegas, Nevada        Crown Laboratories (100%)

Escondido        Las Vegas, Nevada        Imperial Palace, Inc. (55.4%)
                                          Walmart (13.1%)

Polaris          Las Vegas, Nevada        Imperial Palace, Inc. (100%)



TOTAL/ WEIGHTED AVERAGE



PORTFOLIO TOTAL/WEIGHTED AVERAGE







(1)      Net Effective Rent is defined in the Glossary.

                           THE FORMATION TRANSACTIONS

         Concurrently with the closing of the Offering, the following Formation Transactions will occur:


o The Company will contribute substantially all of the net proceeds of the Offering to the Operating Partnership in exchange for an approximate 90.4% limited partnership interest in the Operating Partnership. The Company will also hold a 1.0% general partnership interest in the Operating Partnership. The Operating Partnership will retain any proceeds received from the Company in connection with the Underwriters' over-allotment option for working capital purposes.



o The Prior Owners will sell six Properties to the Operating Partnership for $57,379,063 in cash payable from the net proceeds of the Offering contributed by the Company to the Operating Partnership, based upon an initial public offering price of $15.00 per share. As of March 31, 1998, the six Properties had an aggregate book value (net of accumulated depreciation) of $27,546,000 to the Prior Owners.



o The Prior Owners will contribute two Properties to the Operating Partnership in exchange for $1,823,437 in cash payable from the net proceeds of the Offering, based upon an initial public offering price of $15.00 per share, and an aggregate of 415,312 OP Units, representing an approximate 8.6% limited partnership interest in the Operating Partnership. The OP Units issued to the Prior Owners will be redeemable at the election of the holder for cash or, at the Company's sole option, Common Shares on a one-for-one basis at any time after the first anniversary of the completion of the Offering. Based upon an initial public offering price of $15.00 per share, the 415,312 OP Units will have a value of $6,229,680 upon completion of the Offering, resulting in an aggregate purchase price of $8,053,117 for the two Properties exchanged therefor. As of March 31, 1998, the two Properties had an aggregate book value (net of accumulated depreciation) of $2,622,000 to the Prior Owners. See "The Company--The Operating Partnership."


                               OWNERSHIP STRUCTURE

         Following completion of the Offering and the Formation Transactions, the relationships among the Company, the public shareholders, the Operating Partnership, the Prior Owners and Management will be as follows:

                               [GRAPHIC OMITTED]

                               DISTRIBUTION POLICY



         The Company intends to make regular quarterly distributions to the holders of the Common Shares. The Company expects to pay its first cash distribution after completion of the Offering on or about September 30, 1998, to holders of record of Common Shares as of August 15, 1998. The payment will represent a pro-rata distribution for the period from the closing of the Offering to September 30, 1998. Future distributions by the Company will be determined by and at the discretion of the Board of Trust Managers and will be dependent upon a number of factors, including the federal income tax requirement that a REIT must distribute annually at least 95% of its taxable income.



         Based on its estimated Cash Available for Distribution, the Company initially expects to make distributions of $1.20 per share on an annualized basis, or an annual distribution rate of approximately 8.0%, based on an assumed initial public offering price of $15.00 per share. The Company currently intends to maintain its initial distribution rate for the 12-month period following consummation of the Offering, unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in its estimate. The Company does not intend to reduce the expected distribution rate if the Underwriters' over-allotment option is exercised. OP Units and Common Shares will receive equal distributions. See "Distribution Policy."


                                   TAX STATUS


         The Company will elect to be treated as a REIT under sections 856 through 859 of the Code for the taxable year ending December 31, 1998 and for each subsequent taxable year. As a REIT, the Company generally will not be subject to federal income tax provided it makes certain distributions to its shareholders and meets certain organizational and other requirements. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. See "Risk Factors--Adverse Consequences of the Failure to Qualify as a REIT" and "Federal Income Tax Consequences." As a REIT, the Company may be subject to certain federal, state and local taxes. See "Federal Income Tax Consequences."



         Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. will deliver prior to the effective date of this Prospectus its opinion that: (1) the Company was organized in conformity with the requirements for qualification as a REIT for federal income tax purposes for the taxable year ending December 31, 1998, and has continued to meet the requirements for qualification as a REIT through the date of the opinion; and (2) the Company's anticipated investments and plan of operation as described in the Prospectus will enable it to continue to meet the requirements for qualification as a REIT for federal income tax purposes.


                                  THE OFFERING


Common Shares Offered by the Company...................        4,290,000
Common Shares and OP Units to be Outstanding
After the Offering.....................................        4,846,572 (1)
Use of Proceeds........................................        To purchase certain of
                                                               the Properties and for
                                                               general working capital.
Proposed Nasdaq Stock Market Symbol....................        PALR

-------------------

(1) Includes 141,260 Common Shares issued to certain executive officers and Trust Managers of the Company prior to the Offering and 415,312 Common Shares issuable upon redemption of OP Units to be issued in the Formation Transactions. Excludes 242,328 Common Shares reserved for issuance under the Company's Employee and Trust Manager Incentive Share Plan. See "Management--Incentive Share Plan." OP Units to be issued in the Formation Transactions are redeemable, at the option of the holder, beginning one year after the closing of the Offering for cash or, at the option of the Company, Common Shares on a one-for-one basis, subject to certain exceptions. See "Partnership Agreement."


                             SUMMARY FINANCIAL DATA

         The following table sets forth certain summary financial information for the Company on a combined pro forma basis and for the Company's predecessor entities on a combined historical basis, which consists of the combined financial statements of the Properties that the Prior Owners have agreed to contribute or sell in exchange for OP Units and cash in connection with the Formation Transactions. The following financial information should be read in conjunction with all of the financial statements and notes thereto included elsewhere in this Prospectus. The historical and pro forma operating data of the Company may not be indicative of future operating results of the Company. The pro forma operating data of the Company for the year ended December 31, 1997 and the three months ended March 31, 1998 are presented as if the Offering had occurred as of January 1, 1997 and January 1, 1998, respectively. The pro forma balance sheet data are presented as if the Offering had occurred on March 31, 1998. The following pro forma information is not necessarily indicative of what the Company's results of operations or financial condition would have been for the periods or at the date indicated, and are not necessarily indicative of the results that will be achieved for future periods as a result of the Offering and the Formation Transactions. These pro forma financial statements and related notes thereto should be read in conjunction with the Company's and Properties' combined financial statements included elsewhere in this Prospectus.

        THE COMPANY (PRO FORMA) AND THE PROPERTIES (COMBINED HISTORICAL)
                             SUMMARY FINANCIAL DATA





                                                          PRO FORMA                              COMBINED HISTORICAL
                                                  --------------------------    ---------------------------------------------------
                                                                                 For the 3 months ended         For the years
                                                                                        March 31,             ended December 31,
                                                                                -------------------------   -----------------------
                                                   For the 3
                                                    months      For the year
                                                     ended         ended
                                                   March 31,      December
                                                     1998         31, 1997        1998         1997          1997          1996
                                                  -----------   ------------   ----------   -----------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
Revenue:
   Rental                                         $ 2,311,801   $  9,875,522   $2,311,801   $ 2,289,655  $  9,875,522  $  9,638,280
   Rental - related party                             251,640        402,720      251,640        65,178       402,720       158,400
   Other                                                5,707         10,513        5,707         1,895        10,513        10,125
                                                  -----------   ------------   ----------   -----------  ------------  ------------

      Total revenue                                 2,569,148     10,288,755    2,569,148     2,356,728    10,288,755     9,806,805
                                                  -----------   ------------   ----------   -----------  ------------  ------------

Expenses:
   Property operations                                876,646      3,385,524      876,646       881,446     3,385,524     3,404,564
   Real estate taxes                                  180,210        712,242      180,210       177,795       712,242       728,270
   Depreciation and amortization                      448,066      1,798,092      277,358       272,690     1,115,261     1,035,291
   Interest-related party                                                         418,730       436,520     1,778,723     1,119,130
   Property Management Fee                                                        192,458       185,017       711,026       848,036
   General and administrative                         423,253      1,739,287      132,227       145,434       575,182       505,741
   Write-off of tenant improvements                                                                                         152,063
                                                  -----------   ------------   ----------   -----------  ------------  ------------

      Total expenses                                1,928,175      7,635,145    2,077,629     2,098,902     8,277,958     7,793,095
                                                  -----------   ------------   ----------   -----------  ------------  ------------

Net income (loss) before minority interest            640,973      2,653,610   $  491,519   $   257,826  $  2,010,797  $  2,013,710
                                                                               ==========   ===========  ============  ============
Minority interest (1)                                  54,931        227,414
                                                  -----------   ------------
Net income applicable to common shareholders      $   586,042   $  2,426,196
                                                  ===========   ============

Pro forma net income per common share (2)         $      0.13   $       0.55
                                                  ===========   ============


                                                             COMBINED HISTORICAL
                                                   -----------------------------------------

                                                        For the years ended December 31,
                                                   -----------------------------------------




                                                       1995           1994           1993
                                                   ------------   ------------    ----------
STATEMENT OF OPERATIONS DATA:
Revenue:
   Rental                                          $  4,945,110   $  1,595,342    $1,628,704
   Rental - related party                                26,400
   Other                                                  4,486
                                                   ------------   ------------    ----------

      Total revenue                                   4,975,996      1,595,342     1,628,704
                                                   ------------   ------------    ----------

Expenses:
   Property operations                                1,821,350        942,459       838,784
   Real estate taxes                                    289,071        177,801       227,261
   Depreciation and amortization                        596,039        283,034       307,017
   Interest-related party                               330,124        253,208       468,403
   Property Management Fee                              370,426        184,511       136,595
   General and administrative                           344,339         43,491        48,365
   Write-off of tenant improvements
                                                   ------------   ------------    ----------

      Total expenses                                  3,751,349      1,884,504     2,026,425
                                                   ------------   ------------    ----------

Net income (loss) before minority interest         $  1,224,647   $   (289,162)   $ (397,721)
                                                   ============   ============    ==========
Minority interest (1)

Net income applicable to common shareholders


Pro forma net income per common share (2)





                                                     PRO FORMA                          COMBINED HISTORICAL
                                                   --------------    --------------------------------------------------------------

                                                                                                        December 31,
                                                                                      ---------------------------------------------
                                                     March 31,
                                                        1998          March 31, 1998        1997             1996           1995
                                                   --------------    ---------------   -------------    ------------   ------------
BALANCE SHEET DATA:
Land                                               $    5,886,504    $     3,070,875   $   3,070,875    $  2,925,875   $  2,698,516
Buildings, improvements and equipment                  55,673,020         29,043,533      28,971,990      26,168,962     21,382,596
Projects under development                                811,339            811,339         299,919          70,539         27,145

Less accumulated depreciation and amortization        (2,757,641)        (2,757,641)     (2,547,695)     (1,688,018)      (925,857)
                                                   --------------    ---------------   -------------    ------------   ------------

Real estate - net                                      59,613,222         30,168,106      29,795,089      27,477,358     23,182,400
                                                   ==============    ===============   =============    ============   ============

Total assets                                           60,286,026         32,535,496      32,069,993      29,002,614     24,525,515
                                                   ==============    ===============   =============    ============   ============

Mortgage notes                                                            19,893,980      19,893,980      20,300,000
                                                                     ===============   =============    ============
Total liabilities                                         173,525         21,411,277      21,263,199      20,988,184      3,612,524
                                                   ==============    ===============   =============    ============   ============
Minority interest (3)                                   5,151,641
                                                   ==============
Owners' equity                                         54,960,860         11,124,219      10,806,794       8,014,430     20,912,991
                                                   ==============    ===============   =============    ============   ============

Liabilities and Shareholders' Equity                   60,286,026         32,535,496      32,069,993      29,002,614     24,525,515
                                                   ==============    ===============   =============    ============   ============


                                                         COMBINED HISTORICAL
                                                     ----------------------------

                                                             December 31,
                                                     ----------------------------

                                                         1994            1993
                                                     -------------   ------------
BALANCE SHEET DATA:
Land                                                 $   1,739,996   $  1,739,996
Buildings, improvements and equipment                   10,196,625      7,826,059
Projects under development                                 663,069              0

Less accumulated depreciation and amortization           (329,818)      (183,247)
                                                     -------------   ------------

Real estate - net                                       12,269,872      9,382,808
                                                     =============   ============

Total assets                                            12,804,310     10,320,384
                                                     =============   ============

Mortgage notes

Total liabilities                                        3,320,146      3,158,817
                                                     =============   ============
Minority interest (3)

Owners' equity                                           9,484,164      7,161,567
                                                     =============   ============

Liabilities and Shareholders' Equity                    12,804,310     10,320,384
                                                     =============   ============




                                         PRO FORMA                                  COMBINED HISTORICAL
                                      ---------------   --------------------------------------------------------------------------

                                                                                                December 31,
                                                                           -------------------------------------------------------
                                         March 31,         March 31,
                                           1998              1998                1997               1996                1995
                                      ---------------   ---------------    ----------------   -----------------   ----------------
OTHER DATA:
   Funds from Operations (4)                4,451,702         1,089,039           3,126,058           3,049,001          1,820,686
                                      ===============   ===============    ================   =================   ================
   Cash flows from:
       Operating activities                                     645,403           2,933,982           2,026,556          1,620,899
                                                        ===============    ================   =================   ================
       Investing activities                                    (582,963)         (3,033,377)         (1,110,181)        (3,173,647)
                                                        ===============    ================   =================   ================
       Financing activities                                     210,905             333,959          (1,251,673)         1,869,259
                                                        ===============    ================   =================   ================
   Office Properties:
       Square footage                       1,030,567*        1,035,792           1,035,792           1,035,792            822,490
       Occupancy                                   82%                                   82%
   Industrial properties:
       Square footage                         311,120           311,120             311,120             215,120            215,120
       Occupancy                                  100%              100%                100%






*Square footage adjusted for Conoco, Inc. lease in Ten Conoco property.

(1) Calculated as 8.57% of the Operating Partnership's net income on a pro forma basis for the year ended December 31, 1997.
(2) Calculated assuming 4,431,260 Common Shares outstanding for the Company which represent the shares to be issued in the Offering and the shares to be issued to Management.
(3) Calculated as 8.57% of the Operating Partnership's equity on a pro forma basis at December 31, 1997.

(4) Management and industry analysts generally consider Funds From Operations to be one measure of the financial performance of an equity REIT that provides a relevant basis for comparison among REITs, and it is presented to assist investors in analyzing the performance of the Company. "Funds From Operations" is defined as income before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property and real estate related depreciation and amortization. Funds From Operations does not represent cash available from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. Funds From Operations should not be considered an alternative to net income, as an indication of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity, and may be determined differently from similarly titled measures used by other REITs.

                                  RISK FACTORS

         An investment in the Company involves various investment risks. Prospective investors should carefully consider the following factors together with the information provided elsewhere in this Prospectus in evaluating an investment in the Company.


DECREASE IN FINANCIAL PERFORMANCE AND DISTRIBUTIONS DUE TO FAILURE TO MANAGE GROWTH OR INTEGRATE FUTURE OPERATIONS



         Assuming completion of the Offering, the Company expects to experience a period of rapid growth. There can be no assurance that the Company will be able to integrate its management, administrative, accounting and operational systems to effectively manage the Properties on a combined basis, or be able to adapt such systems to any future acquisitions of additional properties without certain operating disruptions or unanticipated costs. The failure to successfully manage the Properties on a combined basis or to successfully integrate any future acquisitions into the Company's portfolio could have a material adverse effect on the results of operations and financial condition of the Company and its ability to pay expected distributions to shareholders. There can be no assurance that the Company will be able to successfully execute its growth strategy.



LACK OF OPERATING HISTORY; INEXPERIENCE OF MANAGEMENT



         The Company has been recently organized and has no operating history. As a consequence, investors have limited information upon which to base an investment decision. There can be no assurance that the Company will be successful operating the Properties as an independent public company as compared to the Properties' historical operation. The Company will be subject to the risks generally associated with the formation of any new business that is publicly traded. For example, the Company will be required to address issues faced by public companies, including legal and regulatory concerns, duties to shareholders and public scrutiny of corporate actions. Prior to the Offering, the Properties have been owned and operated by the Prior Owners. Such Prior Owners provided financial, administrative and managerial expertise relevant to the operation of the Properties. After the Offering, the Company will be required to rely on its own sources of financing and management skills. In addition, Management has no experience operating a public company or a REIT and limited experience working together as a management team.


LIMITED GEOGRAPHIC DIVERSIFICATION OF THE PORTFOLIO

         A significant portion of the Company's assets and revenues will be derived from Properties located in the Midland, Texas and Las Vegas, Nevada metropolitan areas. The concentration of the portfolio in these metropolitan areas creates the risk that should these regions or other geographic markets in which the Company in the future may acquire substantial assets experience an economic downturn, the Company's operations may be adversely affected.

INABILITY TO ACQUIRE ADDITIONAL PROPERTIES; PROPERTIES MAY NOT PERFORM AS
EXPECTED


         The fact that the Company must distribute 95% of its taxable income in order to qualify and to maintain its qualification as a REIT will limit the ability of the Company to rely upon income from operations or cash flow from operations to finance new acquisitions. As a result, if permanent debt or equity financing is not available on acceptable terms to finance acquisitions, then further acquisitions might be limited or Cash Available for Distribution might be adversely affected. As it acquires additional properties, the Company will be subject to risks associated with managing new properties, including tenant retention and indebted default. A larger portfolio of properties would generate additional operating expenses that would be payable by the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. There can be no assurance that the Company will be able to negotiate and acquire any acceptable properties in the future.



DECREASE IN COMMON SHARE PRICE AND FINANCIAL PERFORMANCE DUE TO INCREASE IN MARKET INTEREST RATE


         One of the factors that may influence the price of the Company's Common Shares in public markets is the annual distribution rate on the Common Shares. Thus, an increase in market interest rates may lead purchasers of Common Shares to demand a higher annual distribution rate, which could adversely affect the market price of the Common Shares. In addition, an increase in the market rate of interest may increase interest expenses under any variable rate indebtedness of the Company. After the Offering, the Company expects to obtain a revolving credit line with a variable interest rate. Although the Company intends to purchase an interest rate collar or similar hedging instrument against fluctuating interest rates, there can be no assurance that such collar or similar arrangement will be available, or if available, at economically feasible rates.


POSSIBLE INABILITY TO MEET REIT DISTRIBUTION REQUIREMENTS


         Distributions will be determined by the Company's Trust Managers and will be dependent on a number of factors, including the amount of Funds From Operations available for distribution, the Company's financial condition, any decision by the Trust Managers to reinvest funds rather than to distribute such funds, the Company's capital expenditures, the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Consequences--Requirements for Qualification as a Real Estate Investment Trust") and such other factors as the Trust Managers deem relevant. No assurance can be given that necessary funds will be available to allow the Company to meet the REIT requirements or the Company's other obligations.


REAL ESTATE RISK FACTORS SPECIFIC TO THE COMPANY'S BUSINESS



         LEASE EXPIRATIONS AND RENEWALS. The Company is subject to the risks that, upon expiration, leases for space in its properties may not be renewed, the space may not be re-leased, and that the terms of any renewal or re-lease (including the cost of required renovations or concessions to tenants) would not be as favorable as current leases. As of April 30, 1998, approximately 27.7% of the GLA of the Properties is subject to leases that expire in either 1998 or 1999. There can be no assurance that such leases can be renewed, that the space subject to such leases can be re-leased, or that the terms of any renewal or re-lease would be as favorable as current leases.



         BANKRUPTCY OR INSOLVENCY OF MAJOR TENANTS. As of April 30, 1998, the five largest tenants of the Properties generated approximately 42.6% of the combined Net Effective Rent of the Properties. The bankruptcy or insolvency of a major tenant or a number of small tenants may have an adverse impact on the Company's income and its distributions to shareholders. Generally, under bankruptcy law, a tenant has the option of continuing or terminating any unexpired lease. If the tenant continues its lease with the Company, the tenant must cure all defaults under the lease and provide the Company with adequate assurance of its future performance under the lease. If the tenant terminates the lease, the Company's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. General unsecured claims are the last claims to be paid in a bankruptcy and therefore funds may not be available to pay such claims. As of April 30, 1998, none of the Properties' projected major tenants was in bankruptcy or had defaulted on a lease that caused a material adverse effect.



         RISKS OF JOINT OWNERSHIP OF ASSETS. The Company has the right to invest in properties and assets jointly with other persons or entities. Joint ownership of properties, under certain circumstances, may involve risks not otherwise present, including the possibility that the Company's partners or co-investors might become insolvent or bankrupt, that such partners or co-investors might at any time have economic or other business interests or goals that are inconsistent with the business interests or goals of the Company, and that such partners or co-investors may be in a position to take action contrary to the instructions or the requests of the Company or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT.


REAL ESTATE INVESTMENT RISKS

         ECONOMIC PERFORMANCE AND VALUE OF PROPERTIES DEPENDENT ON MANY FACTORS. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Company's properties do not generate income sufficient to meet operating expenses, including debt service, the Company's income and ability to make distributions to its shareholders will be adversely affected.

         The income from and market value of a leased property may be adversely affected by such factors as changes in the general economic climate, local conditions such as an oversupply of space or a reduction in demand for real estate in the area, the attractiveness of the properties to tenants and competition from other available space. Real estate values and income are also affected by such factors as government regulations and changes in real estate, zoning or tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws.

         Adverse economic conditions could adversely affect the ability of a tenant to make its lease payments to the

Company, resulting in a reduction in the cash flow of the Company and a decrease in the value of the property leased to such tenant in the event the lease is terminated and the Company is unable to lease the property to another tenant on similar or better terms, or at all. In addition, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. The Company not only could lose the cash flow from such defaulting tenant, but in order to prevent a foreclosure, also might divert cash flow generated by other properties to meet mortgage payments, if any, and pay other expenses associated with owning the property with respect to which the default occurred.


         DEPENDENCE ON RENTAL INCOME FROM REAL PROPERTY TO MEET DEBT OBLIGATIONS AND MAKE DISTRIBUTIONS. As substantially all of the Company's income will be derived from rental income from real property, the Company's income and Funds From Operations could be adversely affected if a single major tenant or a number of smaller tenants were unable to meet their obligations to the Company or if the Company were unable to lease on economically favorable terms a significant amount of space in its properties. In addition, the Company's tenants may have the right to terminate their leases upon the occurrence of certain customary events of default, or, in some cases, if the lease held by an anchor tenant or other principal tenant of the property expires, is terminated or the property subject to the lease is vacated, even if rent continues to be paid under the lease. No assurance can be given that leases that expire or are terminated can be renewed or replaced, or that the properties covered by leases that expire or are terminated can be leased to comparable tenants or on comparable terms, or at all.





         ILLIQUIDITY OF REAL ESTATE INVESTMENTS. Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio in response to changes in economic or other conditions. In addition, mortgage payments and, to the extent a property is not subject to Triple Net Leases, certain significant expenditures such as real estate taxes and maintenance costs generally are not reduced when circumstances cause a reduction in income from the investment, and should such events occur, the Company's income and Cash Available for Distribution would be adversely affected. See "Risk Factors--Increased Leverage May Result in Loss of Properties in the Event of a Foreclosure."

         CHANGES IN LAWS. Costs resulting from changes in real estate taxes generally may be passed through to tenants and, to such extent, will not affect the Company. Increases in income, service or transfer taxes, however, generally are not passed through to tenants under the leases and may adversely affect the Company's operating cash flow and its ability to make distributions to shareholders. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Company's operating cash flow and its distributions to shareholders.




RELIANCE ON KEY PERSONNEL


         The Company is dependent on the efforts of Mr. David R. Merker, Chairman of the Board of Trust Managers and Chief Executive Officer of the Company, and Mr. Arthur F. Lorentzen, Jr., President and Chief Operating Officer of the Company. While the Company believes that it could find replacements for these key executives, the loss of their services could have an adverse effect on the operations of the Company. Mr. Merker and Mr. Lorentzen have employment agreements with the Company and are not obligated to devote their full-time to the Company. However, Messrs. Merker and Lorentzen are obligated to devote such time, attention and energies to the business of the Company as are reasonably necessary to satisfy their required responsibilities and duties under the terms of their respective employment agreements, and Messrs. Merker and Lorentzen intend to devote at least 95% of their business time to the affairs of the Company. The Company will obtain key-man insurance for all of its executive management personnel.


COMPETITION

         Numerous real estate companies that operate in the Company's target metropolitan and suburban markets compete with the Company in developing and acquiring office and industrial properties and seeking tenants to occupy such properties. Such competition could adversely affect the Company's business. There are numerous commercial developers, real estate companies, REITs and major retailers that compete with the Company in seeking properties for acquisition and tenants for properties, many of which may have greater financial and other resources than the Company and may have substantially more operating experience than that of the Company, its officers and agents.

LOSS OF TAX BENEFITS UPON A FAILURE TO QUALIFY AS A REIT



         The Company must meet a number of highly technical and complex requirements to qualify and continue to qualify as a REIT under the Code. For any taxable year that the Company fails to qualify as a REIT, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates with no deduction for dividends paid to its shareholders. This treatment would reduce the net earnings of the Company available for investment or distribution to shareholders because of the additional tax liability to the Company for the year or years involved. To the extent that distributions to shareholders would have been made in anticipation of the Company qualifying as a REIT, the Company might be required to borrow funds or liquidate certain of its investments to pay the applicable tax. Failure to qualify as a REIT under the Code during a taxable year would generally render the Company ineligible to elect REIT status again until the fifth subsequent taxable year. The Company will not be required to make distributions to shareholders in the event that it fails to qualify as a REIT under the Code and there can be no assurance that the Company will continue to make distributions in such event. Transfers of the Common Shares are subject to certain restrictions to protect the Company's REIT status under the Code. In addition, the Company may be subject to state or local taxes. No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT, the federal income tax consequences of such qualification or the application of state or local taxes to the Company. See "Federal Income Tax Consequences."





         The Operating Partnership has been structured to be classified as a partnership for federal income tax purposes. If the Service were to challenge successfully the tax status of the Operating Partnership as a partnership for federal income tax purposes, the Operating Partnership would be treated as an association taxable as a corporation. In such event, the character of the Company's assets and items of gross income would change and preclude the Company from satisfying certain requirements of the Code, which, in turn, would prevent the Company from qualifying as a REIT. See "Federal Income Tax Consequences--Requirements for Qualification as a Real Estate Investment Trust." In addition, the imposition of a corporate tax on the Operating Partnership would reduce the amount of Cash Available for Distribution. See "Federal Income Tax Consequences."

OWNERSHIP LIMIT; ANTI-TAKEOVER EFFECT


         In order to qualify and to continue to qualify as a REIT, not more than 50% in value of the outstanding Common Shares of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (other than its 1998 taxable year). To ensure that the Company will not fail to qualify as a REIT under this test, the Charter provides that no holder of capital shares, other than any person to whom the Trust Managers grant an exemption, may directly or indirectly own more than 9.8% of the number or value of the outstanding shares of any class or series of the Company's outstanding shares of beneficial interest (the "Ownership Limit"). There can be no assurance that there will not be five or fewer individuals who will own more than 50% in value of the Common Shares, thereby causing the Company to fail to qualify as a REIT. The Ownership Limit may discourage a change of control of the Company and may also (i) deter tender offers for the Common Shares, which offers may be attractive to the shareholders or (ii) limit the opportunity for shareholders to receive a premium for their Common Shares that might otherwise exist if an investor attempted to assemble a block of Common Shares in excess of 9.8% in number or value of the outstanding Common Shares or otherwise to effect a change of control of the Company. See "Description of Shares of Beneficial Interest--Restrictions on Transfer."


         The Trust Managers may waive the Ownership Limit with respect to a particular shareholder if it is satisfied, based upon the advice of tax counsel, that such ownership in excess of such limit will not jeopardize the Company's status as a REIT. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer." A transfer of shares to a person who, as a result of such transfer, violates the Ownership Limit may be void under some circumstances or may be exchanged for Excess Securities which are held in trust for the benefit of a charitable beneficiary. See "Description of Shares of Beneficial Interest--Restrictions on Transfer" for additional information regarding the Ownership Limit.

ENVIRONMENTAL MATTERS


         Under various federal, state and local laws, ordinances and regulations, an owner of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The costs of any required remediation or removal of such substances may be substantial and the owner's liability therefor as to any property is generally not limited under such laws, ordinances and regulations and could exceed the value of the property. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell the property or to borrow using real estate as collateral. All of the Properties have recently been subject to Phase I environmental audits (which involves inspection without soil sampling or ground water analysis) by independent environmental consultants. The completed Phase I audit reports have not revealed any environmental liability, nor is the Company aware of any environmental liability that the Company's Management believes would have a material adverse effect on the Company's business, assets or results of operations, taken as a whole. No assurance, however, can be given that a material environmental condition not known to the Company does not exist on the Properties.


         The Company believes that each of the Properties is in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances.

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT SHAREHOLDER APPROVAL

         The Company's operating and financial policies, including its policies with respect to acquisitions, growth, operations, indebtedness, capitalization and distributions, will be determined by the Board of Trust Managers. The Board of Trust Managers generally may revise these policies, from time to time, without shareholder approval. Changes in the Company's policies could adversely affect the Company's financial condition and results of operations. In addition, the Company has the right and intends to acquire additional real estate assets pursuant to and consistent with its investment strategies and policies without shareholder approval.

NO LIMITATION IN ORGANIZATIONAL DOCUMENTS ON THE INCURRENCE OF DEBT

         The Company intends to have a general policy of limiting its borrowings to a ratio of approximately 50% or less of debt to Total Market Capitalization. The organizational documents of the Company contain no limitation on the amount or percentage of indebtedness that the Company may incur. Therefore, the Board of Trust Managers, without a vote of the shareholders, could alter or eliminate at any time the current policy of limiting borrowings. If the Company's debt to capitalization policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's operating cash flow and its ability to make expected distributions to shareholders and could result in an increased risk of default on its obligations. There can be no assurance that the ratio of indebtedness to market capitalization (or any other measure of asset value) or the incurrence of debt at any particular level would not adversely affect the financial condition and results of operations of the Company.

         Although the Company will consider factors other than Total Market Capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and the Company, as a whole, to generate cash flow to cover expected debt service), there can be no assurance that the ratio of debt to Total Market Capitalization will be consistent with the maintenance of the expected level of distributions to shareholders.

IMMEDIATE AND SUBSTANTIAL DILUTION

         The anticipated price per Common Share in the Offering substantially exceeds the pro forma net tangible book value per share immediately subsequent to the Offering. Accordingly, the shareholders acquiring shares in the Offering will experience immediate and substantial dilution of $2.58 per share in the net tangible book value of the Common Shares. See "Dilution."

NO PRIOR TRADING MARKET

         Prior to the completion of this Offering, there has been no public market for the Common Shares. The initial public offering price was determined through negotiations between the Company and the Representative of the Underwriters. See "Underwriting" for a discussion of factors considered in the determination of the initial public offering price. There can be no assurance that an active trading market will develop or be sustained or that the market price of the Common Shares will not decline below the initial public offering price.

SHARES AVAILABLE FOR FUTURE SALE

         Upon consummation of the Offering, the Company will have a total of 4,431,260 Common Shares outstanding, of which 141,260 Common Shares will constitute "restricted" securities as that term is defined in Rule 144 as promulgated under the Securities Act. The 141,260 restricted Common Shares are subject to 180 day lock-up agreements with the Underwriters, which the Underwriters may waive in their sole discretion. Such Common Shares will become eligible for sale in the public market upon registration or from time to time upon the expiration of the two-year holding period under Rule 144 on February 11, 2000. Certain of the Prior Owners will be issued 415,312 OP Units in connection with the Formation Transactions. Such Common Shares may be redeemed for cash or Common Shares, at the option of the Company, on a one-for-one basis beginning one year after the Offering. Common Shares issued upon the redemption of OP Units will become eligible for sale in the public market upon registration or from time to time upon the expiration of the applicable holding period under Rule 144.


         Following this Offering, sales of substantial amounts of the Common Shares in the public market pursuant to Rule 144 or otherwise, or the availability of such shares for sale, could adversely affect the prevailing market price of the Common Shares and impair the Company's ability to raise additional capital through the sale of equity securities. See "Shares Available for Future Sale." No prediction can be made of the effect that future sales of Common Shares will have on the market price of Common Shares.

LIQUIDATION VALUE OF THE COMPANY MAY BE LESS THAN VALUE AS A GOING CONCERN

         No independent third-party appraisals of the Properties were obtained. The valuation of the Company has been determined based primarily upon a capitalization of estimated cash flow of the Company available for distribution and the factors discussed under "Underwriting" rather than by valuing individual properties based on current market value or historical cost. The Company believes this methodology to be appropriate because it values the Company as a going concern rather than as the sum of values that could be obtained for the Properties in liquidation. Accordingly, it is possible that the cash consideration received by the Prior Owners in exchange for the Properties and the value of the Common Shares that may be received by the Prior Owners upon redemption of the OP Units received in exchange for the Properties (based upon the initial public offering price set forth on the cover page of this Prospectus) may exceed the fair market value of the Properties. Investors should be aware that the liquidation value of the Company may be less than the value of the Company as a going concern.

UNINSURED LOSS AND CONDEMNATION

         The Company will carry comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its properties with policy specifications and insured limits customarily carried for similar properties. There are, however, certain types of losses (such as from wars or earthquakes) that may be either uninsurable or not economically insurable. Should an uninsured loss occur, the Company could lose both its invested capital in and anticipated profits from the property.

         Tenant leases may permit the tenant to terminate its lease in the event of a substantial casualty or a taking by eminent domain of a substantial portion of a property. Should any such event occur, the Company generally will be compensated by insurance proceeds or a condemnation award. There can be no assurance, however, that insurance proceeds, if available, or a condemnation award, if given, will equal the value of such property or the Company's investment in such property.

INVESTORS SUBJECT TO ERISA


         Fiduciaries of a pension, profit-sharing or other employee benefit plan subject to ERISA should consider whether the investment of plan assets in the Common Shares satisfies the diversification requirements of ERISA, whether the investment is prudent in light of possible limitations on the marketability of the Common Shares, and whether such fiduciaries have authority to acquire such Common Shares under their appropriate governing instruments and Title I of ERISA. See "Benefit Plan Considerations."


COST OF COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT

         ADA requires public accommodations to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA could require removal of structural barriers to handicapped access in certain public areas of the Company's properties where such removal is readily achievable. Failure to comply with the ADA could result in an imposition of fines or the award of damages to private litigants, and also could result in an order to correct any non-complying feature. The applicable lessee will be responsible for correcting any such non-complying feature. If the lessee fails or is unable to correct a non-complying feature, however, the Company likely will be required to do so. If required changes involve greater expenditures than the Company currently anticipates, or if the changes must be made on a more accelerated basis than it anticipates, there could be a material adverse effect on the Company and its ability to make distributions to shareholders.

         Additional and future legislation may impose other burdens or restrictions on owners with respect to access by disabled persons. The ultimate costs of complying with the ADA and other similar legislation are not currently ascertainable and, while such costs are not expected to have a material adverse effect on either the Company or its ability to make distributions to shareholders, such costs could be substantial. See "Business and Properties--Regulations."

FORWARD LOOKING INFORMATION

         This Prospectus contains certain forward-looking information regarding the plans and objectives of Management for future operations, including plans and objectives relating to future growth of the property portfolio and availability of funds. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, including, without limitation, the risks set forth in "Risk Factors," the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

                                   THE COMPANY

GENERAL


         Palace REIT, a self-managed and self-advised real estate investment trust, was formed on February 10, 1998 to acquire office and industrial properties in selected markets in the United States. The Company will use approximately 92% of the proceeds from the Offering to acquire four Class A office buildings and four industrial buildings.



         After the Offering, the Company intends to continue and expand the real estate investment strategy pursued by David Merker, the Company's Chief Executive Officer, in acquiring, redeveloping and managing office and industrial properties for affiliates of Ralph Engelstad, from which the Company is acquiring the Properties. In managing Mr. Engelstad's real estate operations since 1988, Mr. Merker has overseen the purchase or development of office and industrial properties with a book value of approximately $130 million. The Company's growth strategy is to acquire office and industrial properties in mid-sized markets with a growing demand for office and industrial space and strong economic growth, and to aggressively manage its properties to maximize returns on investments.



         Concurrently with the closing of the Offering, the Operating Partnership, for which Palace REIT serves as sole general partner, will acquire from affiliates of Mr. Engelstad the Office Properties, which comprise approximately 1.0 million square feet of GLA, and the Industrial Properties, which comprise approximately 365,115 of GLA. The Office Properties are located in Coral Springs, Florida and Midland, Texas, and the Industrial Properties are located in Las Vegas, Nevada and D'Iberville, Mississippi. The Company has rights of first refusal to purchase other office and industrial properties owned or under development by affiliates of Mr. Engelstad comprising approximately 2.1 million square feet of GLA located in Las Vegas, Nevada; Norfolk, Virginia; Kansas City, Missouri; Midland, Texas and Tyler, Texas.


         The Company is a REIT formed under the Texas REIT Act. The Company intends to elect to be taxed as a REIT under the Code for its taxable year ending December 31, 1998. The principal executive offices of the Company are located at 3535 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and its telephone number is (702) 732-7102.

BUSINESS STRATEGY

         The Company's business objective is to provide attractive returns to shareholders, including growth of cash distributions and Common Share price appreciation. The Company intends to achieve this objective by pursuing integrated acquisition, internal growth and financing strategies.

         Acquisition Strategy


         In seeking acquisition opportunities, the Company intends to focus on Class A office properties and industrial properties that it can acquire at prices that are accretive to Funds From Operations per share. The Company will seek such properties in markets (i) where the Company believes demand for space in office and industrial properties is growing, (ii) where the Company believes it will face less competition for property acquisitions from large, well-capitalized buyers, (iii) where the Company believes it can add value to properties through aggressive management, and (iv) where population and employment growth are strong.



         The Company believes that its most attractive acquisition opportunities will be individual properties and mid-sized portfolios. In implementing its acquisition strategy, the Company plans to utilize Management's extensive network of contacts among commercial real estate brokers, owners and investors, developed over the years through Management's experience, prior employment and longevity in the real estate business. Management expects that these contacts will provide the Company with increased access to available properties.



         The Company believes that its ability to make acquisitions will be enhanced by (i) Management's ability to identify favorable acquisition opportunities through its extensive network of contacts among real estate professionals, (ii) the Company's ability to provide flexible acquisition terms and close transactions quickly with proceeds from a secured line of credit and by offering OP Units to sellers, and (iii) Management's experience in repositioning properties.


         The Company intends to focus on its target markets. The Company may, however, acquire properties in other markets when potential returns justify such acquisitions. The Company may also develop its own properties when potential returns justify development. The Company intends to acquire properties that are currently accretive as well as accretive in the long-term.

         Internal Growth Strategy

         The Company's internal growth strategy is to increase cash flow at its properties by (i) contracting for periodic rent increases and renewing or replacing existing leases with new leases at higher rental rates, (ii) making regular capital improvements and conducting preventive maintenance, (iii) providing quality service, and (iv) aggressively managing its operating expenses. The Company believes that providing quality service, performing regular capital improvements and conducting preventive maintenance will enable it to secure higher rental rates. The Company believes that providing a level of service that exceeds that of its competitors and maintaining the aesthetic attractiveness and functional efficiency of its properties with capital improvements and active preventive maintenance will enhance its ability to attract and retain tenants. The Company believes that capital improvements and preventive maintenance will also enhance the market value of its properties. The Company will aggressively manage operating expenses by, among other things, expanding the management functions conducted in-house by the Company.

         The Company intends to implement its internal growth strategy by providing operating autonomy and performance-based incentives to operating personnel. The Company will adopt an incentive share plan to compensate, attract and retain quality personnel.

         Financing Strategy

         The Company intends to pursue a conservative financing strategy to provide a flexible capital structure with efficient access to the capital markets and thereby enhance growth opportunities. The Company believes that such a strategy will enable it to offer flexible terms to sellers, enhancing the Company's ability to acquire properties. The Company intends to maintain a capital structure with a ratio of debt to Total Market Capitalization of no more than approximately 50%. Immediately following the Offering, the Company will have no debt.


         The Company intends to fund future property acquisitions through the most appropriate sources of capital, including the issuance of OP Units, the use of proceeds from a secured line of credit, undistributed Cash Available for Distribution, bank and institutional borrowings (secured and unsecured) and the issuance of debt and equity securities (including Preferred Shares). The Company is currently negotiating with several financial institutions to obtain a secured line of credit in the approximate amount of $25 million.


FORMATION TRANSACTIONS


         The Company will contribute substantially all of the net proceeds of the Offering to the Operating Partnership in exchange for an approximate 90.4% limited partnership interest in the Operating Partnership. The Company will also hold a 1.0% general partnership interest in the Operating Partnership. The Operating Partnership will retain any proceeds received from the Company in connection with the Underwriters' over-allotment option for working capital purposes.



         The Prior Owners will sell six Properties to the Operating Partnership for $57,379,063 in cash payable from the net proceeds of the Offering contributed by the Company to the Operating Partnership, based upon an initial public offering price of $15.00 per share. As of March 31, 1998, the six Properties had an aggregate book value (net of accumulated depreciation) of $27,546,000 to the Prior Owners.



         The Prior Owners will contribute two Properties to the Operating Partnership in exchange for $1,823,437 in cash payable from the net proceeds of the Offering, based upon an initial public offering price of $15.00 per share, and an aggregate of 415,312 OP Units, representing an approximate 8.6% limited partnership interest in the Operating Partnership. The OP Units issued to the Prior Owners will be redeemable at the election of the holder for cash or, at the Company's sole option, Common Shares on a one-for-one basis at any time after the first anniversary of the completion of the Offering. Based upon an initial public offering price of $15.00 per share, the 415,312 OP Units will have a value of $6,229,680 upon completion of the Offering, resulting in an aggregate purchase price of $8,053,117 for the two Properties exchanged therefor. As of March 31, 1998, the two Properties had an aggregate book value (net of accumulated depreciation) of $2,622,000 to the Prior Owners. See "The Company--The Operating Partnership."


THE OPERATING PARTNERSHIP

         The Company will conduct all of its operations through the Operating Partnership. The Operating Partnership will own the Properties and will provide management, leasing and development services. The Operating Partnership structure will enable persons contributing properties (or interests therein) to the Operating Partnership to defer some or all of the tax liability that they otherwise might incur in certain circumstances. The Company believes the flexible terms it can offer through the issuance of OP Units may facilitate its acquisition of additional properties in the future.

                                 USE OF PROCEEDS


         The net cash proceeds to the Company from the sale of Common Shares in the Offering, after payment of expenses, are estimated to be approximately $59.2 million (based on an estimated Offering price per share of $15.00). The Company will contribute substantially all of the net proceeds of the Offering to the Operating Partnership in exchange for an approximate 90.4% limited partnership interest in the Operating Partnership. The Operating Partnership will use all but approximately $50,000 of the net proceeds to acquire the Properties. The Operating Partnership will retain approximately $50,000 of the net proceeds for working capital. The Operating Partnership will retain any net proceeds received from the Company in connection with the Underwriters' over-allotment option, if any, for working capital purposes.



         Neither the Company nor the Operating Partnership will use any portion of the net proceeds from the Offering to acquire any asset other than the Properties.

                               DISTRIBUTION POLICY

GENERAL

         After completion of the Offering, the Company intends to pay regular quarterly distributions to its shareholders of $0.30 per share or $1.20 per share on an annualized basis. This would represent an initial annualized yield of 8.0%, based on the assumed public offering price of $15.00 per share. The Company does not expect to change its estimated distribution rate if the Underwriters' over-allotment option is exercised.

         The Company's intended initial distribution is based upon an estimate of Cash Available for Distribution after the Offering under present conditions. This estimate is based upon pro forma 1998 Cash Available for Distribution with certain adjustments based on the assumptions described below. The first cash distribution after completion of the Offering is expected to be paid on or about September 30, 1998, to holders of record of Common Shares as of August 15, 1998. The payment will represent a pro-rata distribution for the period from the closing of the Offering to September 30, 1998.

         The Company believes that its estimate of cash flow that will be available for distributions constitutes a reasonable basis for setting the initial distribution, and the Company expects to maintain its initial distribution rate for the balance of the calendar year in which the Offering is completed, unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in the estimate. The actual return that the Company will realize will be affected by a number of factors, including the revenues received from rental properties, the operating expenses of the Company, the interest expense incurred in its borrowings, the ability of tenants to meet their obligations to the Company and unanticipated capital expenditures. No assurance can be given that the Company's estimate will prove accurate. Distributions in subsequent years will be impacted by the Company's investing and financing strategies. In particular, the Company expects to initially finance certain acquisitions and redevelopments through borrowings. As a result, the Company's need to repay and/or refinance such indebtedness may adversely affect its ability to make future distributions.


         The following table illustrates the adjustments made by the Company to its pro forma Net Income for the year ended December 31, 1997, to calculate estimated Cash Available for Distribution. The Company will have no debt upon completion of the Offering. Accordingly, cash flows used in financing activities for the year ended December 31, 1998 are zero.




                                                                                                           AMOUNTS
                                                                                                           -------

Pro forma net income before minority interests for the year ended December 31, 1997..............       $  2,653,610
Add (deduct) non-cash items:
    Pro forma depreciation and amortization for the year ended December 31, 1997 (1).............          1,798,092
                                                                                                         -----------
Pro forma Funds From Operations for the year ended December 31, 1997.............................          4,451,702
Adjustments:
    Net increases in contractual rental income (2) ..............................................          1,280,618
    Increases from new leases (3)................................................................            751,599
    Reduction in operating expenses due to changes in management structure (4)...................            283,502
    Other income - management fees and interest income (5).......................................            454,116
                                                                                                         -----------
Estimated adjusted pro forma Funds From Operations for the year ended December 31,1998 (6).......          7,221,537
    Net effect of straight-line rents (7)........................................................           (604,173)
                                                                                                         -----------
Estimated adjusted pro forma cash flows from operating activities for the year ended
December 31, 1998................................................................................          6,617,364
Estimated cash flows used in investing activities for the year ended December 31, 1998:
    Estimated capitalized tenant improvements and leasing commissions (8)........................            140,655
    Estimated capital expenditures (8)...........................................................             95,895
                                                                                                         -----------
Estimated cash available for distribution for the year ended December 31, 1998...................          6,380,814
Total estimated initial annual distribution......................................................        $ 5,815,886
Estimated initial annual distribution per share..................................................        $      1.20
Expected payout ratio of estimated cash available for distribution (9)...........................               91.1%





(1) Pro forma depreciation for the year ended December 31, 1997, represents actual 12 months depreciation on the Properties plus additional depreciation related to the allocation of the purchase price for buildings, improvements and equipment of $26,350,416, assuming an estimated useful life of 39 years.



(2) Represents the incremental increase in Funds From Operations attributable to contractual rent increases for the year ending December 31, 1998 over actual rental revenue included in pro forma Funds From Operations for the number of months in which the increased rental rate will be in effect for each lease.


(3) Represents the incremental increase in pro forma Funds From Operations attributable to rental revenue from new executed leases commencing after December 31, 1997.

(4) Represents expected operating expense reductions as a result of the elimination of third party management and the Company becoming self-managed.


(5) Represents management fees of $394,116 and interest income on rental revenues of $60,000.


(6) Management and industry analysts generally consider Funds From Operations to be one measure of the financial performance of an equity REIT that provides a relevant basis for comparison among REITs, and it is presented to assist investors in analyzing the performance of the Company. "Funds From Operations" is defined as income before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property and real estate related depreciation and amortization. Funds From Operations does not represent cash available from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. Funds From Operations should not be considered an alternative to net income, as an indication of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity, and may be determined differently from similarly titled measures used by other REITs.


(7) Represents the effect of adjusting straight-line rental income and accrued tenant improvements in lieu of rent included in the year ended December 31, 1997, from an accrual basis under GAAP to a cash basis.


(8) Capitalized tenant improvements and capital expenditures are budgeted at the anticipated capital expenditures and tenant improvement reserves of $0.20 per square foot for the Office Properties and $0.08 per square foot for the Industrial Properties.


(9) Calculated as the estimated initial annual distribution divided by the estimated cash available for distribution.


         Future distributions by the Company will be at the discretion of the Board of Trust Managers and will depend on the actual cash flow of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Consequences--Federal Taxation of the Company") and such other factors as the Board of Trust Managers deems relevant. The Company anticipates that distributions will be paid from Cash Available for Distribution, which will be affected by a number of factors, including: (i) changes in rent attributable to the renewal of existing leases or replacement leases; (ii) operating expenses and capital expenditure requirements; and (iii) debt service requirements. For a discussion of the tax treatment of distributions to shareholders, see "Federal Income Tax Consequences--Taxation of Shareholders" and "--Taxation of Foreign Shareholders."





         The Company anticipates that Cash Available for Distribution will not exceed earnings and profits because the Company's non-cash expenses, primarily depreciation, are not expected to be significant due to the long depreciation life assigned to the Properties for earnings and profits purposes by the Company. Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes, other than capital gain dividends, will be taxable to shareholders as ordinary dividend income. Any distributions designated by the Company as capital gain dividends generally will give rise to capital gain for shareholders. Distributions in excess of the Company's current and accumulated earnings and profits generally will be treated as a non-taxable reduction of a shareholder's basis in the Common Shares to the extent thereof, and thereafter as capital gain. Distributions treated as non-taxable reduction in basis will have the effect of deferring taxation until the sale of a shareholder's Common Shares or future distributions in excess of the shareholder's basis in the Common Shares. See "Federal Income Tax Considerations--Requirements for Qualification as a Real Estate Investment Trust--Distribution Requirements."

                                 CAPITALIZATION


         The following table sets forth, as of March 31, 1998, the combined capitalization of the Properties and on a pro forma basis for the Company after giving effect to the Offering, the consummation of the Formation Transactions and the use of the estimated net proceeds from the Offering as described under "Use of Proceeds." The information set forth in the following table should be read in conjunction with the combined financial statements and notes thereto included elsewhere in the Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources of the Company."




                                                                            As of March 31, 1998
                                                                     -----------------------------------
                                                                                              Pro Forma
                                                                     Historical              As Adjusted
                                                                    (Properties)              (Company)
                                                                     ----------              -----------
                                                                   (in thousands)           (in thousands)

Long Term Debt...............................................          $20,208                  $    --
                                                                       -------                  -------
Minority Interest............................................               --                    5,157
                                                                                                -------
Shareholders' Equity:
   Owners' Equity                                                       10,807                       --
   Preferred shares, $0.005 par value, 10,000,000 shares
   authorized, 0 shares issued and outstanding...............               --                       --

   Common shares of beneficial interest, $0.005 par value,
   100,000,000 shares authorized, 4,431,260 shares issued
   and outstanding...........................................               --                       22(1)

Additional paid in Capital...................................               --                   57,057
                                                                       -------                  -------
Accumulated Deficit..........................................               --                   (2,118)

Total Owners' Equity.........................................           10,807                   54,961
                                                                       -------                  -------
Total Capitalization.........................................          $31,015                  $60,113
                                                                       =======                  =======




-------------

(1) Includes the Offering of 4,290,000 Common Shares at the assumed offering price per share of $15.00 less Offering expenses and underwriting discounts and commissions. Assumes the Underwriters' over-allotment option to purchase up to 643,500 Common Shares is not exercised. Includes 141,260 Common Shares issued to certain Trust Managers and executive officers of the Company prior to the Offering.

                                    DILUTION


         At February 28, 1998, the pro forma net tangible book value of the Company immediately prior to the Offering would have been $1,000 or $0.01 (after rounding) per Common Share. After giving effect to the sale by the Company of the Common Shares offered hereby, the pro forma net tangible book value (including minority interest) of the Company at March 31, 1998 would have been $60,112,501 or $12.40 per Common Share. This represents an immediate decrease in the net tangible book value per Common Share to purchasers of Common Shares in the Offering. Net tangible book value per Common Share represents the amount of total tangible assets of the Company less total liabilities, divided by the number of Common Shares outstanding. The following table illustrates the foregoing dilution.



Initial public offering price per Common Share (1)................................                        $     15.00

Pro forma net tangible book value per share prior to the Offering attributable to
Common Shares issued to certain executive officers and trust managers.............                  0.01

Pro forma net tangible book value per share prior to the Offering attributable to
OP Units issued to the Prior Owners...............................................                  2.07

Increase in net tangible book value per share attributable to the Offering........                 10.32
                                                                                             -----------
Pro Forma net tangible book value after the Offering..............................                              12.40
                                                                                                          -----------
Dilution per share purchased in the Offering......................................                        $      2.60
                                                                                                          ===========


--------------
(1) Before deduction of underwriting discounts and estimated expenses of the Offering.


         The following table sets forth on a pro forma basis the number of Common Shares to be sold by the Company in the Offering, the total contributions to be paid to the Company by purchasers of the Common Shares sold in the Offering, the number of Common Shares previously outstanding or to be issued to or for the benefit of certain of the Prior Owners and members of Management, the net book value as of March 31, 1998 of the assets transferred or amount of cash contributed to the Company and the net book value of the average contribution or amount of cash contribution per Common Share based on total contributions.





                                                    SHARES ISSUED                  BOOK VALUE OR               BOOK VALUE
                                                          BY                   CASH CONTRIBUTIONS TO             OR CASH
                                                     THE COMPANY                   THE COMPANY                CONTRIBUTION
                                                ----------------------         ------------------------            PER
                                                 SHARES        PERCENT           AMOUNT         PERCENT           SHARE
                                                ----------    --------         -----------      -------       ------------
Shares sold to new public investors              4,290,000       88.52%        $64,350,000       98.68%          $15.00

Shares issued in connection with the
transfer of assets of the Properties               415,312        8.57             859,001        1.32             2.07

Shares issued in connection with the
formation of the Company                           141,260        2.91               1,000          --             0.01
                                                ----------    --------         -----------      ------
Total                                            4,846,572      100.00%        $65,210,001      100.00%
                                                ==========    ========         ===========      ======

                             SELECTED FINANCIAL DATA

         The following table sets forth (i) selected combined pro forma financial information for the Company and (ii) selected combined historical financial information for the Properties. Such information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.


         The pro forma information for the year ended December 31, 1997 and the three months ended March 31, 1998 assumes (i) completion of the Offering and the use of the net proceeds therefrom to purchase the Properties, and (ii) the Company qualified as a REIT and was not subject to income tax liabilities during the applicable periods. The pro forma balance sheet data is presented as if the events assumed in the preceding sentence occurred at March 31, 1998. The pro forma financial information is not necessarily indicative of what the actual financial position and results of operations of the Company would have been as of and for the periods indicated, nor does it purport to represent the financial position and results of operations for future periods.

        THE COMPANY (PRO FORMA) AND THE PROPERTIES (COMBINED HISTORICAL)
                             SELECTED FINANCIAL DATA





                                                          PRO FORMA                            COMBINED HISTORICAL
                                                  --------------------------    --------------------------------------------------
                                                                                For the 3 months ended        For the years ended
                                                                                        March 31,                 December 31,
                                                                                -------------------------   ----------------------
                                                 For the 3
                                                  months      For the year
                                                  ended          ended
                                                 March 31,      December
                                                   1998         31, 1997        1998          1997           1997          1996
                                                ----------    -----------    ----------    ----------    -----------    ----------
STATEMENT OF OPERATIONS DATA:
Revenue:
   Rental                                       $2,311,801    $ 9,875,522    $2,311,801    $2,289,655    $ 9,875,522    $9,638,280
   Rental - related party                          251,640        402,720       251,640        65,178        402,720       158,400
   Other                                             5,707         10,513         5,707         1,895         10,513        10,125
                                                ----------    -----------    ----------    ----------    -----------    ----------

      Total revenue                              2,569,148     10,288,755     2,569,148     2,356,728     10,288,755     9,806,805
                                                ----------    -----------    ----------    ----------    -----------    ----------

Expenses:
   Property operations                             876,646      3,385,524       876,646       881,446      3,385,524     3,404,564
   Real estate taxes                               180,210        712,242       180,210       177,795        712,242       728,270
   Depreciation and amortization                   448,066      1,798,092       277,358       272,690      1,115,261     1,035,291
   Interest-related party                                                       418,730       436,520      1,778,723     1,119,130
   Property Management Fee                                                      192,458       185,017        711,026       848,036
   General and administrative                      423,253      1,739,287       132,227       145,434        575,182       505,741
   Write-off of tenant improvements                                                                                        152,063
                                                ----------    -----------    ----------    ----------    -----------    ----------

      Total expenses                             1,928,175      7,635,145     2,077,629     2,098,902      8,277,958     7,793,095
                                                ----------    -----------    ----------    ----------    -----------    ----------

Net income (loss) before minority interest         640,973      2,653,610    $  491,519    $  257,826    $ 2,010,797    $2,013,710
                                                                             ==========    ==========    ===========    ==========
Minority interest (1)                               54,931        227,414
                                                ----------    -----------
Net income applicable to common shareholders    $  586,042    $ 2,426,196
                                                ==========    ===========

Pro forma net income per common share (2)       $     0.13    $      0.55
                                                ==========    ===========

                                                           COMBINED HISTORICAL
                                                -----------------------------------------
                                                     For the years ended December 31,
                                                -----------------------------------------
                                                   1995           1994            1993
                                                ----------    -----------     -----------
STATEMENT OF OPERATIONS DATA:
Revenue:
   Rental                                       $4,945,110    $ 1,595,342     $ 1,628,704
   Rental - related party                           26,400
   Other                                             4,486
                                                ----------    -----------     -----------

      Total revenue                              4,975,996      1,595,342       1,628,704
                                                ----------    -----------     -----------

Expenses:
   Property operations                           1,821,350        942,459         838,784
   Real estate taxes                               289,071        177,801         227,261
   Depreciation and amortization                   596,039        283,034         307,017
   Interest-related party                          330,124        253,208         468,403
   Property Management Fee                         370,426        184,511         136,595
   General and administrative                      344,339         43,491          48,365
   Write-off of tenant improvements
                                                ----------    -----------     -----------

      Total expenses                             3,751,349      1,884,504       2,026,425
                                                ----------    -----------     -----------

Net income (loss) before minority interest      $1,224,647    $  (289,162)    $  (397,721)
                                                ==========    ===========     ===========
Minority interest (1)

Net income applicable to common shareholders

Pro forma net income per common share (2)




                                          PRO FORMA                         COMBINED HISTORICAL
                                         -----------  ----------------------------------------------------------------------------

                                                                                         December 31,
                                                                   ---------------------------------------------------------------
                                           March 31,   March 31,
                                             1998        1998         1997          1996        1995         1994          1993
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:
Land                                     $ 5,886,504  $ 3,070,875  $ 3,070,875  $ 2,925,875  $ 2,698,516  $ 1,739,996  $ 1,739,996
Buildings, improvements and equipment     55,673,020   29,043,533   28,971,990   26,168,962   21,382,596   10,196,625    7,826,059
Projects under development                   811,339      811,339      299,919       70,539       27,145      663,069            0

Less accumulated depreciation and
 amortization                             (2,757,641)  (2,757,641)  (2,547,695)  (1,688,018)    (925,857)    (329,818)    (183,247)
                                         -----------  -----------  -----------  -----------  -----------  -----------  -----------

Real estate - net                         59,613,222   30,168,106   29,795,089   27,477,358   23,182,400   12,269,872    9,382,808
                                         ===========  ===========  ===========  ===========  ===========  ===========  ===========

Total assets                              60,286,026   32,535,496   32,069,993   29,002,614   24,525,515   12,804,310   10,320,384
                                         ===========  ===========  ===========  ===========  ===========  ===========  ===========

Mortgage notes                                         19,893,980   19,893,980   20,300,000
                                                      ===========  ===========  ===========
Total liabilities                            173,525   21,411,277   21,263,199   20,988,184    3,612,524    3,320,146   3,158,817
                                         ===========  ===========  ===========  ===========  ===========  ===========  ==========
Minority interest (3)                      5,151,641
                                         ===========
Owners' equity                            54,960,860   11,124,219   10,806,794    8,014,430   20,912,991    9,484,164   7,161,567
                                         ===========  ===========  ===========  ===========  ===========  ===========  ==========

Liabilities and Shareholders' Equity      60,286,026   32,535,496   32,069,993   29,002,614   24,525,515   12,804,310  10,320,384
                                         ===========  ===========  ===========  ===========  ===========  ===========  ==========





                                            PRO FORMA                    COMBINED HISTORICAL
                                            ---------     --------------------------------------------------

                                                                                  December 31,
                                                                       -------------------------------------
                                            March 31,     March 31,
                                              1998          1998          1997          1996         1995
                                            ---------     ---------    ----------    ----------    ---------
OTHER DATA:
   Funds from Operations (4)                4,451,702     1,089,039     3,126,058     3,049,001    1,820,686
                                            =========     =========    ==========    ==========   ==========
   Cash flows from:
       Operating activities                                 645,403     2,933,982     2,026,556    1,620,899
                                                          =========    ==========    ==========   ==========
       Investing activities                                (582,963)   (3,033,377)   (1,110,181)  (3,173,647)
                                                          =========    ==========    ==========   ==========
       Financing activities                                 210,905       333,959    (1,251,673)   1,869,259
                                                          =========    ==========    ==========   ==========
   Office Properties:
       Square footage                       1,030,567*    1,035,792     1,035,792     1,035,792     822,490
       Occupancy                                   82%                         82%
   Industrial properties:
       Square footage                         311,120       311,120       311,120       215,120     215,120
       Occupancy                                  100%          100%          100%



*Square footage adjusted for Conoco, Inc. lease in the Ten Conoco property.

(1) Calculated as 8.57% of the Operating Partnership's net income on a pro forma basis for the year ended December 31, 1997.


(2) Calculated assuming 4,431,260 Common Shares outstanding for the Company which represent the shares to be issued in the Offering and the shares to be issued to Management.

(3) Calculated as 8.57% of the Operating Partnership's equity on a pro forma basis at December 31, 1997.


(4) Management and industry analysts generally consider Funds From Operations to be one measure of the financial performance of an equity REIT that provides a relevant basis for comparison among REITs, and it is presented to assist investors in analyzing the performance of the Company. "Funds From Operations" is defined as income before minority interest (computed in accordance with generally accepted accounting principles), excluding gains (losses) from debt restructuring and sales of property and real estate related depreciation and amortization. Funds From Operations does not represent cash available from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. Funds From Operations should not be considered an alternative to net income, as an indication of the Company's financial performance or as an alternative to cash flows from operating activities as a measure of liquidity, and may be determined differently from similarly titled measures used by other REITs.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the Selected Combined Financial Data and the pro forma and historical Combined Financial Statements and the related notes included elsewhere in this Prospectus.

OVERVIEW

         Upon completion of this Offering and the Formation Transactions, the Operating Partnership will own all of the Properties, and the Company will own an approximate 1.0% general partnership interest and an approximate 90.4% limited partnership interest in the Operating Partnership. The Company is the sole general partner of the Operating Partnership.


         The Company intends to acquire additional Class A office properties and industrial properties. See "The Company--Business Strategy." The Company expects to have access to a variety of debt and equity financing sources to fund acquisitions, including a secured line of credit and the ability to issue OP Units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources of the Company." OP Units represent limited partnership interests in the Operating Partnership.


         The following discussion and analysis of financial condition and results of operations of the Properties is based upon the historical financial statements of the Properties and the pro forma consolidated financial statements of the Company. The historical results of operations of the Properties are not necessarily indicative of what the Company's results of operations would have been had the Company actually consummated the Formation Transactions on the dates indicated, nor do they purport to project future results of operations. Any significant transactions in future periods could impact future revenues and expenses.

RESULTS OF OPERATIONS OF THE PROPERTIES


Quarter Ended March 31, 1998 Compared to the Quarter Ended March 31, 1997



         Rental revenues increased by $0.21 million, or 0.9%, to $2.57 million for the quarter ended March 31, 1998, compared to $2.36 million for the quarter ended March 31, 1997. The increase in rental revenues resulted primarily from Florida Sunrise Tower of $18,000; Claydesta Center of $196,000; Heritage Center of $24,000; D'Iberville of $166,000 and Escondido of $7,000, offset by a decrease from Ten Conoco of $202,000. The quarter ended March 31, 1998 does not include a $752,000 increase from new leases as the scheduled payments under those leases had not begun. Tenant reimbursements increased to $5,700 for the quarter ended March 31, 1998, compared to $1,900 for the quarter ended March 31, 1997. Industrial Property tenants pay the majority of their own expenses directly.



         Operations and maintenance expenses increased by $17,400, or 4.1%, to $437,100 for the quarter ended March 31, 1998, compared to $419,700 for the quarter ended March 31, 1997. This increase resulted primarily from Heritage Center of $16,900 and Ten Conoco of $12,700, offset by decreases from Florida Sunrise Tower of $6,100; Claydesta Center of $4,500; Caballo of $900 and Polaris of $700.



         Electricity, water and gas utility expenses decreased by $22,100, or 4.8%, to $439,600 for the quarter ended March 31, 1998, compared to $461,700 for the quarter ended March 31, 1997. This decrease resulted primarily from Florida Sunrise Tower of $9,400; Claydesta Center of $6,300; Ten Conoco of $6,000 and Heritage Center of $1,000.



         Management fees increased by $7,400, or 4.0%, to $192,400 for the quarter ended March 31, 1998, compared to $185,000 for the quarter ended March 31, 1997. This increase resulted primarily from Claydesta Center of $9,600; Ten Conoco of $2,300; Heritage Center of $8,500, offset by decreases from Florida Sunrise Tower of $13,000.



         General and administrative expenses decreased by $13,200, or 9.1%, to $132,200 for the quarter ended March 31, 1998, compared to $145,400 for the quarter ended March 31, 1997. The decrease resulted primarily from Claydesta Center of $5,300; Ten Conoco of $10,300; Heritage Center of $4,400; and Caballo of $3,900, and increases from Florida Sunrise Tower of $6,300; Escondido of $2,100 and Polaris of $2,300.



         Depreciation and amortization increased by $4,700, or 1.7%, to $277,400 for the quarter ended March 31, 1998, compared to $272,700 for the quarter ended March 31, 1997. This increase resulted primarily from Claydesta Center of $8,500; Ten Conoco of $1,600; D'Iberville of $10,600, and decreases from Florida Sunrise Tower $12,700 and Escondido of $3,600.

         Interest expense decreased by $17,800, or 4.1%, to $418,700 for the quarter ended March 31, 1998, compared to $436,500 for the quarter ended March 31, 1997. This decrease resulted primarily from Florida Sunrise Towers of $23,500 and increases by Claydesta Center of $2,200; Ten Conoco of $1,800 and Heritage Center of $1,800.



         As a result of the foregoing, net income increased by $233,700, or 91.6%, to $491,500 for the quarter ended March 31, 1998, compared to $257,800 for the quarter ended March 31, 1997.


Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996


         Rental revenues increased by $482,000, or 4.9%, to $10.3 million for the year ended December 31, 1997 compared to $9.8 million for the year ended December 31, 1996. The increase in rental revenues resulted from rental revenue increases at Florida Sunrise Tower of $20,000, Ten Conoco of $472,000, Heritage Center of $308,000, Caballo of $9,000, and D'Iberville of $111,000, and rental revenue decreases at Claydesta Center of $369,000 and Escondido of $69,000. Tenant reimbursements were nominal and remained unchanged at $10,100. Industrial Property tenants pay the majority of their own expenses directly.



         Operation and maintenance expenses decreased by $45,200, or 2.8%, to $1.59 million for the year ended December 31, 1997, compared to $1.64 million for the year ended December 31, 1996. The decrease resulted primarily from decreases in operations and maintenance expenses at Florida Sunrise Tower of $92,000 and Ten Conoco of $32,000, and increases at Claydesta Center of $47,000 and Heritage Center of $31,000.



         Electricity, water and gas utility expenses increased by $26,100, or 1.5%, to $1.79 million for the year ended December 31, 1997, compared to $1.77 million for the year ended December 31, 1996. The increase resulted primarily from a $37,000 increase at Heritage Center, with decreases at the remaining Properties of $11,800.


         Management fees decreased by $137,000, or 16.2%, to $711,000 for the year ended December 31, 1997, compared to $848,000 for the year ended December 31, 1996. Of this decrease, $122,000 resulted primarily from the Florida Sunrise Tower becoming self-managed, replacing third-party management.


         General and administrative expenses increased by $69,400, or 13.7%, to $575,000 for the year ended December 31, 1997, compared to $506,000 for the year ended December 31, 1996. Of this increase, $66,000 resulted from the Florida Sunrise Tower becoming self-managed.



         Depreciation and amortization increased by $61,000, or 5.9%, to $1.10 million for the year ended December 31, 1997, compared to $1.04 million for the year ended December 31, 1996. This increase resulted from increases at Ten Conoco of $13,000, Heritage Center of $29,000, Claydesta Center of $25,000 and D'Iberville of $12,000, and decreases at Florida Sunrise Tower of $10,000 and Escondido of $8,000.



         Interest expense increased by $659,600, or 58.9%, to $1.8 million for the year ended December 31, 1997, compared to $1.1 million for the year ended December 31, 1996. This increase resulted primarily from a $511,000 increase for Claydesta Center and a $100,000 increase for Heritage Center. The Company will have no outstanding debt upon completion of the Offering.


         As a result of the foregoing, net income decreased by $2,900 to $2.11 million for the year ended December 31, 1997, compared to $2.14 million for the year ended December 31, 1996. Adjusting net income to eliminate the increase in interest expense of $659,600 for the year ended December 31, 1997, would result in an increase in net income of $656,700, or 32.6%.


Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995


         Rental revenues increased by $4.83 million, or 97.1%, to $9.8 million for the year ended December 31, 1996 compared to $4.98 million for year ended December 31, 1995. The increase in rental revenues resulted primarily from the Claydesta Center ($1.98 million) and Escondido ($732,000) properties being in operation for a full year and the acquisition of Heritage Center ($1.44 million) for part of the year ended December 31, 1996. Tenant reimbursements increased to $10,000 for the year ended December 31, 1996, compared to $4,500 for the year ended December 31, 1995. Industrial Property tenants pay the majority of their own expenses directly.



         Operation and maintenance expenses increased by $749,000, or 84.2%, to $1.64 million for the year ended December 31, 1996, compared to $888,800 for the year ended December 31, 1995. This increase resulted primarily from the Claydesta Center ($475,000) property being in operation for a full year and the acquisition of Heritage Center ($227,000) for part of the year.

         Electricity, water and gas utility expenses increased by $834,500, or 89.5%, to $1.77 million for the year ended December 31, 1996, compared to $932,500 for the year ended December 31, 1995. This increase resulted primarily from the Claydesta Center ($464,000) property being in operation for a full year and the acquisition of Heritage Center ($292,000) for part of the year.



         Management fees increased by $477,600, or 128.9%, to $848,000 for the year ended December 31, 1996, compared to $370,400 for the year ended December 31, 1995. This increase resulted primarily from the outside management of Claydesta Center ($221,000), which was operational for a full year, and the acquisition of Heritage Center ($163,000) for part of the year.



         General and administrative expenses increased by $161,400, or 46.9%, to $505,700 for the year ended December 31, 1996, compared to $344,300 for the year ended December 31, 1995. This increase resulted primarily from the Claydesta Center ($118,000) property being in operation for a full year, and the acquisition of Heritage Center ($57,000) for part of the year.



         Depreciation and amortization increased by $439,300, or 73.7%, to $1.04 million for the year ended December 31, 1996, compared to $596,000 for the year ended December 31, 1995. This increase resulted primarily from the Claydesta Center ($164,000) and Escondido ($73,000) properties being in operation for a full year, and the acquisition of Heritage Center ($101,000) for part of the year.



         Interest expense increased by $0.79 million, or 239%, to $1.12 million for the year ended December 31, 1996, compared to $0.33 million for the year ended December 31, 1995. This increase resulted primarily from Claydesta Center ($280,000) and Heritage Center ($499,000). The Company will have no outstanding debt upon completion of the Offering.



         As a result of the foregoing, net income increased by $0.79 million, or 64.4%, to $2.01 million for the year ended December 31, 1996, compared to $1.22 million for the year ended December 31, 1995. Adjusting net income to eliminate the increase in interest expense of $0.79 million for the year ended December 31, 1996, would result in an increase in net income of $1.6 million, or 128.9%.


PRO FORMA LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY


         On a pro forma basis, cash flow from operating activities for the year ended December 31, 1997, excluding changes in working capital, would have been $4.45 million. This reflects net income before non-cash charges to income for depreciation and amortization. Cash flows used in financing activities will have totaled zero and the estimated initial annual distribution will total $5.8 million, representing distributions (based upon an initial estimated per share and OP Unit distribution rate of $1.20) to holders of the Common Shares and OP Units.


         The Company's principal source of cash to meet its cash requirements, including distributions to its shareholders, will be its share of the Operating Partnership's cash flow. The Operating Partnership's sources of revenue will be cash flow from the Properties. The Company's liquidity, including the ability to make distributions to its shareholders, will depend upon its, and the Operating Partnership's, ability to generate sufficient cash flow from operation of the Properties. See "Risk Factors--Possible Inability to Meet Distribution Requirements."


         Upon completion of the Formation Transactions, it is anticipated that the Company will have approximately $50,000 in initial working capital ($9.48 million if the Underwriters' over-allotment option, after deducting for Underwriting discounts and commissions, is exercised). After completion of the Offering, the Company expects to have a secured line of credit, which will be used primarily for the acquisition of additional properties. The Company has not, however, finalized negotiations on the line of credit and there can be no assurance that the Company will have access to sufficient debt and equity financing to allow it successfully to pursue its acquisition strategy. The Company will have no outstanding indebtedness upon completion of the Offering. The Company believes its initial zero debt, coupled with a line of credit and the ability to issue OP Units, will provide the Company with significant financial flexibility in pursuing office and industrial property acquisition opportunities. The Company intends to maintain a capital structure that limits consolidated indebtedness to no more than 50% of its total market capitalization.


HISTORICAL CASH FLOW

         Historically, the Properties' principal source of Funds From Operations and capital expenditures has been cash flows from operating activities and secured debt financing. The Properties had net income for the quarter ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995.



         Net cash provided by operating activities decreased by $152,300, or 19.1%, to $645,400 for the quarter ended March 31, 1998, compared to $797,700 for the quarter ended March 31, 1997. The decrease in net cash resulted primarily from changes in operating assets and liabilities with decreases in prepaid expenses of $5,400 and accounts payable and accrued expenses of $424,900 and increases in deferred costs of $60,700; other liabilities of $108,400 and receivables of $87,200. Net cash provided by operating activities increased by $907,000, or 44.8%, to $2.9 million for the year ended December 31, 1997, compared to $2.03 million for the year ended December 31, 1996. The increase in net cash resulted primarily from changes in operating assets and liabilities (increases in accounts payable of $672,000, other liabilities of $350,000 and deferred costs of $330,000 offset by decreases in receivables of $379,000). Net cash provided by operating activities decreased by $53,800 to $1.72 million for the year ended December 31, 1996, compared to $1.78 million for the year ended December 31, 1995. The decrease in net cash from operating activities resulted primarily from an increase in depreciation and amortization, offset in part by increases in deferred costs, accounts payable and accrued expenses.



         Net cash used in investing activities decreased by $1.688 million to $583,000 for the quarter ended March 31, 1998, compared to $2.271 million for the quarter ended March 31, 1997. The change resulted from a decrease in additions to real estate. Net cash used in investing activities increased by $1.96 million to $3.03 million for 1997, compared to net cash used in investing activities of $1.11 million in 1996. The increase resulted from additions to real estate. Net cash used in investing activities decreased by $2.063 million to $1.110 million for 1996 compared to net cash used in investing activities of $3.173 million in 1995. The decrease resulted from less additions to real estate.



         Net cash used in financing activities decreased by $1.997 million to $211,000 for the quarter ended March 31,1998, compared to $2.208 million for the quarter ended March 31, 1997. The decrease resulted primarily from capital contributions of $2.259 million and distributions to owners of $24,000 and increases from proceeds from notes payable of $286,500. Net cash provided by financing activities increased by $1.59 million to $334,000 for the year ended December 31, 1997, compared to $1.25 million in net cash used in financing activities for the year ended December 31, 1996. The increase resulted primarily from issuance of notes payable in the prior year of $16.4 million, offset by distribution to owners of $15.7 million and repayment of notes payable of $2.4 million. Net cash provided by financing activities decreased by $3.12 million to a $1.25 million deficit for the year ended December 31, 1996, compared to net cash provided by financing activities of $1.87 million for the year ended December 31, 1995. The decrease resulted primarily from a combination of offsetting activities in distributions to owners, capital contributions, payments received on notes receivable related parties, proceeds from issuance of notes payable, and repayment of notes payable.


FUNDS FROM OPERATIONS


         The Company believes Funds from Operations, as defined by NAREIT, is an alternative measure of performance of an equity REIT. Funds from Operations is defined by NAREIT to mean net income (loss) determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization (other than amortization of deferred financing costs and depreciation of non-real estate assets) and after adjustment for unconsolidated partnerships and joint ventures. The Company believes that in order to facilitate a clear understanding of the combined historical operating results of the Company, Funds from Operations should be examined in conjunction with net income (loss) as presented in the Combined Financial Statements and selected financial data included elsewhere in this Prospectus. The Company computes Funds from Operations in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (with the exception that the Company reports rental revenues on a cash basis for purposes of computing Funds from Operations, rather than a straight-line GAAP basis, which the Company believes will result in a more accurate presentation of its actual operating activities), which may differ from the methodology for calculating Funds from Operations used by other certain office and/or industrial REITs, and, accordingly, may not be comparable to such other REITs. As a result of the Company's reporting rental revenues on a cash basis, contractual rent increases will cause reported Funds from Operations to increase. Further, Funds from Operations does not represent amounts available for Management's discretionary use because of needed capital replacement or expansion, debt repayment obligations, or other commitments and uncertainties. Funds from Operations should not be considered as an alternative to net income (loss), as an indication of the Company's performance or to cash flows as a measure of liquidity or the ability to pay dividends or make distributions.


INFLATION

         The Company's leases with the majority of the tenants in the Office Properties require the tenant to pay annual rent increases, obtain their own personal property and liability insurance, and pay increases in common area maintenance expenses, which reduce the Company's exposure to increased costs and operating expenses resulting from inflation.

         The Company's leases with the majority of the tenants in the Industrial Properties require the tenant to pay annual rent increases, operating expenses excluding real estate taxes (except for one tenant who pays one-half of the real estate taxes) and property insurance, obtain their own personal property and liability insurance, and pay increases in common area maintenance expenses, which reduce the Company's exposure to increased costs and operating expenses resulting from inflation.

NEW ACCOUNTING PRONOUNCEMENT

         In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which simplifies the standards for computing and presenting EPS and makes them comparable to international EPS standards. This statement was effective for the year ended December 31, 1997. The Company has stated its earnings per share in accordance with SFAS No. 128.

                                   PROPERTIES

GENERAL


         Concurrently with the closing of the Offering, the Operating Partnership, for which Palace REIT serves as sole general partner, will acquire from affiliates of Mr. Engelstad four Class A Office Properties, which comprise approximately 1.0 million square feet of GLA, and four Industrial Properties, which comprise approximately 365,115 of GLA. The Office Properties are located in Coral Springs, Florida and Midland, Texas, and the Industrial Properties are located in Las Vegas, Nevada and D'Iberville, Mississippi. The Company has rights of first refusal to purchase other office and industrial properties owned or under development by affiliates of Mr. Engelstad comprising approximately 2.1 million square feet of GLA located in Las Vegas, Nevada; Norfolk, Virginia; Kansas City, Missouri; Midland, Texas and Tyler, Texas.



         In seeking acquisition opportunities, the Company intends to focus on Class A office properties and industrial properties in mid-sized markets that it can acquire at prices that are accretive to Funds From Operations per share. The Company will seek such properties in markets (i) where the Company believes demand for space in office and industrial properties is growing, (ii) where the Company believes it will face less competition for property acquisitions from large, well-capitalized buyers, (iii) where the Company believes it can add value to properties through aggressive management, and (iv) where population and employment growth are strong.




         All references herein to "Class A" buildings refer to office buildings that are centrally located, professionally managed and maintained, attract high-quality tenants and command upper-tier rental rates in the markets in which they are located.


OFFICE PROPERTIES


         Florida Sunrise Tower, Coral Springs, Florida. Florida Sunrise Tower is a ten-story Class A office building built in 1985. The largest Class A office building in Coral Springs, it has approximately 201,610 Square Feet on a 6.0 acre site. As of December 31, 1997, the Property had an average occupancy of 79%. Florida Sunrise Tower has leases with many national credit tenants. The office building has the following representative tenants: Ford Motor Credit Corporation, State of Florida, Smith Barney, Inc., Unisys Corporation, AF Best Securities, Tri-M Investments and Cypress Foods.



         Claydesta Center, Midland, Texas. Claydesta Center is a Class A office building built in 1985. It has approximately 440,448 square feet. The office building is 77% leased and representative tenants include Clayton Williams Energy, Oxy, U.S.A., Norwest Bank Texas, N.A., Smith Barney, Fina Oil and Chemical Corporation and Danka Industries. The building is part of the upscale Claydesta Plaza Complex.



         Heritage Center, Midland, Texas. Heritage Center is a Class A office building built in 1981. It has approximately 213,302 square feet. The office building is 81% leased and representative tenants include Texaco, Inc., Sproles-Woodard & Co., Trend Exploration, Atwell and Associates and Anderson Geoconsultants.



         Ten Conoco, Midland, Texas. Ten Conoco is a Class A office building built in 1982. It has approximately 175,007 square feet. The office building is 92% leased and representative tenants include Conoco, Diabetes Center of the Southwest, Inc., March of Dimes and Midland Orthopedic Clinic. The building is part of the upscale Claydesta Plaza Complex.



         The following tables set forth scheduled lease expirations during the next ten years beginning with 1998 for the Office Properties:


                                                     GROSS LEASABLE AREA              NET EFFECTIVE RENT (1)
                                                  -------------------------    -------------------------------------
                      LEASE      NO. OF LEASES    APPROXIMATE       PERCENT       AMOUNT        PERCENT     AVERAGE
PROPERTY            EXPIRATION     EXPIRING         SQ. FT.        OF TOTAL    (THOUSANDS)     OF TOTAL     SQ. FT.
--------            ----------   -------------    -----------      --------    -----------     --------     -------
FLORIDA SUNRISE        1998           12            17,638           8.7%       $  291          12.2%       $16.52
TOWER                  1999            8             8,427           4.2           127           5.3         15.02
                       2000            8            67,208          33.3         1,016          42.4         15.11
                       2001            6            26,960          13.4           367          15.3         13.60
                       2002            4            10,228           5.1           148           6.2         14.49
                       2003            1             7,343           3.6           100           4.2         13.55
                       2004            2            15,781           7.8           221           9.2         14.00
                       2005            2             6,750           3.3           127           5.3         18.74
                       2006            -                 -             -             -             -             -
                       2007            -                 -             -             -             -             -
                       2008+           -                 -             -             -             -             -
                                      --           -------          ----        ------         -----        ------
TOTAL                                 43           160,335          79.5%       $2,397         100.0%       $14.94




CLAYDESTA              1998           36            60,782          13.8%         $555          16.2%        $9.13
CENTER                 1999           11            36,908           8.4           324           9.5          8.78
                       2000            7            38,206           8.7           368          10.7          9.63
                       2001            6            17,469           4.0           177           5.2         10.13
                       2002            6           134,425          30.5         1,243          36.3          9.25
                       2003            -                 -             -             -             -             -
                       2004            1            16,073           3.6            36           1.1          2.24
                       2005            -                 -             -             -             -             -
                       2006            -                 -             -             -             -             -
                       2007            1             6,088           1.4            61           1.8         10.02
                       2008+           1            31,123           7.1           662          19.3         21.27
                                      ---          -------          ----        ------         -----        ------
TOTAL                                 69           341,074          77.4%       $3,426         100.0%       $10.04



(1)      Net Effective Rent is defined in the Glossary.





                                                          GROSS LEASABLE AREA                 NET EFFECTIVE RENT (1)
                                                     ---------------------------    -------------------------------------
                      LEASE      NO. OF LEASES         APPROXIMATE       PERCENT       AMOUNT        PERCENT      AVERAGE
PROPERTY            EXPIRATION     EXPIRING              SQ. FT.        OF TOTAL    (THOUSANDS)     OF TOTAL      SQ. FT.
--------            ----------     --------          ---------------------------    -----------     --------      -------

HERITAGE               1998            9                  17,724           8.3%       $  119           6.8%       $ 6.71
CENTER                 1999            4                 154,861          72.6         1,618          93.0         10.45
                       2000            -                       -             -             -             -             -
                       2001            -                       -             -             -             -             -
                       2002            1                     200           0.1             3            .2         15.00
                       2003            -                       -             -             -             -             -
                       2004            -                       -             -             -             -             -
                       2005            -                       -             -             -             -             -
                       2006            -                       -             -             -             -             -
                       2007            -                       -             -             -             -             -
                       2008+           -                       -             -             -             -             -
                                      --                 -------         -----        ------         -----        ------
TOTAL                                 14                 172,785          81.0%       $1,740         100.0%       $10.07

TEN CONOCO             1998(2)        12                 144,988          80.4%       $1,311          88.2%        $9.04
                       1999            3                  15,203           8.4           123           8.3          8.11
                       2000            2                   6,253           3.4            52           3.5          8.25
                       2001            -                       -             -             -             -             -
                       2002            -                       -             -             -             -             -
                       2003            -                       -             -             -             -             -
                       2004            -                       -             -             -             -             -
                       2005            -                       -             -             -             -             -
                       2006            -                       -             -             -             -             -
                       2007            -                       -             -             -             -             -
                       2008+           -                       -             -             -             -             -
                                      --                 -------          ----        ------         -----        ------
TOTAL                                 17                 166,444          92.2%       $1,486         100.0%       $ 8.93




(1)      Net Effective Rent is defined in the Glossary.


(2) On March 2, 1998, an existing major tenant signed a new five year lease with a four year minimum lease payment on 109,506 square feet at a straight rate of $9.13, reducing the percentage of total building GLA that is scheduled to expire in 1998 from 80.4% to 17.2%. The Company will not incur any costs for tenant improvements on such lease. Tenants are no longer charged for basement storage, reducing GLA by 5,425 square feet.


INDUSTRIAL PROPERTIES

         D'Iberville, D'Iberville, Mississippi. D'Iberville, completed in November 1997, is a single-story warehouse containing a total of 96,000 square feet on approximately eight acres. The warehouse is constructed of concrete block poured and has a four phase roof system and eight dock doors. Parking is provided by 100 surface spaces. Imperial Palace of Mississippi, Inc. and Imperial Laundry, Inc., which are affiliates of the Prior Owners, occupy 100% of the building.

         Caballo, Las Vegas, Nevada. Caballo is a single-story, 62,000 square foot industrial office/warehouse building on 2.3 acres built in 1994. The building is constructed of concrete block poured with a four phase roof system and five loading dock doors. Parking is provided by 67 surface spaces. The property is adjacent to McCarren International Airport and Hughes

Airport Center, the premier business park in South Las Vegas. The property has freeway visibility from the Southern Beltway/Airport Interconnect. The property is 100% leased to Crown Laboratories, Inc., which produces nutritional and dietary products.


         Escondido, Las Vegas, Nevada. Escondido is two single-story industrial warehouses containing 153,120 square feet on 5.8 acres built in 1995. The buildings are constructed of concrete block poured and have a four phase roof system and seven dock doors. Parking is provided by 150 surface spaces. The property is 100% occupied and major tenants include Imperial Palace, Inc., an affiliate of the Prior Owners, and WalMart.



         Polaris, Las Vegas, Nevada. Polaris, scheduled for completion in May 1998, is a single-story warehouse containing 53,995 square feet on approximately
2.2 acres. The warehouse is constructed of concrete block poured with a four phase roof system, two dock doors and two drive-in doors. The warehouse is located approximately one mile west of the Las Vegas Strip. Parking is provided by 56 surface spaces. Imperial Palace, Inc., an affiliate of the Prior Owners, will occupy 100% of the building.



         The following tables set forth scheduled lease expirations during the next ten years beginning with 1998 for the Industrial Properties:




                                                     GROSS LEASABLE AREA                 NET EFFECTIVE RENT (1)
                                                    -----------------------     ---------------------------------------
                      LEASE      NO. OF LEASES    APPROXIMATE       PERCENT       AMOUNT         PERCENT        AVERAGE
PROPERTY           EXPIRATION      EXPIRING         SQ. FT.        OF TOTAL    (THOUSANDS)      OF TOTAL        SQ. FT.
--------           ----------      --------         -------        --------     ----------      --------        -------
CABALLO               1998             -                 -             -           -               -               -
                      1999             -                 -             -           -               -               -
                      2000             -                 -             -           -               -               -
                      2001             -                 -             -           -               -               -
                      2002             -                 -             -           -               -               -
                      2003             -                 -             -           -               -               -
                      2004             1            62,000        100.0%        $313          100.0%           $5.04
                      2005             -                 -             -           -               -               -
                      2006             -                 -             -           -               -               -
                      2007             -                 -             -           -               -               -
                      2008+            -                 -             -           -               -               -
                                      ---          -------       -------       -----         -------          ------
TOTAL                                  1            62,000        100.0%        $313          100.0%           $5.04





(1)      Net Effective Rent is defined in the Glossary.


                                                     GROSS LEASABLE AREA                 NET EFFECTIVE RENT (1)
                                                    -----------------------     ---------------------------------------
                      LEASE      NO. OF LEASES    APPROXIMATE       PERCENT       AMOUNT         PERCENT        AVERAGE
PROPERTY           EXPIRATION      EXPIRING         SQ. FT.        OF TOTAL    (THOUSANDS)      OF TOTAL        SQ. FT.
--------           ----------      --------         -------        --------     ----------      --------        -------
ESCONDIDO             1998             4          133,320         87.1%          $782           86.8%           $5.86
                      1999             1           19,800          12.9           118            13.2            5.98
                      2000             -                -             -             -               -               -
                      2001             -                -             -             -               -               -
                      2002             -                -             -             -               -               -
                      2003             -                -             -             -               -               -
                      2004             -                -             -             -               -               -
                      2005             -                -             -             -               -               -
                      2006             -                -             -             -               -               -
                      2007             -                -             -             -               -               -
                      2008+            -                -             -             -               -               -
                                  ------        ---------      --------        ------        --------         -------
TOTAL                                  5          153,120        100.0%          $900          100.0%           $5.88

D'IBERVILLE           1998             -                -             -             -               -               -
                      1999             -                -             -             -               -               -
                      2000             -                -             -             -               -               -
                      2001             -                -             -             -               -               -
                      2002             -                -             -             -               -               -
                      2003             -                -             -             -               -               -
                      2004             -                -             -             -               -               -
                      2005             -                -             -             -               -               -
                      2006             -                -             -             -               -               -
                      2007             2           96,000        100.0%          $576          100.0%           $6.00
                      2008+            -                -             -             -               -               -
                                  ------        ---------      --------        ------        --------         -------
TOTAL                                  2           96,000        100.0%          $576          100.0%           $6.00




(1)      Net Effective Rent is defined in the Glossary.


                                                     GROSS LEASABLE AREA                 NET EFFECTIVE RENT (1)
                                                    -----------------------     ---------------------------------------
                      LEASE      NO. OF LEASES    APPROXIMATE       PERCENT       AMOUNT         PERCENT        AVERAGE
PROPERTY           EXPIRATION      EXPIRING         SQ. FT.        OF TOTAL    (THOUSANDS)      OF TOTAL        SQ. FT.
--------           ----------      --------         -------        --------     ----------      --------        -------
POLARIS               1998             -                   -             -             -               -               -
                      1999             -                   -             -             -               -               -
                      2000             -                   -             -             -               -               -
                      2001             -                   -             -             -               -               -
                      2002             -                   -             -             -               -               -
                      2003             -                   -             -             -               -               -
                      2004             -                   -             -             -               -               -
                      2005             -                   -             -             -               -               -
                      2006             -                   -             -             -               -               -
                      2007(2)          1              53,995        100.0%          $324          100.0%           $6.00
                      2008+            -                   -             -            -                -               -
                                   -------          --------       -------      --------         -------          ------
TOTAL                                  1              53,995        100.0%          $324          100.0%           $6.00




(1)      Net Effective Rent is defined in the Glossary.


(2) The Polaris lease will be effective upon completion of the building, anticipated to be May 1998.

LEASE EXPIRATIONS

         The following table sets forth certain information regarding lease expirations for the Properties for each of the ten years beginning with 1998, assuming that none of the tenants exercises renewal options or termination rights:

                                                                                     Net Effective Rent (1)
                                                       % of Total        ----------------------------------------------
                  Number of        Square Footage       Portfolio                            Percent of
                    Leases         Under Expiring       Expiring          Amount - Net         Total           Average
     Year          Expiring             Leases             GLA           Effective Rent      Portfolio         Sq. Ft.
     ----          --------             ------             ---           --------------      ---------         -------
     1998(2)             73            374,452             26.7%               $3,058           27.4%            $8.17
     1999                27            235,199              16.8                2,310            20.7             9.82
     2000                17            111,667               8.0                1,436            12.9            12.85
     2001                12             44,429               3.2                  544             4.9            12.23
     2002                11            144,853              10.3                1,394            12.5             9.62
     2003                 1              7,343               0.5                  100             0.9            13.55
     2004                 4             93,854               6.7                  570             5.1             6.07
     2005                 2              6,750               0.5                  127             1.1            18.74
     2006                 -                  -                 -                    -               -                -
     2007                 4            156,083              11.1                  961             8.6             6.16
     2008+                1             31,123               2.2                  662             5.9            21.27
                      -----        -----------             -----           ----------         -------           ------
                        152          1,205,753             86.0%              $11,162          100.0%            $9.26



(1)      Net Effective Rent is defined in the Glossary.
(2) On March 2, 1998, an existing major tenant signed a new five year lease with a four year minimum lease payment on 109,506 square feet at a straight-line rate of $9.13, reducing the percentage of total GLA that is scheduled to expire in 1998 from 26.7% to 18.6%. The Company will not incur any costs for tenant improvements on such lease. Tenants are no longer charged for basement storage, reducing GLA by 5,425 square feet.



SIGNIFICANT BUILDINGS

         The following tables set forth certain information as of December 31, 1997, with respect to the Company's significant Properties:


                         SUNRISE         CLAYDESTA       HERITAGE      TEN CONOCO       D'IBERVILLE        CABALLO      ESCONDIDO
                         -------         ---------       --------      ----------       -----------        -------      ---------
PERCENTAGE OF
COMPANY RENTAL
REVENUES (1)              21.5%            30.7%          15.5%           13.3%            5.2%             2.8%           8.1%

OCCUPANCY RATE
1997                       79%              77%            81%             92%             100%             100%           100%
1996                       68%              77%             *              90%               *              100%           100%
1995                       55%               *              *              88%               *              100%           100%
1994                       48%               *              *               *                *              100%            *
1993                       32%               *              *               *                *              100%            *

10% TENANTS            Ford Motor        Oxy USA,      Texaco, Inc.   Conoco, Inc.       Imperial           Crown        Imperial
                      Credit Corp.         Inc.                                          Palace of      Laboratories,  Palace, Inc.
                                                                                        Mississippi         Inc.
                        State of
                         Florida                                                         Imperial
                                                                                       Laundry, Inc.
BUILDING BUSINESS      Financial,      Oil and Gas,    Oil and Gas,    Oil and Gas      Warehouse,      Manufacturer    Warehouse
                     Technological,     Financial,      Financial                         Laundry        Health Food
                       Government      Technological                                                      Products
RENT PER SQ. FOOT
1997                     $14.94               $10.04         $10.07           $8.93         $6.00          $5.04         $5.88
1996                     $14.86                 8.05              *            7.81             *          $4.98         $5.88
1995                     $14.14                    *              *            7.85             *          $4.92         $5.88
1994                     $12.96                    *              *               *             *          $4.85           *
1993                     $15.44                    *              *               *             *            *             *

(1)      Calculation includes rental revenues from Polaris, which would account for 2.9% of Company rental revenues.

*        Property not owned by Prior Owners or building not constructed during the applicable period.


                                            LEASE                 LEASED  GLA
                               NUMBER OF  EXPIRATION   RENEWAL   AS OF 12/31/97   % OF TOTAL
BUILDING/TENANTS               LEASES        DATE      OPTION       (SQ. FT.)     LEASED GLA
----------------              ----------    ------    --------   ---------------  ----------
SUNRISE
Ford Motor Credit Company          1       7/14/00       Y             22,512          1.8%
State of Florida                   2       1/19/00       Y             32,521           2.6
Smith Barney, Inc.                 2       6/30/07       Y             21,869           1.8
                                           5/31/04       Y
Unisys Corporation                 1       9/14/01       Y             13,376           1.1

Claydesta
OXY USA, Inc.                      1       7/31/02       Y             84,939           6.9
Norwest Bank Texas, N.A.           1      11/14/28       Y             31,123           2.5
Clayton Williams Energy, Inc.      1       2/28/02       Y             27,853           2.3
Fina Oil & Chemical Co.            1       2/28/00       Y             18,489           1.5

HERITAGE
Texaco, Inc.                       1       8/31/99       Y            143,431          11.6

TEN CONOCO
Conoco, Inc.                       3       9/30/03       Y            114,931           9.3

D'Iberville
Imperial Palace of Miss., Inc.     1       9/30/07       N             74,000           6.0
Imperial Laundry, Inc.             1       9/30/07       N             22,000           1.8

CABALLO
Crown Laboratories, Inc.           1       2/29/04       Y             62,000           5.0

ESCONDIDO
                                          month-to-
Imperial Palace Hotel & Casino     4      month(2)       N             83,160           6.7
                                                                    ---------       -------
                                  21                                  752,204         60.9%
TOTAL






                                               NET EFFECTIVE RENT (1)
                                   ---------------------------------------------
                                                   AVERAGE NET    % OF TOTAL
                                   AMOUNT - NET     EFFECTIVE   NET EFFECTIVE
BUILDING/TENANTS                   EFFECTIVE RENT  RENT/SQ. FT.      RENT
----------------                   --------------  ------------ -------------
SUNRISE
Ford Motor Credit Company                  $314        $13.94           2.8%
State of Florida                            500         15.38           4.5
Smith Barney, Inc.                          282         12.89           2.5

Unisys Corporation                          181         13.52           1.6

Claydesta
OXY USA, Inc.                               773          9.10           6.9
Norwest Bank Texas, N.A.                    662         21.27           5.9
Clayton Williams Energy, Inc.               258          9.25           2.3
Fina Oil & Chemical Co.                     185         10.00           1.7

HERITAGE
Texaco, Inc.                              1,529         10.66          13.7

TEN CONOCO
Conoco, Inc.                              1,094          9.52           9.8

D'Iberville
Imperial Palace of Miss., Inc.              444          6.00           4.0
Imperial Laundry, Inc.                      132          6.00           1.2

CABALLO
Crown Laboratories, Inc.                    326          5.25           2.9

ESCONDIDO

Imperial Palace Hotel & Casino              499          6.00           4.5
                                       --------       -------        ------
TOTAL                                    $7,179         $9.39          64.3%



(1)      NET EFFECTIVE RENT IS DEFINED IN THE GLOSSARY.
(2)      THESE LEASES HAVE NOW BEEN REPLACED BY ONE LEASE EXPIRING MARCH 1, 2002 AND THREE LEASES EXPIRING APRIL 30, 2001.


DEPRECIATION OF SIGNIFICANT PROPERTIES

         For federal income tax purposes, the pro forma combined balance sheet basis, assuming an initial public offering price of $15.00 per share, in the Properties to be acquired by the Company and Operating Partnership was approximately $59.6 million at March 31, 1998. The real property associated with the Properties (other than land) generally will be depreciated, net of accumulated depreciation, for federal income tax purposes over 39 years using the straight line method. For financial reporting purposes, the Properties will be valued in approximately the same way as tax and will be depreciated using the straight line method over their estimated lives typically 39 years. The pro forma combined balance sheet federal tax basis is:




                                                                          In Thousands
                                                              ----------------------------------
                  Property                                    Land                      Building
                  --------                                    ----                      --------
                  Florida Sunrise Tower                       $1,598                    $16,822
                  Claydesta Center                             1,500                     13,040
                  Heritage Center                                493                      7,157
                  Ten Conoco                                   1,034                      5,198
                  D'Iberville                                    376                      3,841
                  Caballo                                        236                      2,400
                  Escondido                                      492                      6,127



REAL ESTATE TAXES ON SIGNIFICANT PROPERTIES

         The annual real estate taxes paid in 1997 on the Florida Sunrise property were approximately $222,000 and the Coral Springs real estate tax is 2.92% of assessed value. The Midland real estate tax rate is 2.38% of assessed value. The 1997 annual real estate taxes paid on the Claydesta Center property were $228,000; the Ten Conoco property were $78,000 and the Heritage Center property were $122,000.


CURRENT AND PROSPECTIVE MARKETS

         Upon completion of the Offering and the Formation Transactions, the Company will have Properties in four primary markets: Coral Springs, Florida; Las Vegas, Nevada; Gulfport/Biloxi, Mississippi and Midland/Odessa, Texas. The Company intends to focus its property acquisition efforts in Florida and Nevada. In addition, the Company will target properties in the Hampton Roads/Norfolk, Virginia market. Presented below is a discussion of these markets.

         Information contained in this section contains "forward-looking statements" relating to the future performance of the economies of Coral Springs (Broward/Dade/Palm Beach Counties), Florida; Midland/Odessa, Texas; Gulfport/Biloxi, Mississippi; Las Vegas, Nevada and Norfolk/Hampton Roads, Virginia, and the office and industrial property markets thereof. Actual results may differ materially from those set forth herein as the result of a number of factors, including, without limitation, the national and regional economic climate (which may be adversely affected by business layoffs or downsizing, industry slowdowns, relocations of business, changing demographics, infrastructure quality and governmental budgetary constraints) and priorities and conditions in the national and regional office and industrial property markets (such as oversupply of or reduced demand for office or industrial space).

Florida

         The Coral Springs (Broward/Dade/Palm Beach Counties) Metropolitan
Market.


         Upon completion of the Offering and the Formation Transactions, the Company will own one Class A Office Property in the Coral Springs (Broward County) metropolitan market. The Company believes the central and south Florida markets present excellent opportunities.


         Coral Springs is located between Miami and West Palm Beach, approximately eight miles northwest of Fort Lauderdale. The City of Coral Springs was incorporated in 1963 and consists of approximately 20 square miles under a master land use plan. Coral Springs is the northernmost city in Broward County. Historically, Coral Springs has experienced explosive growth. In 1970, the city contained an estimated 1,590 persons, expanding to 37,349 persons in 1980 and is estimated to expand to more than 100,000 persons in 1998. By April 1, 1998, Broward County is estimated to have a population of 1,433,000, Dade County 2,079,000 and Palm Beach County 1,026,000, for a total in the three county metropolitan area of 4,538,000 persons.

         Major highways directly serving Coral Springs are the Sawgrass Expressway, U.S. Highway 441, and Highway 817. The Fort Lauderdale Hollywood International Airport is located 15 miles southeast of Coral Springs, while the Palm Beach Airport is situated approximately 30 miles northeast.

         The Tri-County (Broward/Dade/Palm Beach) office market comprised 60.2 million square feet as of 1997, with an average vacancy rate for Class A & B space of approximately 10%. The average full service rental rate for all classes is $17.71 per square foot, with the average Class A rental rate slightly over $20.00 per square foot.

         The Broward County office market totals 16.2 million square feet, with an average vacancy rate in 1997 for Class A & B space of approximately 9%. The average full service rental rate for all classes is $17.30 per square foot, with the average Class A rental rate over $20.00 per square foot.

         The Coral Springs office submarket in Broward County comprises 1.25 million square feet, with an average vacancy rate in 1997 of approximately 7.5% for Class A & B space, with the vacancy rate expected to decrease in 1998. The average full service rental rate for all classes is over $15.00, with the rate expected to increase in 1998.

         The Dade County office market totals 31.0 million square feet, with an average vacancy rate in 1997 for Class A & B space of approximately 12%, which represents a decrease of 4 to 5% from 1996. The average full service rental rate for all classes is $18.33 per square foot, with the average Class A rental rate over $20.00 per square foot. In 1998, overall vacancy rates are expected to decrease and rental rates are expected to increase.

         The Palm Beach County office market totals 13.0 million square feet, with an average vacancy rate in 1997 for Class A & B space of approximately 10%, which represents a decrease of approximately 3% from 1996. The average full service rental rate for all classes is $17.50 per square foot, with the average Class A rental rate approximately $20.00 per square foot. In 1998, overall vacancy rates are expected to decrease and rental rates are expected to increase.

         The Tri-County (Broward/Dade/Palm Beach) industrial market comprises over 76.7 million square feet as of 1997, with warehouse/distribution space of approximately 8%. The average vacancy rate for office/service space is approximately 8%, down by 2% from 1996. The average gross rental rate for warehouse/distribution space is approximately $6.00 per square foot and office/service space is approximately $9.00 per square foot.

         The Broward County industrial market totals approximately 19.0 million square feet, with an average vacancy rate in 1997 for warehouse/distribution space of approximately 8%, down by 1% from 1996. The average vacancy rate for office/service space is approximately 10%, a 2% decrease from 1996. The average gross rental rate for warehouse/distribution space is approximately $6.00 per square foot and office/service space is approximately $9.00 per square foot.

         The Dade County industrial market totals approximately 49.1 million square feet, with an average vacancy rate in 1997 for warehouse/distribution space of approximately 7%. The average vacancy rate for office/service space is approximately 8%. The average gross rental rate for warehouse/distribution space is approximately $5.00 per square foot and office/service space is over $9.00 per square foot.

         The Palm Beach County industrial market totals approximately 8.6 million square feet, with an average vacancy rate in 1997 for warehouse/distribution space of approximately 7%, down by 3% from 1996. The average vacancy rate for office/service space is approximately 7%. The average gross rental rate for warehouse/distribution space is approximately $6.00 per square foot and office/service space is approximately $8.00 per square foot.

Texas

         The Midland/Odessa Metropolitan Market

         Upon completion of the Offering and the Formation Transactions, the Company will own and operate three Office Properties in the Midland/Odessa Metropolitan Market. The Office Properties are among the highest quality buildings in Midland and two of the Properties are in the prestigious Claydesta Plaza Center.

         Midland is located in West Texas, approximately 300 miles west of Dallas/Fort Worth. The following companies have facilities in Midland: Chevron USA, Inc.; Mobil Exploration & Production U.S.; Burlington Resources; Parker & Parsley; WalMart; Clayton W. Williams, Jr. Co.; Compressor Systems, Inc.; Conoco, Inc.; Marathon Oil Company; Meridian Oil; Shell Pipeline; Texaco, Inc.; Texas Instruments, Inc.; Coca-Cola Bottling; Albertson's; Dillard's; Kmart; NationsBank;

and UNOCAL. Together with its sister city of Odessa, which lies 20 miles to the southwest, Midland forms a single MSA (metropolitan statistical area) of a quarter million people. The Midland/Odessa MSA has attracted significant interest from national retailers while the oil industry remains the dominant industry. Midland County has seen a 9.1% growth in population from 1990 to 1996. The median income is $45,965, compared to $40,386 for the State of Texas. By 1999, median income is projected to be $53,852.

Mississippi

         The Gulfport/Biloxi Metropolitan Market

         Upon completion of the Offering and the Formation Transactions, the Company will own one Industrial Property in the City of D'Iberville (Gulfport/Biloxi) metropolitan market, Mississippi, which was developed by the Prior Owner.

         The Gulfport/Biloxi metropolitan market has a diverse economy that includes port cargo, gaming/tourism and manufacturing/shipbuilding. In addition, the metropolitan area has seen growth in retail facilities and home building. The gaming industry has attracted major casino operators and has become one of the largest employers in the metropolitan area.
The unemployment rate has declined from 7.2% in 1992 to 5.0% in 1997.

Nevada

         The Las Vegas Metropolitan Market

         After completion of the Offering and the Formation Transactions, the Company will own three Industrial Properties in the City of Las Vegas, which were developed by the Prior Owners.

         Las Vegas is located in Clark County, Nevada. The county comprises approximately 7,910 square miles of which the Las Vegas Metropolitan Area contains 550 square miles. The Las Vegas Metropolitan area is one of the fastest growing areas in the United States, with a 40% growth rate from 1990 to 1995 and a current population estimated at 1,138,000.

         Las Vegas has four major highways that connect the city with such metropolitan areas as Los Angeles, California, Phoenix, Arizona and Reno, Nevada. Las Vegas is positioned at the hub of an eleven-state region having a population base of 42 million residents. Air transportation is provided by McCarren International Airport and McCarren International Airport's Air Cargo Center.

         Nevada has no personal income, corporate income, inheritance, estate or gift taxes, which the Company believes will promote growth in the Las Vegas Metropolitan Area. The Nevada Freeport Law exempts all personal property from state taxation that is in transit through the state while it is being stored, assembled, or processed for ultimate use in another state.
This law has created a surge in demand for industrial space.

         The Las Vegas industrial market, generally divided into ten submarkets with more than 1,200 industrial buildings in excess of 5,000 square feet, had grown to approximately 48.2 million square feet through the third quarter of 1997. The market has expanded dramatically since 1985, when it comprised approximately 17.0 million square feet of space. Net absorption through the first three quarters of 1997 totaled approximately 3 million square feet. The average vacancy rate for the entire Las Vegas industrial market is approximately 9%. Average triple net lease rates through the third quarter of 1997 range from $0.32 to $0.65 per square foot per month, depending on submarket and size of space. The Company believes that the market will continue to expand to include large national and international tenants desiring to take advantage of the Nevada business climate.


         The Las Vegas office market as of the end of 1997 had an existing office space inventory base totaling approximately 15 million square feet, with a vacancy factor for all classes of approximately 12% in 403 properties. The Class A office space vacancy factor was approximately 6%. The weighted average lease rate for vacant space in the market totaled approximately $1.74 per square foot, up from $1.69 per square foot at the end of the first quarter of 1997. Net absorption for 1997 totaled approximately 1 million square feet.


         SIOR, which publishes an annual survey of office and industrial markets, forecasts growth in rents in Las Vegas of 11% to 15% for all industrial property types (i.e., warehouse, manufacturing, and office/showroom). Side absorption and construction are both forecasted to increase approximately 20% over 1993 to meet tenant demand. According to SIOR, the Las Vegas industrial market for spaces of less than 5,000 square feet has a moderate shortage, and the market for spaces of

5,000 square feet or greater has a substantial shortage.

Virginia

         The Norfolk/Hampton Roads Metropolitan Market

         The Norfolk/Hampton Roads metropolitan market has a diverse economy known for its shipbuilding facilities, military complexes, and natural harbor. The metropolitan market is now emerging as a center for high technology. The area has two national laboratories in the Thomas Jefferson National Accelerator Facility (Jefferson Lab) and the NASA Langley Research Center. Over 15% of workers in the metropolitan market are employed by the Department of Defense. Key companies in the market are Advanced Technologies, Canon Virginia Inc., Siemens Automotive and O & K Escalator. In addition, many telecommunications centers, such as MCI, Harris Select and United Parcel, have expanded into the market. Old Dominion University is one of the seven higher learning institutions in the region. Hampton Roads has grown to a population base of approximately 1,540,000 persons and is now the country's 27th largest metropolitan area.

         The office market in Hampton Roads has rebounded from the conditions of the early 1990s, with an average office rental rate of $17.50 per square foot. The vacancy rate declined to 9.6% in 1997. The industrial market saw a modest decline in vacancy rates in 1997, which in turn has pushed gross annual rents to more than $5.00 per square foot in some larger industrial properties, compared to $3.00 a year ago. The demand for small warehouses with 5,000 to 15,000 square feet is especially strong, with annual rents surpassing $6.00 per square foot.

CAPITAL EXPENDITURES

         Capital expenditures may fluctuate in any given period depending upon the nature, extent and timing of improvements required to be made in the Company's Property portfolio. The Company plans to continue an active preventive maintenance program in order to minimize required capital improvements. In addition, capital improvement costs are recoverable from tenants in many instances.

         Tenant improvement and leasing costs also may fluctuate in any given period depending upon factors such as the term of the lease, the type of lease (renewal or replacement tenant), the involvement of external leasing agents and overall competitive market conditions. Management believes that, as its markets continue to recover, the level of tenant improvement and leasing costs incurred by the Company will decrease on a per square foot basis.

         The Company anticipates capital expenditures and tenant improvement reserves of $0.20 per square foot for the Office Properties and $0.08 per square foot for the Industrial Properties. The Company will make appropriate adjustments to these reserves commensurate with changes in its portfolio.

COMPETITION

         The Company will compete with other owners and developers of office and industrial properties, some of whom may have greater resources and more experience than the Company. An increase in the number of competitive properties in any particular market in which the Properties are located could have a material adverse effect on the Company's ability to lease space at the Properties or any newly-acquired property and could adversely affect the rental rates at the properties owned by the Company. The Company believes, however, that its acquisition and internal growth strategies will enable it to compete effectively in its target markets. The Company also believes that (i) proceeds from the Offering, (ii) the Line of Credit, (iii) its ability to acquire properties by issuing OP Units, and (iv) its ability as a public company to raise funds through the capital markets during periods when conventional sources of financing may be unavailable or prohibitively expensive will provide the Company with competitive advantages.

INSURANCE

         The Company will carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits that the Company believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in any such Property, as well as the anticipated future revenues from such Property and, in the case of recourse debt, the Company would remain obligated for any mortgage debt, if any, or other financial obligations related to such Property. Any such loss would adversely affect the Company. Moreover, as a general partner of the Operating Partnership, the Company will generally be liable for any of the Operating Partnership's unsatisfied obligations other than non-recourse obligations. The Company believes that the Properties will be adequately insured; however, no assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

RENTAL REVENUES

         Substantially all of the income from the Properties consists of rent received under long-term leases. In addition, certain leases provide for payment from tenants of a pro rata share of the real estate taxes, insurance, utilities and common area maintenance of the property.

LEGAL PROCEEDINGS

         The Company is not presently involved in any litigation nor, to its knowledge, is any litigation threatened against the Company or any of the Properties, except for routine litigation arising in the ordinary course of business that, in the opinion of the executive officers of the Company, would not have a material adverse effect on the Company.

REGULATIONS

         General. The Properties, as well as any other properties that the Company may acquire in the future, are subject to various federal, state and local laws, ordinances and regulations, including, among other things, zoning regulations, land use controls, and environmental controls relating to air and water quality, noise pollution and indirect environmental impacts such as increased motor vehicle activity. The Company believes that each Property, when acquired, will have all permits and approvals necessary under current law.

         Insurance. The Company believes that the Properties are covered by adequate property and liability insurance provided by reputable, commercially rated companies and with commercially reasonable deductibles and limits. Management expects to maintain such insurance coverage and to obtain similar coverage with respect to any additional properties acquired by the Company in the future. The Company has obtained or will obtain title insurance relating to the Properties in an aggregate amount that the Company believes to be adequate. See "Risk Factors--Uninsured Loss and Condemnation."

         Americans With Disabilities Act. The Properties are subject to the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that all public facilities be made accessible to people with disabilities. The requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and other capital improvements at the Properties. Noncompliance could result in the imposition of fines by the U.S. government or an award of damages to private litigants. The Company believes that the Properties are substantially in compliance with these requirements.

ENVIRONMENTAL MATTERS

         Under CERCLA, as well as similar state and local laws, owners and operators of property, both past and present, may be held financially responsible for the investigation and, if appropriate, the remediation of hazardous substance releases into the environment. Other parties who arranged for the disposition of hazardous substances or transported hazardous substances for disposition also may be held liable. Liability under CERCLA and similar laws is strict, joint and several and, in many instances, may be imposed without regard to the party's culpability concerning the hazardous substance release. Potentially responsible parties may be liable to one another, the government and, in some instances, third parties.

         Costs recoverable under CERCLA must be consistent with the National Contingency Plan, which establishes a procedure whereby contaminated properties are identified and, if necessary, remediated in a priority fashion. If conducted in the appropriate manner, these costs will include, but may not be limited to, funds expended to investigate and to remediate hazardous substance releases. Costs associated with any such environmental activity may be substantial.


         All of the Properties have recently been subject to Phase I environmental audits. See "Risk Factors--Environmental Matters." The purpose of the Phase I environmental assessments was to determine if past or present uses of, or conditions on, the Properties or properties in the vicinity of the Properties, indicate the potential for soil or groundwater contamination or if other environmental conditions might affect future uses of the Properties or liability associated therewith. The Phase I environmental assessments generally included the following: visual inspection of the property, review of available land use records, interviews with property representatives; examination of information from environmental agencies; and a walk-through survey for suspected asbestos and lead-containing materials. As may be required by any applicable federal, state or local laws, the Company has addressed or will address any recommendations contained in the Phase I environmental assessment reports.


         None of the completed reports from the Phase I environmental assessments or subsequent investigations has revealed, nor is the Company aware of, any environmental condition that the Company believes would have a material adverse effect on the Company's business, assets or results of operations. The Company believes that the Properties are in compliance in all material respects with applicable federal, state and local laws, ordinances and regulations concerning the presence of hazardous substances. It is possible, however, that the Phase I environmental assessments and subsequent investigations did not reveal all environmental liability concerns or that there are material environmental liabilities of which the Company is unaware. Accordingly, no assurance can be given that: (i) future laws, ordinances or regulations will not require or impose any material expenditures or liabilities in connection with the environmental conditions by or on the Company or the Properties: (ii) the current environmental condition of each Property will not be affected by tenants and occupants of such Property, by the condition of properties in the vicinity of such Property or by third parties unrelated to the Company; and (iii) prior owners or prior or current tenants of a Property did not create any material adverse environmental condition of which the Company is unaware.

                   POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

         The following is a discussion of the Company's current policies with respect to investments, financings, affiliate transactions and certain other activities. The Company's policies with respect to these activities have been determined by Management and may be amended or revised from time to time at the discretion of the Board of Trust Managers without a vote of the shareholders of the Company. No assurance can be given that the Company's investment objectives will be attained or that the value of the Company will not decrease.

ACQUISITION STRATEGY


         In seeking acquisition opportunities, the Company intends to focus on Class A office properties and industrial properties that it can acquire at prices that are accretive to Funds From Operations per share. The Company will seek such properties in markets (i) where the Company believes demand for space in office and industrial properties is growing, (ii) where the Company believes it will face less competition for property acquisitions from large, well-capitalized buyers, (iii) where the Company believes it can add value to properties through aggressive management, and (iv) where population and employment growth are strong.



         The Company believes that its most attractive acquisition opportunities will be individual properties and mid-sized portfolios. In implementing its acquisition strategy, the Company plans to utilize Management's extensive network of contacts among commercial real estate brokers, owners and investors, developed over the years through Management's experience, prior employment and longevity in the real estate business. Management expects that these contacts will provide the Company with increased access to available properties.


         The Company intends to focus on its target markets. The Company may, however, acquire properties in other markets when potential returns justify such acquisitions. The Company may also develop its own properties when potential returns justify development. The Company intends to acquire properties that are currently accretive, as well as accretive in the long-term.

INTERNAL GROWTH STRATEGY

         The Company's internal growth strategy is to increase cash flow at its properties by (i) contracting for periodic rent increases and renewing or replacing existing leases with new leases at higher rental rates, (ii) making regular capital improvements and conducting preventive maintenance, (iii) providing quality service, and (iv) aggressively managing its operating expenses. The Company believes that providing quality service, performing regular capital improvements and conducting preventive maintenance will enable it to secure higher rental rates. The Company believes that providing a level of service that exceeds that of its competitors and maintaining the aesthetic attractiveness and functional efficiency of its properties with capital improvements and active preventive maintenance will enhance its ability to attract and retain tenants. The Company believes that capital improvements and preventive maintenance will also enhance the market value of its properties. The Company will aggressively manage operating expenses by, among other things, expanding the management functions conducted in-house by the Company.

         The Company intends to implement its internal growth strategy by providing operating autonomy and performance-based incentives to operating personnel. The Company will adopt an incentive share plan to compensate, attract and retain quality personnel.

INVESTMENT OBJECTIVES

         The Company's investment objective is to provide quarterly cash distributions and to achieve long-term capital appreciation through increases in cash flow and the value of the Company. The Company will seek to accomplish these objectives through the ownership of the Properties, improved operations of the Properties, acquisitions of additional properties, lease-up of unleased space in existing Properties and in any acquired properties and, where appropriate, renovations and expansions of these properties. The key criteria for new investments will be the opportunity for growth in per share Funds From Operations.

         The Company may purchase properties for long-term investment, expand and improve the Properties, or sell such Properties, in whole or in part, when circumstances warrant. The Company may also participate with other entities in property ownership through joint ventures or other types of co-ownership. The Company may acquire properties subject to existing mortgage financing and other indebtedness, which may have priority over the equity interest of the Company. While the

Company emphasizes equity real estate investments, it may, in its discretion, invest in mortgages, stock of other real estate investment trusts and other real estate interests. Mortgage investments may include participating or convertible mortgages. The Company has not previously invested in mortgages or stock of other real estate investment trusts, and currently has no plans to do so.

SALE OF PROPERTY

         The Company does not currently intend to dispose of any of the Properties, although it reserves the right to do so if, based upon Management's periodic review of the Company's Properties, Management proposes the disposition of a Property or Properties and the Trust Managers determine that such action would be in the best interests of the Company. For a description of certain tax consequences arising from the disposition of a Property, see "Federal Income Tax Consequences-Federal Taxation of the Company--Dispositions of Assets."

FINANCING POLICY


         The Company intends to fund future property acquisitions through the most appropriate sources of capital, including the issuance of OP Units to sellers, the use of proceeds from a secured line of credit, undistributed Cash Available for Distribution, bank and institutional borrowings (secured and unsecured) and the issuance of debt and equity securities (including Preferred Shares). The Company is currently negotiating with several financial institutions to obtain a secured line of credit in the approximate amount of $25 million.


         The Company believes its use of debt and equity financing will create a flexible capital structure that will enable the Company to pursue its acquisition and internal growth strategies and maximize returns to its shareholders.

WORKING CAPITAL RESERVES

         The Operating Partnership will maintain working capital reserves in amounts that the Trust Managers determine to be adequate to meet normal contingencies in connection with the operation of the Operating Partnership's business and investments.

OTHER POLICIES

         The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend to (i) invest in the securities of other issuers (other than the Operating Partnership) for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers or (iii) actively trade in loans or other investments.

         The Company may make investments other than as previously described, although it does not currently intend to do so. The Company has not made any loans to third parties since its formation, although it may in the future make loans to such persons and entities, including, without limitation, its officers, and to joint ventures in which it participates. Since formation, the Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, and the Company does not intend to do so in the future. The Company's policies with respect to such activities may be reviewed and modified from time to time by the Trust Managers without the vote of the shareholders.

         At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of circumstances or changes in the Code (or in the Treasury Regulations), the Trust Managers, with the consent of a majority of the Company's shareholders, determine to revoke the Company's REIT election.

         The Company may, under certain circumstances, purchase its Common Shares in the open market or otherwise. The Trust Managers have no present intention of causing the Company to repurchase any of the Common Shares, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code and the Treasury Regulations.


         The Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or Nasdaq Stock Market requirements, if any, holders of Common Shares will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants.

                                   MANAGEMENT

TRUST MANAGERS AND OFFICERS

         The Company's Trust Managers are elected annually by the shareholders and remain in office until their successors, if any, are elected. The Trust Managers are responsible for appointing the executive officers of the Company and for approving borrowings by the Company. The Trust Managers are also responsible for the adoption from time to time of such investment policies and limitations as they may deem appropriate in light of the Company's investment objectives.

The following table sets forth the names and positions of the Trust Managers and officers of the Company.



                  Name                               Age                            Position
                  ----                               ---                            --------
         Merker, David R.                            55                Chairman of the Board, Chief Executive
                                                                              Officer and Trust Manager

         Lorentzen, Arthur F., Jr.                   48                President, Chief Operating Officer and
                                                                       Trust Manager

         Deborah J. Pierce                           49                Chief Financial Officer, Secretary
                                                                       and Treasurer nominee

         Laffey, Stephen P.                          36                Independent Trust Manager

         Cook, John F.                               70                Independent Trust Manager

         Fishman, Edward M.                          52                Independent Trust Manager



         DAVID R. MERKER is Chairman of the Board and Chief Executive Officer of the Company. Since 1988, Mr. Merker has served as Vice President and Chief Operating Officer of affiliates of Ralph Engelstad that are selling or contributing the Properties to the Operating Partnership in connection with the Offering. In such capacity, Mr. Merker has been responsible for all aspects of operations, including acquisitions, development, marketing and management. From 1959 to 1987, Mr. Merker worked for C.I.T. Corporation, Westinghouse Credit Corporation, and Southwest Funding Corporation. These companies specialized in finance of industrial and real estate related transactions. Mr. Merker is a native of Kansas City, Missouri and attended De La Salle Military Academy.

         ARTHUR F. LORENTZEN, JR. is President and Chief Operating Officer of the Company. Since September 1995, Mr. Lorentzen has worked as an independent real estate consultant. From April 1994 to September 1995, Mr. Lorentzen worked with Koll-Dove Global Disposition Services with responsibility for real estate advisory and consulting services. For 24 years prior to April 1994, Mr. Lorentzen served in various capacities with the FDIC, where he served as Associate Director (Asset Disposition), Division of Depositor and Asset Services, formerly the Division of Liquidation, from 1988 to 1993. Mr. Lorentzen was responsible for the disposition of more than $80 billion in assets from failed financial institutions. In his last year with FDIC, Mr. Lorentzen served as Regional Director, leading a $7.7 billion, 6 office, 2,000 employee region. Mr. Lorentzen holds a B.S. degree in Accounting from Northeastern University, Boston, Massachusetts and a commercial banking graduate degree from the Pacific Coast Banking School, University of Washington, Seattle, Washington. Mr. Lorentzen is also a Commissioned Bank Examiner.


         DEBORAH J. PIERCE, a Certified Public Accountant, will serve as Chief Financial Officer, Secretary and Treasurer of the Company upon completion of the Offering. Since June 1995, Ms. Pierce has served as Vice President of Finance for Tropicana Resort & Casino, a subsidiary of Aztar, Inc., a publicly traded company. From 1988 to 1995, Ms. Pierce served as Chief Financial Officer of John Midby & Associates, a development company, and served as Chief Financial Officer and Assistant Treasurer of an affiliated publicly registered company, Gold River Hotel & Casino, Inc. From 1985 to 1988, Ms. Pierce served as Audit Manager for Laventhol & Horwath and from 1977 to 1985 for KPMG Main Hurdman (currently KPMG Peat Marwick). Ms. Pierce has experience in Securities Exchange Commission reporting, internal controls and financial reporting.


         STEPHEN P. LAFFEY serves as a Trust Manager of the Company. Mr. Laffey currently serves as President of Equity Capital Markets at Morgan Keegan & Company, Inc. He joined Morgan Keegan & Company, Inc. in June 1992 to work with

CEO and founder Allen Morgan in international sales. In January 1996, Mr. Laffey was appointed Director of Equity Research and was named Institutional Sales Manager in May and Equity Trading Manager in September 1996. After graduating Magna Cum Laude from Bowdoin College in 1984, Mr. Laffey received an MBA from Harvard Business School in 1986.

         JOHN F. COOK serves as a Trust Manager of the Company. Mr. Cook served as President, Chairman, and Chief Executive Officer of Valley Bank and Trust Co., Grand Forks, North Dakota, from 1972 until his retirement in 1995. Mr. Cook has served as an officer and board member of many civic, educational, charitable and fraternal organizations.

         EDWARD M. FISHMAN serves as a Trust Manager of the Company. Mr. Fishman has been President and a shareholder of the law firm Fishman, Jones, Walsh & Marsh, P.C. in Dallas, Texas, since its founding in 1986, and practices primarily in the areas of real estate and general corporate planning. Mr. Fishman graduated Cum Laude from Bowdoin College and received his Juris Doctorate degree from Columbia University Law School.

STAGGERED BOARD


         The Company's Board of Trust Managers is divided into three classes, with staggered three-year terms. The initial terms of Messrs. Merker and Lorentzen will expire at the Company's third annual meeting of shareholders; of Messrs. Laffey and Fishman at the Company's second annual meeting of shareholders; and of Mr. Cook at the Company's first annual meeting of shareholders. Upon the expiration of the initial terms of each class, the succeeding terms of each class will be three years.


COMMITTEES OF THE TRUST MANAGERS


         Audit Committee. The Board of Trust Managers has established an Audit Committee that consists of the three independent Trust Managers. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.



         Compensation Committee. Promptly following the Offering, the Trust Managers will establish a Compensation Committee to determine compensation, including bonuses, for the Company's executive officers. In determining the amount of executive compensation, the Compensation Committee will consider both individual and Company performance. The Compensation Committee shall also administer the Plan. The Compensation Committee shall consist of the three independent Trust Managers, as required under the Plan. See "Management--Incentive Share Plan."


COMPENSATION OF TRUST MANAGERS


         The Company intends to pay the independent Trust Managers fees for their services as Trust Managers. Trust Managers will receive annual compensation of $10,000 plus a fee of $1,000 for attendance at each of the Trust Manager, but not committee, meetings. Trust Managers who are not independent Trust Managers will not be paid any trust manager fees. An independent Trust Manager may elect to receive all or part of his or her annual retainer fee in the form of Common Shares pursuant to procedures set forth in the Plan.



         In addition, on the last day of each calendar year beginning with the last day of 1998, each independent Trust Manager will receive a non-qualified option to purchase 1,000 Common Shares. Each such option shall have an exercise price equal to the fair market value of the Common Shares on the date of grant, shall be immediately exercised in full, and shall have a ten-year term subject to earlier expiration if the independent Trust Manager leaves the Board of Trust Managers.


TRUST MANAGERS AND OFFICERS INSURANCE


         The Company intends to have trust manager and officer liability insurance. Trust manager and officer liability insurance insures (i) the Trust Managers and officers of the Company against any claim arising out of an alleged wrongful act by such persons while acting as Trust Managers or officers of the Company, and (ii) the Company to the extent that it has indemnified the Trust Managers and officers for such loss.

INDEMNIFICATION


         The Company will enter into indemnification agreements with each of its Trust Managers and executive officers requiring the Company to indemnify such persons and advance expenses to such persons to the maximum extent permitted by Texas law. In addition, pursuant to the Underwriting Agreement, the officers, Trust Managers and controlling persons of the Company will be indemnified against certain liabilities by the Underwriters, and the Underwriters will be indemnified against certain liabilities by the Company. See "Underwriting."


EXECUTIVE COMPENSATION


         To date, the Company has not paid any compensation to its executive officers. The following table sets forth the estimated 1998 compensation, on an annualized basis, expected to be paid to the Chairman of the Board and Chief Executive Officer; President and Chief Operating Officer; and Chief Financial Officer, Secretary and Treasurer of the Company under their respective employment agreements. In addition, the Company's executive officers will be eligible to receive cash bonuses at the discretion of the Compensation Committee under the Plan, as described below. Incentive compensation will be determined by the Compensation Committee.




                                            PRINCIPAL CAPACITIES                        ANNUAL
               NAME                         IN WHICH SERVED                             COMPENSATION (1)
               ----                         ---------------                             ----------------
         Merker, David R.                   Chairman of the Board and                       $200,000
                                            Chief Executive Officer

         Lorentzen, Arthur F. Jr.           President and Chief Operating Officer           $200,000

         Pierce, Deborah J.                 Chief Financial Officer,                        $120,000
                                            Secretary and Treasurer


-------------
(1) Amounts are annualized projections for the year ending December 31, 1998.

INCENTIVE SHARE PLAN


         The Company has adopted the Plan to (i) furnish incentives to individuals chosen to receive share-based awards because they are considered capable of improving operations and increasing profits; (ii) encourage selected persons to accept or continue employment with the Company; and (iii) increase the interest of Trust Managers in the Company's welfare through their participation in the growth in value of the Common Shares. The Plan provides for the award (subject to the Ownership Limit) to full-time employees and Trust Managers of, and certain consultants to, the Company of a broad variety of equity-based compensation alternatives, i.e., nonqualified share options, incentive share options, restricted shares, share appreciation rights, and dividend equivalent rights.



         The total number of Common Shares that may be issued under the Plan is an amount of shares equal to 5% of the outstanding Common Shares on a fully-diluted basis, but not to exceed 500,000 Common Shares. Notwithstanding the foregoing, no downward adjustment in the number of shares available for issuance under the Plan will be made as a result of decreases in the number of shares outstanding that do not constitute changes in the capitalization of the Company that affect all shareholders (e.g., self-tender). Upon completion of the Offering, 242,328 Common Shares may be issued under the Plan based upon the Company's capital structure at that time.



         Options entitle the optionees to purchase Common Shares from the Company for a specified exercise price during a specified period. Under the Plan, the Company may grant options that are intended to be incentive stock options within the meaning of Section 422 of the Code ("incentive share options") or options that are not incentive stock options ("nonqualified share options"). Incentive share options and nonqualified share options granted under the Plan may not have an exercise price less than 100% of the fair market value of the Common Shares on the date of grant and must expire within ten years after such date.



         Restricted share awards entitle the recipient to purchase Common Shares from the Company in consideration of a specified price equal, at a minimum, to the par value of the shares being purchased. The award may provide for vesting over a specified period of time and forfeiture to the Company with respect to the unvested shares upon the termination of the recipient's employment or other relationship with the Company or upon the occurrence or non-occurence of other conditions or events. Restricted shares may not be issued to independent Trust Managers (although an independent Trust Manager may elect to receive all or part of his or her annual retainer in Common Shares under the Plan). Restricted shares may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted shares will receive distributions prior to the time when the restrictions lapse.



         Share appreciation rights entitle the recipient to receive from the Company at the time of exercise a per share amount equal to the excess of the fair market value at the date of exercise of a Common Share over a price specified at the time of grant, which cannot be less than the fair market value of the Common Shares on the grant date. The per share amount may be paid in cash or Common Shares. Share appreciation rights may be issued alone or in tandem with options, but may not be issued to independent Trust Managers.



         Dividend equivalent rights entitle the recipient to receive, for a specified period, a payment (in cash or Common Shares) equal to the quarterly dividend declared and paid by the Company on one Common Share. Dividend equivalent rights may not be granted to independent Trust Managers and are forfeited to the Company upon the termination of the recipient's employment or other relationship with the Company, unless otherwise provided by the Compensation Committee.



         The Plan will be administered by the Compensation Committee, which is authorized to determine the eligible persons to whom, and the time or times at which, awards under the Plan will be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. Notwithstanding the foregoing, the terms and conditions of option grants to independent Trust Managers and the procedures by which independent Trust Managers may receive annual fees in the form of Common Shares are not discretionary with the Compensation Committee but shall be as specified in the Plan. See "Management-Compensation of Trust Managers." The Compensation Committee is also authorized to adopt, amend and rescind administrative and interpretive rules and regulations relating to the Plan. The members of the Compensation Committee are required to be independent Trust Managers. Prior to the establishment of the Compensation Committee, the Plan will be administered by the Board. See "Management--Committees of the Trust Managers."



         Upon the closing of the Offering, Messrs. Merker and Lorentzen will each receive options to purchase 75,000 Common Shares under the Plan at the Offering price, and Ms. Pierce will receive options to purchase 20,000 Common Shares under the Plan at the Offering price.


EMPLOYMENT CONTRACTS


         Each of Messrs. Merker and Lorentzen will receive annual cash compensation and a bonus pursuant to three-year employment contracts, renewable from year to year thereafter, with the Company. The base salary provided for in such contracts may be increased after one year at the discretion of the Compensation Committee. The employment agreements provide that Messrs. Merker and Lorentzen will be eligible for a cash bonus to be set by the Compensation Committee. The agreements provide for Messrs. Merker and Lorentzen to receive severance payments upon the death, disability, termination or resignation of such executive, unless such executive resigns without "good cause" or unless the Company terminates such executive with "good reason" (i.e., as a result of gross negligence, willful misconduct, fraud or a material breach of the employment agreement). Each such executive will have "good cause" to terminate his employment with the Company in the event of any material reduction in his compensation or benefits, material breach or material default by the Company under his employment agreement or following a change in control of the Company. The employment agreements provide for severance payments to be paid for two years equal to base compensation plus bonus for the executive at the most recent annual amount.


LIMITATION OF LIABILITY AND INDEMNIFICATION

         Section 9.20 of the Texas REIT Act, subject to procedures and limitations stated therein, allows the Company to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The Company is required by Section 9.20 of the Texas REIT Act to indemnify a trust manager or officer against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a trust manager or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under the Texas REIT Act, trust managers and officers are not entitled to indemnification if (i) the trust manager or officer is found liable to the real estate investment trust or is found liable on the basis that personal benefit was improperly received and (ii) the trust manager or officer was found liable for willful or intentional misconduct in the performance of his duty to the real estate investment trust.

The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any provision of the Charter or Bylaws of the Trust, agreements or otherwise. In addition, the Company has, pursuant to Section 15.10 of the Texas REIT Act, provided in its Charter that, to the fullest extent permitted by applicable law, a trust manager of the Company shall not be liable for any act, omission, loss, damage or expense arising from the performance of his duty under the Texas REIT Act, except for his own willful misfeasance or malfeasance or negligence.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         In connection with the formation of the Company, certain executive officers and Trust Managers of the Company acquired a total of 141,260 Common Shares on February 11, 1998, at a purchase price of $0.007 per share and an aggregate cost of $1000. David R. Merker purchased 89,258 Common Shares. Arthur
F. Lorentzen, Jr. purchased 48,430 Common Shares. Edward M. Fishman purchased 3,572 Common Shares. Each of these shareholders will experience an immediate accretion in value upon completion of the Offering. Based on an initial offering price of $15.00 per share, the value of Mr. Merker's Common Shares shall be $1,338,870, the value of Mr. Lorentzen's Common Shares shall be $726,450, and the value of Mr. Fishman's Common Shares shall be $53,580 upon completion of the Offering. Prior to the Offering, Mr. Merker served as an executive officer, and managed the real estate operations, of the Prior Owners and certain affiliates of the Prior Owners.



         Upon completion of the Offering, Messrs. Merker and Lorentzen will each receive options to purchase 75,000 Common Shares under the Plan at the Offering price, and Ms. Pierce will receive options to purchase 20,000 Common Shares under the Plan at the initial offering price.


         Edward M. Fishman is a Trust Manager of the Company. Mr. Fishman is also the President and a shareholder of the law firm of Fishman, Jones, Walsh & Marsh, P.C., which renders legal services to the Company from time to time.

         Stephen P. Laffey is a Trust Manager of the Company. Mr. Laffey also serves as President of Equity Capital Markets for Morgan Keegan & Company, Inc., which is acting as an Underwriter in the Offering.

                              PARTNERSHIP AGREEMENT

         The following summary of the Partnership Agreement, including the descriptions of certain provisions set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which is filed as an Exhibit to the Registration Statement of which this Prospectus is part.

MANAGEMENT

         The Operating Partnership is organized as a Delaware limited partnership pursuant to the terms of the Partnership Agreement. Pursuant to the Partnership Agreement, the Company, as the sole general partner of the Operating Partnership, shall have the right and power to make all decisions and take any and every action with respect to the property, the business and affairs of the Operating Partnership and shall have all the rights, power and authority generally conferred by law, or necessary, advisable or consistent with accomplishing the purposes of the Partnership. All such decisions or actions made or taken by the general partner shall be binding upon all of the partners and the Operating Partnership.

AMENDMENT

         The consent of limited partners holding 67% of the limited partnership interests in the Operating Partnership is required with respect to certain amendments to the Partnership Agreement, including amendments which (i) modify the allocation of profits, losses, or distributions among the partners, (ii) modify the issuance and conversion of OP Units, and (iii) modify the provisions related to the transfer of OP units. The written consent of the general partner and any partner adversely affected is required to amend the Partnership Agreement so as to enlarge the obligation of any partner to make capital contributions to the Operating Partnership. The written consent of all the partners is required to amend these amendment limitations.

TRANSFERABILITY OF OP UNITS

         The Partnership Agreement generally provides that the general partner may not transfer its interest in the Operating Partnership without the consent of a majority-in-interest of the limited partners. The limited partners generally may not transfer their OP Units without the consent of the general partner.

REDEMPTION OF OP UNITS

         Pursuant to the Partnership Agreement, the limited partners will receive rights which will enable them to request the redemption of their OP Units for cash or, at the option of the Company, Common Shares ("Redemption Rights"). The Redemption Rights shall be exercisable beginning one year after the OP Units are issued to the limited partner. A limited partner shall not have the right to exercise its redemption right for Common Shares if (i) the Company would, as a result thereof, no longer qualify (or it would be likely that the Company no longer would qualify) as a REIT under the Code; or (ii) such exchange would constitute or be likely to constitute a violation of applicable federal or state securities laws or would violate any applicable provisions of the organizational documents of the Company (including without limitation any restrictions on ownership of securities of the Company set forth in the Declaration of Trust or Bylaws of the Company).

CAPITAL CONTRIBUTIONS

         The Company will contribute substantially all of the net proceeds of the Offering to the Operating Partnership in exchange for an approximate 90.4% limited partnership interest in the Operating Partnership. The Company will also hold a 1.0% general partnership interest in the Operating Partnership. The Prior Owners will contribute two Properties (or interests therein) to the Operating Partnership in exchange for cash and an aggregate of 415,312 OP Units, representing an approximate 8.6% limited partnership interest in the Operating Partnership. The Partnership Agreement provides that if the Operating Partnership requires additional funds, any partner may, but is not required to, make an additional capital contribution to the Operating Partnership. Furthermore, the general partner may loan to the Operating Partnership the proceeds of any loan obtained or debt securities issued by the Company so long as the terms of such loan to the Operating Partnership are substantially equivalent to the loan obtained or debt securities issued by the Company. If any partner so contributes additional capital to the Operating Partnership, the partner will receive additional OP Units and its percentage interests in the Operating Partnership will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the other partners will be decreased on a proportionate basis in the event of additional capital contributions by the Company. Under the Partnership Agreement, the Company generally is obligated to contribute the proceeds of a securities offering as additional capital to the Operating Partnership in exchange for additional OP Units.

PARTNERS

         Unless the general partner determines in good faith that the Operating Partnership will not be classified as a publicly traded partnership for federal income tax purposes, the Partnership shall not at any time have more than 100 partners.

TERM

         The Operating Partnership will continue in full force and effect until December 31, 2097, or until sooner dissolved pursuant to the terms of the Partnership Agreement.

TAX MATTERS

         Pursuant to the Partnership Agreement, the general partner will be the tax matters partner of the Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Shares and OP Units immediately following the consummation of the Offering and the Formation Transactions by (i) persons who will own beneficially more than 5% of the outstanding Common Shares or OP Units;
(ii) each Trust Manager and the executive officers of the Company; and (iii) the Trust Managers and executive officers as a group. Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the Common Shares and OP Units shown as beneficially owned by such person:


                                                                                                              Percentage
                                                 Number of               Percent of                          Interest in
                                               Common Shares           Common Shares       Number of          Operating
Name of Beneficial Owner                     Beneficially Owned         Outstanding       OP Units (1)       Partnership
------------------------                     ------------------         -----------       ------------       -----------
David R. Merker                                     89,258                  1.8%
Arthur F. Lorentzen, Jr.                            48,430                  1.0%
Edward M. Fishman                                    3,572                   *
Ralph and Betty Engelstad (2)                                                               415,312             8.57%
Trust Managers/Officers                            141,260                  2.9%
  as a Group (3 persons)



------------------
*   Less than 1%.
(1) OP Units (other than those owned by the Company) may be redeemed one year after the completion of the Offering for cash or, at the option of the Company, for Common Shares on a one-for-one basis.
(2) Ralph Engelstad and Betty Engelstad will be the beneficial owners under Rule 13d-3 of the Exchange Act of the 184,906 OP Units to be held by Bayview Investments, Inc., the 92,107 OP Units to be held by Imperial Warehouse, Inc., and the 138,299 OP Units to be held by Polaris Warehouse, Inc. Bayview Investments, Inc., Imperial Warehouse, Inc. and Polaris Warehouse, Inc. are Prior Owners.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

GENERAL


         The Charter authorizes the Company to issue up to 100,000,000 Common Shares at $0.005 par value per share and 10,000,000 Preferred Shares at $0.005 par value per share. Upon completion of the Offering, 4,846,572 Common Shares will be issued and outstanding (including 415,312 Common Shares issuable upon the conversion of OP Units). Not included in the issued and outstanding Common Shares are 643,500 Common Shares that may be purchased by the Underwriters to cover over-allotments. After the Offering, no Preferred Shares will be issued or outstanding.


         Common Shares of Beneficial Interest. Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trust Managers. There is no cumulative voting in the election of Trust Managers, which means that the holders of a majority of the outstanding Common Shares can elect all of the Trust Managers then standing for election. Holders of Common Shares are entitled to such distributions as may be declared from time to time by the Trust Managers out of funds legally available therefor. See "Distribution Policy."


         Holders of Common Shares have no conversion, redemption or preemptive rights to subscribe for any securities of the Company. All outstanding Common Shares will be fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Shares will be entitled to share ratably in the assets of the Company remaining after provision for payment of liabilities to creditors and payment of liquidation preferences to holders of outstanding Preferred Shares, if any.


         Preferred Shares. The Trust Managers are authorized (without any further action by the shareholders) to issue Preferred Shares in one or more series and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences. Satisfaction of any dividend preferences of outstanding Preferred Shares would reduce the amount of funds available for the payment of dividends on the Common Shares. Also, holders of Preferred Shares would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of the Company before any payment is made to the holders of Common Shares. In addition, under certain circumstances, the issuance of Preferred Shares may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities, or the removal of incumbent Management. The Trust Managers, without shareholder approval, may issue Preferred Shares with voting and conversion rights which could adversely affect the holders of Common Shares.


         The Preferred Shares and the variety of related terms, rights and preferences offers the Company flexibility in financing and acquisition transactions. An issuance of such shares could dilute the book value or adversely affect the relative voting power of the Common Shares. The issuance of such shares could be used to discourage unsolicited business combinations, for example, by providing for class voting rights that would enable the holders of Preferred Shares to block such a transaction. Although the Trust Managers are required when issuing such securities to act based on their best judgment as to the best interests of the shareholders of the Company, the Trust Managers could act in a manner that would discourage or prevent a transaction that some shareholders might believe is in the Company's best interests or in which shareholders could or would receive a premium for their shares over the market price. Any Preferred Shares issued would be subject to restrictions similar to those set forth under "Restrictions on Transfer" below.


         The Company has no present intention to issue any Preferred Shares or any other new class of securities.

RESTRICTIONS ON TRANSFER

         For the Company to qualify as a REIT under the Code, (i) not more than 50% in value of its outstanding Trust Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; (ii) the Trust Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain percentages of the Company's gross income must be from particular activities. See "Federal Income Tax Consequences." Because the Trust Managers believe it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder other than any person approved by the Trust Managers, at their option and in their discretion (provided that such approval will not result in the termination of the status of the Company as a REIT), may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number or value (in either case as determined in good faith by the Trust Managers) of the outstanding shares of any class or series of Trust Shares. The Trust Managers may waive the Ownership Limit if evidence satisfactory to the Trust Managers and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Trust Managers determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. Any transfer or issuance of Trust Shares or any security convertible into Trust Shares that would (i) create a direct or indirect ownership of Trust Shares in excess of the Ownership Limit; (ii) with respect to transfers only, result in the Trust Shares being owned by fewer than 100 persons; (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code;
(iv) result in the Company owning, directly or indirectly, 10% or more of the ownership interests in any tenant or subtenant; or (v) result in the Company's disqualification as a REIT, shall be null and void, and the intended transferee will acquire no rights to the Trust Shares. The Company's Charter provides that any or all securities ("Excess Securities") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning Trust Shares in excess of the Ownership Limit, or would otherwise violate the restrictions on transfer set forth in the charter, shall be deemed to be transferred to a trust ("Beneficial Trust") to be held for the exclusive benefit of a charitable beneficiary. The trustee of the Beneficial Trust, as record holder of the Excess Securities, shall be entitled to receive all dividends and distributions as may be declared by the Board of Trust Managers on such Excess Securities for the benefit of the charitable beneficiary, and the trustee of the Beneficial Trust shall be entitled to vote all Excess Securities. The trustee of the Beneficial Trust may select a transferee to whom the Excess Securities may be sold (as long as such sale does not violate the Ownership Limit or the other restrictions on transfer), and the intended transferee (the transferee of the Excess Securities whose ownership would violate the Ownership Limit or the other restrictions on transfer) shall receive from the trustee of the Beneficial Trust the lesser of (i) such sale proceeds, or (ii) the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). Any amounts received by the trustee of the Beneficial Trust in respect of such Excess Securities and in excess of such amounts to be paid the intended transferee shall be distributed to the charitable beneficiary. In addition, the Company shall have the right to purchase any Excess Securities for a period of ninety days after the transfer that created such Excess Securities. Any dividend or distribution paid to an intended transferee on Excess Securities prior to the discovery by the Company that such Excess Securities have been transferred in violation of the provisions of the Charter shall be paid to the trustee of the Beneficial Trust for the benefit of the charitable beneficiary. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Securities may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Securities and to hold such Excess Securities on behalf of the Company.


PREEMPTIVE RIGHTS AND CUMULATIVE VOTING


         The Common Shares issued by the Company will have no preemptive rights, and no shareholder may cumulate his votes in the election of Trust Managers. The prohibition on cumulative voting is intended to insure that the vote of holders of a majority of outstanding voting Common Shares elects Trust Managers, rather than a plurality of the voting Common Shares voted in the election of Trust Managers.


SHARE DISTRIBUTIONS


         The Charter allows for the payment of Common Share distributions to be paid in Common Shares of the Company, cash or property. The general effect of the provision is to afford the Company greater flexibility in the means by which it pays distributions to its shareholders. When making a determination of whether to declare a distribution, the Trust Managers shall make the determination consistent with their fiduciary duties as Trust Managers. No distribution may be declared or paid, however, when the Company is unable to pay its debts as they become due in the usual course of its business, or when the payment of such distribution would result in the Company being unable to pay its debts as they become due in the usual course of business.


REDEMPTION OF COMPANY SHARES


         Pursuant to the Charter, the Company may purchase or redeem its own shares, subject to the limitations of the Texas REIT Act, which allows REITs formed thereunder to redeem or repurchase shares, unless (i) after giving effect thereto, the Company would be insolvent or (ii) the amount paid therefor would exceed the surplus of the Company. This provision affords the Company with a means of distributing assets by acquiring shares, as well as the ability to redeem shares in transactions in which such a redemption may be beneficial to the Company and its shareholders.

VOTING RIGHTS

         Each shareholder shall be entitled at each meeting of shareholders to one vote on each matter submitted to a vote at such meeting for each share having voting rights registered in his name on the books of the Company at the time of the closing of the share transfer books (or at the record date) for such meeting. When a quorum is present at any meeting (and not withstanding the subsequent withdrawal of enough shareholders to leave less than a quorum present), the votes of a majority of the Common Shares entitled to vote, present in person or by proxy, shall decide any matter submitted to such meeting, unless the matter is one upon which by law or by express provision of the Charter or of the Bylaws the vote of a greater number is required, in which case the vote of such greater number shall govern and control the decision of such matter. In determining the number of Common Shares entitled to vote, shares abstaining from voting or not voted on a matter (including elections) will not be treated as entitled to vote.

                 CERTAIN PROVISIONS OF THE TEXAS REIT ACT AND OF
                        THE COMPANY'S CHARTER AND BYLAWS

         The following paragraphs summarize certain provisions of Texas law and the Charter and Bylaws. The summary does not purport to be complete and reference is made to Texas law and the Charter and Bylaws, copies of which are exhibits to the registration statement of which this Prospectus is a part.

BOARD OF TRUST MANAGERS


         The Bylaws provide that the number of Trust Managers of the Company may not be fewer than three nor more than ten. In accordance with the terms of the Charter and Bylaws, the Board of Trust Managers currently consists of five persons. The Board of Trust Managers is divided into three classes, as nearly equal in number as possible. The term of office of the first class shall expire at the first annual meeting of shareholders, the term of office of the second class shall expire at the second annual meeting of shareholders, and the term of office of the third class shall expire at the third annual meeting of shareholders. At each annual meeting of shareholders commencing with the first annual meeting held after such division into classes, Trust Managers elected to succeed those Trust Managers whose terms then expire shall be elected for a three year term of office, serving until their successors are duly elected and qualified or until their death, resignation or removal.



         The Bylaws provide that vacancies on the Board of Trust Managers may be filled by successor Trust Managers either appointed by a majority of the remaining Trust Managers or elected by the vote of the holders of at least two-thirds of the outstanding Common Shares at an annual or special meeting of shareholders. The Bylaws also provide that nominations of persons for election as Trust Managers may be made at any annual meeting of shareholders (i) by or at the direction of the Trust Managers or (ii) by any shareholder of the Company who is a shareholder of record on the date of the giving of notice provided for in the Bylaws and on the record date for the determination of shareholders entitled to vote at such annual meeting and who complies with the notice procedures set forth in the Bylaws. The Bylaws require Trust Manager nominees who have not been previously elected as Trust Managers by the shareholders of the Company to be elected at the annual meeting of shareholders by the affirmative vote of two-thirds of the outstanding Common Shares entitled to vote thereon. Trust Managers who have been previously elected by the shareholders of the Company may be re-elected by the affirmative vote of a majority of the Common Shares entitled to vote on such matter.


REMOVAL OF TRUST MANAGERS

         The Charter and Bylaws require the affirmative vote of two-thirds of the outstanding Common Shares to remove a Trust Manager, with or without cause.

BUSINESS COMBINATIONS


         The Charter requires that except in certain circumstances, a Business Combination (as defined below) between the Company and a Related Person (as defined below) must be approved by the affirmative vote of the holders of not less than 80% of the outstanding Common Shares of the Company, including the affirmative vote of the holders of not less than 50% of the outstanding Common Shares not owned by the Related Person. The 50% voting requirement, however, is not applicable if the Business Combination is approved by the affirmative vote of the holders of not less than 90% of the outstanding Common Shares.



      The Charter provides that a "Business Combination" is: (i) any merger or consolidation, if and to the extent permitted by law, of the Company or a subsidiary, with or into a Related Person; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of more than 35% of the book value of the total assets of the Company and its subsidiaries (taken as a whole), to or with a Related Person; (iii) the issuance or transfer by the Company or a subsidiary (other than by way of a pro rata distribution to all shareholders) of any securities of the Company or a subsidiary of the Company to a Related Person; (iv) any reclassification of securities (including any reverse share split) or recapitalization by the Company, the effect of which would be to increase the voting power of the Related Person; (v) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of a Related Person which involves any transfer of assets, or any other transaction, in which the Related Person has any direct or indirect interest (except proportionally as a shareholder); (vi) any series or combination of transactions having, directly or indirectly, the same or substantially the same effect as any of the foregoing; and (vii) any agreement, contract or other arrangement providing, directly or indirectly, for any of the foregoing.



         A "Related Person" generally is defined in the Charter to include any individual, corporation, partnership or other person and the affiliates and associates of any such individual, corporation, partnership or other person that individually or together is the beneficial owner in the aggregate of more than 50% of the outstanding Common Shares of the Company.



         The 80% and 50% voting requirements described above will not apply if:
(i) the Trust Managers, by a vote of not less than 80% of the Trust Managers then holding office, (a) have expressly approved in advance the acquisition of Shares of the Company that caused the Related Person to become a Related Person or (b) have expressly approved the Business Combination prior to the date on which the Related Person involved in the Business Combination shall have become a Related Person; or (ii) the Business Combination is solely between the Company and another entity, 100% of the voting stock, shares or comparable interests of which is owned directly or indirectly by the Company; or (iii) the Business Combination is proposed to be consummated within one year of the consummation of a Fair Tender Offer (as defined in the Charter) by the Related Person in which Business Combination the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of Common Shares of the Company in the Business Combination is not less than the price offered in the Fair Tender Offer; or (iv) all of the following conditions have been met: (a) the Business Combination is a merger or consolidation, the consummation of which is proposed to take place within one year of the date of the transaction pursuant to which such person became a Related Person and the cash or fair market value of the property, securities or other consideration to be received per share by all remaining holders of Common Shares of the Company in the Business Combination is not less than the highest per share price, with appropriate adjustments for recapitalizations, share splits and share dividends, paid by the Related Person in acquiring any of its Common Shares (the "Fair Price"); (b) the consideration to be received by such holders is either cash or, if the Related Person acquired the majority of its Common Shares for a form of consideration other than cash, the same form of consideration with which the Related Person acquired such majority; (c) after such person has become a Related Person and prior to consummation of such Business Combination: (1) there has been no reduction in the annual rate of dividends, if any, paid on the Company's Common Shares (adjusted as appropriate for recapitalizations, share splits, reverse share splits and share dividends), except any reduction that is made proportionately with any decline in the Company's net income for the period for which such dividends are declared and except as approved by a majority of the Trust Managers continuing in office, and (2) such Related Person has not received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company prior to the consummation of such Business Combination (other than in connection with financing a Fair Tender Offer); and (d) a proxy statement that conforms with the provisions of the Exchange Act and the rules and regulations thereunder has been mailed to holders of the Company's Common Shares at least 45 days prior to the consummation of the Business Combination for the purpose of soliciting shareholder approval of the Business Combination; or (v) the Rights (as hereinafter defined) have become exercisable.



         If a person has become a Related Person and within one year after the date of the transaction pursuant to which the Related Person became a Related Person (the "Acquisition Date"), (x) a Business Combination meeting all of the requirements of clause (iv) above has not been consummated, and (y) a Fair Tender Offer has not been consummated, and (z) the Company has not been dissolved and liquidated, then, in such event the beneficial owner of each Common Share (not including shares beneficially owned by the Related Person) shall have the Right (a "Right"), commencing at the opening of business on the one-year anniversary date of the Acquisition Date and continuing for a period of 90 days thereafter (the "Exercise Period"), subject to certain extensions, to sell to the Company one Share at the Fair Price upon the exercise of such Right. At the end of the Exercise Period, each Right not exercised shall become void and all rights in respect thereof shall cease as of such time.


SHAREHOLDER LIABILITY


         Both the Texas REIT Act and the Bylaws provide that shareholders of the Company shall not be liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by the Company or Trust Managers and shall be under no obligation to the Company or its creditors with respect to their shares other than the obligation to pay to the Company the full amount of the consideration for which their shares were issued.


TRUST MANAGER LIABILITY


         Pursuant to the Texas REIT Act, the Charter provides that each Trust Manager shall be indemnified against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Trust Manager in connection with any Proceeding (as defined in the Charter) in which he or she was, is or is threatened to be named defendant or respondent, or in which he or she was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his or her serving or having served, or having been nominated or designated to serve, as a Trust Manager, to the fullest extent that indemnification is permitted by Texas law. This indemnification shall not be deemed exclusive of, or to preclude, any other rights to which those seeking indemnification may at any time be entitled under the Bylaws, any law, agreement or vote of shareholders or disinterested Trust Managers, or otherwise.


SPECIAL SHAREHOLDER MEETINGS


         The Texas REIT Act provides that holders of 10% or more of the Common Shares entitled to vote may call a special meeting of shareholders of a REIT formed under the Texas REIT Act unless the declaration of trust for such REIT provides otherwise. The Charter provides for the holders of 5% or more of the Common Shares to call a special meeting of shareholders. Without this provision in the Charter, the Texas REIT Act might prevent special meetings from ever being called by shareholders of the Company in light of the Ownership Limit, which, in order to protect the Company's continued qualification as a REIT, generally limits the ownership of the Company's Common Shares by a person to 9.8% of the Company's outstanding Common Shares.


TERMINATION OF THE COMPANY

         The Charter permits the termination of the Company and the discontinuation of the operations of the Company by the affirmative vote of the holders of a majority of the outstanding voting Common Shares.

AMENDMENT OF CHARTER AND BYLAWS


         The Charter may be amended from time to time by the affirmative vote of the holders of at least two-thirds of the outstanding Common Shares, except for certain provisions of the Charter that relate to Business Combinations, number and removal of Trust Managers, certain Trust business and share ownership requirements, which may not be amended or repealed, or provisions inconsistent therewith adopted, except by the affirmative vote of the holders of at least 80% of the outstanding Common Shares. The Bylaws may be amended by an affirmative vote of a majority of the Trust Managers. The Bylaws may also be amended, to the extent not inconsistent with the Texas REIT Act and the Charter and specified in the notice of the applicable meeting, by an affirmative vote of two-thirds of the outstanding Common Shares with respect to certain sections relating to business that may be conducted at the annual meeting, election of Trust Managers, nomination of Trust Managers, removal of Trust Managers, vacancies on the Board of Trust Managers and amendment of the Bylaws. The Bylaws may otherwise be amended by a majority vote of the outstanding Common Shares.




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



                        SHARES AVAILABLE FOR FUTURE SALE


         Upon consummation of the Offering, the Company will have 4,431,260 Common Shares outstanding (assuming the Underwriters' over-allotment option to purchase an additional 643,500 Common Shares is not exercised), of which 141,260 Common Shares will constitute "restricted" securities as that term is defined in Rule 144 under the Securities Act. The 141,260 restricted Common Shares are subject to 180 day lock-up agreements with the Underwriters, which the Underwriters may waive in their sole discretion. Such Common Shares will become eligible for sale in the public market upon registration or from time to time upon the expiration of the two-year holding period under Rule 144 on February 11, 2000. The remaining Common Shares issued in the Offering will be freely tradable by persons other than "affiliates" of the Company without restriction under the Securities Act.



         The Prior Owners will be issued 415,312 OP Units in connection with the Formation Transactions. Such Common Shares may be redeemed for cash or, at the option of the Company, Common Shares on a one-for-one basis beginning one year after the date of the Offering. The Company intends to register the Common Shares that may be issued upon redemption of OP Units. Accordingly, the Common Shares received by the Prior Owners upon redemption of the OP Units likely will be freely tradeable after they are redeemed for Common Shares.


         In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of restricted securities from the Company or from any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of Common Shares that does not exceed the greater of 1% of the then-outstanding Common Shares or the average weekly trading volume of the Common Shares on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If one year has elapsed since the date of acquisition of restricted securities from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such Common Shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144.

         In addition, Rule 144A as currently in effect, in general, permits unlimited resales of certain restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests at least $10 million in securities. Rule 144A allows the existing shareholders of the Company to sell their Common Shares to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as "restricted securities."

         Prior to the date of this Prospectus, there has been no public market for the Common Shares. Trading of the Common Shares is expected to commence following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Common Shares or the perception that such sales may occur could adversely affect prevailing market prices of the Common Shares. The Trust Managers and certain executive officers of the Company and the Company have agreed not to offer, sell, contract to sell or otherwise dispose of any Common Shares for a period of 180 days from the closing of the Offering, without the prior consent of Morgan Keegan & Company, Inc.




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                         FEDERAL INCOME TAX CONSEQUENCES

         The Company intends to elect to be taxed as a REIT for federal income tax purposes commencing with its tax year ended December 31, 1998. The following general summary of the federal tax rules governing a REIT and its shareholders is based on the Code, judicial decisions, Treasury Regulations, rulings and other administrative interpretations, all of which are subject to change. Because many provisions of the Code have been revised substantially by recent legislation, very few judicial decisions, Treasury Regulations, rulings or other administrative pronouncements have been issued interpreting many of the revisions to the Code. Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. has acted as counsel to the Company and has reviewed this summary and has rendered an opinion that the description of the law and the legal conclusions contained herein are correct in all material respects, and the discussion hereunder fairly summarizes the federal income tax considerations that are likely to be material to the Company and a holder of a Common Share. However, Investors should be aware that Congress continues to consider new tax bills. Accordingly, no assurance can be given that future legislation, administrative regulations, rulings, or interpretations or court decisions will not alter significantly the tax consequences described below or that such changes or decisions will not be retroactive. The Company has not requested, nor does it presently intend to request, a ruling from the Service with respect to any of the matters discussed below. Because the provisions governing REITs are complex, no attempt is made in the following discussion to discuss in detail all of the possible tax consequences applicable to the Company or its shareholders, including state tax laws. ACCORDINGLY, THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR WITH SPECIFIC REFERENCE TO HIS OR HER OWN TAX SITUATION BEFORE PURCHASING COMMON SHARES.

GENERAL

         In general, as long as the Company qualifies as a REIT, it will not be subject to federal income tax on income or capital gain that it distributes in a timely manner to shareholders. The Company will, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

         In addition to the opinion filed as an exhibit to the registration statement of which this Prospectus is a part, the Company and the Underwriters will, prior to the closing of this offering, obtain an opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., counsel to the Company, that the Company has been organized in conformity with the requirements for qualification as a REIT for federal income tax purposes and that its anticipated investments and its plan of operation (which plan includes complying with all of the REIT requirements described in this Prospectus) will enable it to continue to so qualify. Unlike a tax ruling (which will not be sought), an opinion of counsel, which is based on counsel's review and analysis of existing law, is not binding on the Service. Accordingly, no assurance can be given that the Service would not successfully challenge the tax status of the Company as a real estate investment trust. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus and assumes that the actions described in this Prospectus are completed in a timely fashion. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. See "Federal Income Tax Consequences--Failure to Qualify."

         If the Service successfully challenged the tax status of the Company as a REIT, all of the Company's income and capital gains would become subject to federal income tax (including any applicable alternative minimum tax) at corporate rates. Consequently, the amount of after tax earnings available for distribution to shareholders would decrease substantially. In addition, "net capital gain" (net long-term capital gain in excess of net short-term capital loss) distributed by the Company would be taxed as ordinary dividends to shareholders rather than as long-term capital gain. The Company would not be eligible to re-elect REIT status under the Code until the fifth taxable year beginning after the taxable year in which it failed so to qualify, unless its failure to qualify was due to reasonable cause and not to willful neglect and certain other requirements were satisfied. Also, immediately prior to requalification as a REIT under the Code, the Company could be taxed on any unrealized appreciation in its assets.

         Qualification of the Company as a REIT for federal tax purposes will depend on its continuing to meet various requirements governing, among other things, the ownership of its Common Shares, the nature of its assets, the sources of its income, and the amount of its distributions to shareholders. Although the Trust Managers intend to cause the


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



Company to continue to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may be impossible or impractical.

          Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property) and, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on indebtedness or a lease) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company may also be subject to the corporate "alternative minimum tax," on its undistributed items of tax preference, as well as tax in certain situations not presently contemplated. If the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the asset in the hands of the Company is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by the Company (the "Recognition Period"), then, pursuant to Treasury Regulations that have not yet been issued and to the extent of the excess of the fair market value of the asset as of the date of the Company's acquisition over the Company's adjusted basis in such asset on such date, such gain will be subject to tax at the highest regular corporate rate. The results described above with respect to assets acquired from a C corporation assume that the Company will make an election pursuant to Internal Revenue Service Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 federal budget proposal.
See "Proposed Tax Legislation."

REQUIREMENTS FOR QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

         Although the Company must meet certain qualifications to be a real estate investment trust under the Texas REIT Act (see "Certain Provisions of the Texas REIT Act and of the Company's Charter and Bylaws"), the Company must independently qualify as a REIT under the Code. To qualify as a REIT under the Code, the Company must properly elect to be a real estate investment trust and must satisfy various requirements in each taxable year. Generally, for federal income tax purposes an entity will qualify as a REIT if it is a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities) see "Federal Income Tax Consequences -Requirements for Qualification as a Real Estate Investment Trust - Share Ownership"; and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. See "Federal Income Tax Consequences -- Requirements for Qualification as a Real Estate Investment Trust - Share Ownership". Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.


         The Company believes that it will have issued sufficient shares pursuant to this Offering to allow it to satisfy conditions (v) and (vi). In addition, the Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Those restrictions may not ensure that the Company in all cases will be able to satisfy the share ownership requirements described above. If the Company fails to satisfy those share ownership requirements, the Company's status as a REIT will terminate. See "Federal Income Tax Consequences -- Failure to Qualify". However, if the Company complies with Treasury Regulations for ascertaining the ownership of its shares (see "Federal Income Tax Consequences -- Requirements for Qualification as a Real Estate Investment Trust -- Share Ownership") and does not know or, exercising reasonable diligence would not have known, whether it failed condition (vi) in a taxable year, it will be treated as meeting condition
(vi) for such taxable year.

          Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, 100% of the stock of which is held by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" acquired or formed by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of the Company.

         In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "Federal Income Tax Consideration--Tax Aspects of the Operating Partnership."

         Share Ownership. (a) The beneficial ownership of the Company must be held by a minimum of 100 persons for at least 335 days of a taxable year consisting of 12 months (or a proportionate part of a taxable year consisting of less than 12 full months), and (b) no more than 50% (by value) of the outstanding shares of the Company may be owned (directly or under rules of constructive ownership prescribed by the Code) by five or fewer individuals at any time during the last half of a taxable year (the "50% Shareholder Test"). Certain tax-exempt entities are treated as individuals for purposes of the 50% Shareholder Test. In addition, the applicable constructive ownership rules provide, among other things, that Common Shares held by a corporation, partnership, trust or estate will be regarded as being held proportionately by its shareholders, partners or beneficiaries, as the case may be, and Common Shares owned by certain persons will be regarded as being owned by certain members of their families. Common Shares held by a qualified pension plan will be treated as held proportionately by its beneficiaries; however, Common Shares held by a qualified pension plan will be treated as held by one individual if persons related to the plan (such as the employer, employees, officers, or Trust Managers) own in the aggregate more than 5% by value of the Common Shares and the Company has accumulated earnings and profits attributable to any period for which it did not qualify as a REIT.


         To assure continued compliance with the 50% Shareholder Test, the Company's Charter prohibits any investor from acquiring an interest in the Company such that the investor would own (or be deemed under the applicable rules of constructive ownership to own) more than 9.8% of the outstanding Common Shares, unless the Trust Managers are provided evidence satisfactory to them in their sole discretion that the qualification of the Company as a REIT will not be jeopardized.


         Treasury Regulations require the Company to maintain records of the actual and constructive beneficial ownership of its Common Shares. If the Company fails to comply with regulations to ascertain its ownership in any taxable year, it will be subject to a monetary penalty of $25,000 ($50,000 for intentional violations) for failing to do so. The Company will also be required, when requested by the IRS, to send curative demand letters. In accordance with those Regulations, the Company must and will demand from shareholders written statements concerning the actual and constructive beneficial ownership of Common Shares. Any shareholder who does not provide the Company with required information concerning share ownership will be required to include certain information relating thereto with his income tax return.

         Asset Diversification. At the close of each quarter of the taxable year, at least 75% of the value of the Company's total assets must be represented by "real estate assets" (which category includes interests in real property, mortgages on real property and certain temporary investments), cash, cash items and U.S. Government securities (the "75% Asset Test"). In addition, at those times, no more than 25% of the value of the Company's total assets may consist, in whole or in part, of securities in respect of any one issuer in an amount greater in value than 5% of the value of the Company's total assets or more than 10% of the outstanding voting securities of such issuer (the "25% Asset Test"). See "Proposed Tax Legislation." If the Company is in violation of the foregoing requirements (due to a discrepancy between the value of its investments and such requirements) after the acquisition of any security or property, then the Company will be treated as not violating the requirements if it cures the violation within 30 days of the close of the quarter during which the Company acquires such asset.


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



         While the Trust Managers intend to manage the Company to meet the 75% Asset Test and 25% Asset Test, no assurance can be given that the Company will be able to do so.

         The assets of the Company's wholly-owned subsidiaries will be attributed directly to the Company for purposes of the asset diversification rules. Additionally, the Company will be deemed to own a proportionate share (based upon its capital interest) of the assets of any partnerships in which the Company owns an interest.

         Sources of Income. The Company must satisfy two distinct income-based tests for each taxable year: the "75% Income Test" and the "95% Income Test."

         The 75% Income Test requires that at least 75% of the Company's gross income (other than from certain "prohibited transactions") in each taxable year consist of certain types of income identified in the Code, including qualifying rents from real property; qualifying interest on obligations secured by mortgages on real property or interests in real property; gain from the sale or other disposition of real property (including interests in real property and mortgages on real property) held for investment and not primarily for sale to customers in the ordinary course of business; dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of transferable shares (or transferable certificates of beneficial interest) in other REITs; abatements and refunds of taxes and real property; income and gain from certain properties acquired by the Company through foreclosure; certain commitment fees; gain from the sale or other disposition of a real estate asset that is not a prohibited transaction solely by reason of Code Section 857(b)(6); and income earned from certain qualifying types of temporary investments. Income earned from qualifying temporary investments means income that is (i) attributable to stock or debt instruments,
(ii) attributable to the temporary investment of capital received by the Company from the issuance of shares of beneficial interest or from a public offering of debt securities that have a maturity of at least five years, and (iii) received or accrued within one year from the date the Company receives such capital. Interest income and gain realized from the disposition of loans which are secured solely by real property will constitute qualifying income for purposes of the 75% Income Test, assuming that such interest income is not excluded from the calculation of interest for purposes of the 75% Income Test by reason of such interest being dependent on income or profits as described in Code Section 856(f) and assuming that any such loan which is disposed of is held for investment and not primarily for sale to customers in the ordinary course of a trade or business.

         Under the 95% Income Test, at least 95% of the Company's gross income (other than from certain "prohibited transactions") in each taxable year must consist of income which qualifies under the 75% Income Test as well as dividends and interest from any other source, gain from the sale or other disposition of stock and other securities which are not dealer property, any payment to the Company under an interest rate swap or cap agreement, option, futures contract, forward rate agreement, or similar financial instrument entered into to reduce interest rate risk with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets, and any gain from the disposition of such an agreement.

         The income of the Company's wholly-owned subsidiaries will be attributed to the Company for purposes of the income tests described above. Additionally, a proportionate share of the items of income of any partnership in which the Company owns an interest will be attributed to the Company (based on the Company's capital interest in any such partnership).

         If the Company fails to meet the requirements of either or both the 75% Income Test or the 95% Income Test in a taxable year but otherwise meets the applicable requirements for qualification as a REIT, it may nevertheless continue to qualify under the Code as a REIT if certain conditions are met. While satisfaction of the conditions would prevent the Company from losing its tax status as a REIT, the Company generally would be liable for a special tax equal to 100% of the gross income attributable to the greater of the amount by which the Company fails the 75% Income Test or the 95% Income Test, multiplied by a fraction intended to reflect the Company's profitability.

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."


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Finally, for rents received to qualify as "rents from real property," the
Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the Company derives no revenue; provided, however, the Company may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. Moreover, pursuant to the Taxpayer Relief Act of 1997, the Company may derive income from non-qualifying services provided to tenants or from managing or operating a property which it owns as long as the Company's income from such services does not exceed one percent of the Company's gross income from the property. The Company does not and will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property (other than pursuant to the 1% exception described above) other than through an independent contractor from whom the Company derives no revenue. The Company believes that the aggregate amount of any non-qualifying income in any taxable year will not exceed the limit on non-qualifying income under the gross income tests.


         Distribution Requirements. With respect to each taxable year, the Company must distribute to shareholders an amount at least equal to the sum of 95% of its "REIT taxable income," computed without regard to the dividends paid deduction and by excluding any net capital gain ("net investment income"), and 95% of the excess of its net income from "foreclosure property" over the federal income tax imposed on such income, minus certain items of noncash income. As noted under the caption "Distributions Policy," the Company intends to distribute substantially all of its net investment income annually. The Company likewise intends to distribute annually substantially all of its realized net capital gains. The Service may waive the distribution requirements for any tax year if the Company establishes that it was unable to meet such requirements by reason of distributions previously made to meet the requirement of section 4981 of the Code (relating to the 4% federal excise tax on undistributed income discussed below).

         Unlike net investment income, the Company's net capital gain need not be distributed in order for the Company to maintain its status under the Code as a REIT; however, the Company will be taxable on any net capital gain and net investment income which it fails to distribute in a timely manner. Pursuant to the Taxpayer Relief Act of 1997, a REIT may elect to retain and pay income tax on net long-term capital gains that it receives during a taxable year. If a REIT makes this election, its shareholders are required to include in their income as long-term capital gain their proportionate share of the undistributed long-term capital gains so designated by the REIT. A shareholder will be treated as having paid his or her share of the tax paid by the REIT in respect of long-term capital gains so designated by the REIT, for which the shareholder will be entitled to a credit or refund. In addition, the shareholder's basis in his or her REIT shares will be increased by the amount of the REIT's designated undistributed long-term capital gains that are included in the shareholder's long-term capital gains, reduced by the shareholder's proportionate share of tax paid by the REIT on those gains that the shareholder is treated as having paid. The earnings and profits of the REIT will be reduced, and the earnings and profits of any corporate shareholder of the REIT will be increased, to take into account amounts designated by the REIT pursuant to this rule. A REIT must pay its tax on its designated long-term capital gains within 30 days of the close of any taxable year in which it designates long-term capital gains pursuant to this rule, and it must mail a written notice of its designation to its shareholders within 60 days of the close of the taxable year.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder.

         While the Company expects to meet its distribution requirements, its ability to make distributions may be impaired if it has insufficient cash flow or otherwise has excessive noncash income or nondeductible expenditures. Furthermore, the distribution requirement may be determined not to have been met in a given year by reason of the Service later successfully challenging the deductibility of a Company expenditure. In such event, however, it may be possible to cure a failure to meet the distribution requirement with a "deficiency dividend," but if the Company uses that procedure, it may incur substantial tax penalties and interest.

         The Company will be subject to a nondeductible 4% federal excise tax with respect to undistributed ordinary income and capital gain net income unless it also meets a calendar year distribution requirement. To meet this requirement, the Company must, in general, distribute with respect to each calendar year an amount equal to the sum of (a) 85% of its ordinary income (adjusted under the Code for various items), (b) 95% of its capital gains in excess of its


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capital losses (subject to certain adjustments) and (c) any ordinary income and capital gain net income not distributed in prior calendar years. To the extent that the Company elects to retain and pay income tax on its net capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. The Company intends to make distributions to shareholders so that it will not incur this tax but, as noted above, various situations could make it impractical to meet the prescribed distribution schedule.

         The Company is authorized to issue Preferred Shares. Should the Company do so, and should the Company distribute a capital gain dividend while Preferred Shares are outstanding, it may be required to designate a portion of dividends entitled to be received by holders of the Preferred Shares as capital gain dividends, thereby reducing the portion of total distributions paid to holders of the Company's Common Shares which may be characterized as capital gains dividends.

FEDERAL TAXATION OF THE COMPANY--SPECIFIC ITEMS

         Dispositions of Assets. The Company may realize a gain or loss on the disposition of an asset that it owns. The gain or loss may be capital or ordinary in character, depending upon a number of factors and the tax rules governing the type of disposition involved.

         If the Company were deemed to be holding property (such as real property or loans) primarily for sale to customers in the ordinary course of business (i.e., as a "dealer"), then (a) any gains recognized by the Company upon the disposition of such property would be subject to a 100% tax on prohibited transactions and (b) depending on the composition of the Company's total gross income, the Company could fail the 75% Income Test for qualification as a real estate investment trust.

         Under existing law, whether property is held primarily for sale to customers in the ordinary course of business must be determined from all the facts and circumstances surrounding the particular property and sale in question. The Company intends to hold all property for investment purposes and to make occasional dispositions which are, in the opinion of the Trust Managers, consistent with the Company's investment objectives and in compliance with all the rules discussed above governing the qualification of the Company for REIT status under the Code. Accordingly, the Company does not expect to be treated as a "dealer" with respect to any of its assets. No assurance, however, can be given that the Service will not take a contrary position.

         Alternative Minimum Tax. Under certain circumstances, the Company may be subject to the alternative minimum tax on its undistributed items of tax preference.

         Net Income From Foreclosure Property. If the Company has net income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Foreclosure property generally means real property (and any personal property incident to such real property) which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made.

PARTNERSHIP ANTI-ABUSE RULE

         The United States Treasury Department has issued a regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

         The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partner interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their


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respective aggregate bases in such property. In addition, the limited partners have the right, beginning one year after the formation of the partnership, to require the exchange of their limited partnership interests for cash or REIT shares (at the Company's option) equal to the fair market value of their respective interests in the partnership at the time of the exchange. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. Based on the foregoing, the Company believes that the Anti-Abuse Rule will not have any adverse impact on the Company's ability to qualify as a REIT. However, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Operating Partnership for federal tax purposes or treating one or more of its partners as nonpartners.

FAILURE TO QUALIFY

         If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the taxable years following the year during which qualification was lost. If the Company's election to be taxed as a REIT is terminated, the Company will not be eligible to make a new election to be taxed as a REIT prior to the fifth taxable year after the first taxable year for which the termination is effective. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF SHAREHOLDERS

         Distributions by the Company of net investment income will be taxable to shareholders as ordinary income to the extent of the current or accumulated earnings and profits of the Company. Distributions of net capital gain, if any, designated by the Company as capital gain dividends or retained capital gain generally will be taxable to shareholders as long-term capital gain, regardless of the length of time the Common Shares have been held by the shareholders. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income pursuant to Section 291 of the Code. All distributions are taxable, at least to the extent of the current or accumulated earnings and profits of the Company, whether received in cash or invested in additional Common Shares. Further, pursuant to the Taxpayer Relief Act of 1997, a REIT may elect to retain and pay income tax on net long-term capital gains that it receives during a taxable year. If a REIT makes this election, its shareholders are required to include in their income as long-term capital gain their proportionate share of the undistributed long-term capital gains so designated by the REIT. A shareholder will be treated as having paid his or her share of the tax paid by the REIT in respect of long-term capital gains so designated by the REIT, for which the shareholder will be entitled to a credit or refund. In addition, the shareholder's basis in his or her REIT shares will be increased by the amount of the REIT's designated undistributed long-term capital gains that are included in the shareholder's long-term capital gains, reduced by the shareholder's proportionate share of tax paid by the REIT on those gains that the shareholder is treated as having paid. The earnings and profits of the REIT will be reduced, and the earnings and profits of any corporate shareholder of the REIT will be increased, to take into account amounts designated by the REIT pursuant to this rule. A REIT must pay its tax on its designated long-term capital gains within 30 days of the close of any taxable year in which it designates long-term capital gains pursuant to this rule, and it must mail a written notice of its designation to its shareholders within 60 days of the close of the taxable year. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December payable to shareholders of record on a date in such a month and paid during the following January will be treated as having been received by shareholders on December 31 in the year in which such dividends were declared. Income (including dividends) from the Company normally will be characterized as "portfolio" income (as opposed to "passive" income) for purposes of the tax rules governing "passive" activities; accordingly, passive losses of the shareholder may not be used to offset income derived by the shareholder from the Company.

         In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months


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or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

         None of the distributions from the Company (as a REIT) received by corporate shareholders, whether characterized as ordinary income or capital gain, will qualify for the dividends received deduction generally available to corporations.

         The Company may be required to withhold and remit to the Service 31% of the dividends paid to any shareholder who (a) fails to furnish the Company with a properly certified taxpayer identification number, (b) has under reported dividend or interest income to the Service or (c) fails to certify to the Company that he is not subject to backup withholding. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. The Company will report to its shareholders and the Service the amount of dividends paid during each calendar year and the amount of any tax withheld.


         In general, any gain or loss realized upon a taxable disposition of Common Shares of the Company or upon receipt of a liquidating distribution by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Shares have been held for more than one year and as short-term capital gain or loss if the Common Shares have been held for one year or less. The Taxpayer Relief Act of 1997 changed the tax rates and holding periods applicable to long-term capital gains of noncorporate taxpayers. In general, under applicable provisions of the Taxpayer Relief Act of 1997, the maximum tax rate applicable to net capital gains of noncorporate taxpayers realized upon the sale of property held for more than 18 months is 20% (10% for individuals in a tax bracket below 28%), and the maximum tax rate on net capital gains of noncorporate taxpayers realized upon the sale of property held for more than one year but not more than 18 months is 28%. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) held for more than 18 months is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions designated by the Company as capital gain dividends and any retained capital gains that the Company is deemed to distribute, the Company may designate (subject to certain limits) whether such a distribution is taxable to its noncorporate shareholders at a 20%, 25%, or 28% rate. Because the tax rates and applicable holding periods will vary depending upon a shareholder's individual circumstances, investors should consult their own tax advisors concerning the effect of these Taxpayer Relief Act of 1997 changes. If, however, the shareholder receives any capital gain dividends with respect to Common Shares held six months or less, any loss realized upon a taxable disposition of such Common Shares shall, to the extent of such capital gain dividends, be treated as a long-term capital loss. All or a portion of any loss realized upon a taxable disposition of Common Shares of the Company may be disallowed if other Common Shares of the Company are purchased (under a dividend reinvestment plan or otherwise) within 30 days before or after the disposition.


TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Except as noted below, based upon a revenue ruling issued by the Service, dividend distributions by the Company to a shareholder that is a tax-exempt entity should not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, if a tax-exempt entity borrows money to purchase its Common Shares, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules of the Code. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal service organizations that are exempt from taxation under Code Sections 501(c)(7), (9), (17) and (20), respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. Also, it should be noted that dividend distributions by a REIT to an exempt organization that is a private foundation should constitute investment income for purposes of the excise tax on net investment income of private foundations imposed by Section 4940 of the Code. If an employee trust qualified under Code Section 401(a) (a "qualified trust") owns more than 10% by value of the Common Shares in the Company at any time during a tax year, then a portion of the dividends paid by the Company to such trust may be treated as UBTI, but only if (i) the Company would not have qualified as a REIT but for the provisions of the Code which "look through" such a qualified trust for purposes of determining ownership of a REIT, (ii) at least one qualified trust holds more than 25% (by value) of the Common Shares in the Company or one or more qualified trusts (each of which holds more than 10% of the Common Shares) hold in the aggregate more than 50% (by value) of the Common Shares, and (iii) at least 5% of the Company's gross income (less direct expenses related thereto) is derived from the conduct of unrelated trades or business, determined as if the Company were a tax-exempt pension fund.



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         Because of the complexity and variations of the UBTI rules, tax-exempt entities should consult their own tax advisors.

TAXATION OF FOREIGN SHAREHOLDERS

         The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "non-U.S. shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in Common Shares, including any reporting requirements.


         Distributions that are not attributable to gain from sales or exchanges by the Company of "United States Real Property Interests" and not designated by the Company as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Generally, such distributions will be subject to a U.S. withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a non-U.S. shareholder unless (a) a lower treaty rate applies and the non-U.S. shareholder files an IRS Form 1001 or
(b) the non-U.S. shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Under recently promulgated final Treasury Regulations that are effective for distributions made after December 31, 1999 (the "New Withholding Regulations"), however, a non-U.S. shareholder who wishes to claim the benefit of an applicable treaty rate will be required to satisfy applicable certification requirements. In addition, under the final Treasury Regulations, in the case of Common Shares held by a foreign partnership, (x) the certification requirement generally will be applied to the partners in the partnership and (y) the partnership will be required to provide certain information, including a United States taxpayer identification number. The New Withholding Regulations provide look-through rules in the case of tiered partnerships. Shareholders that are partnerships or entities that are similarly fiscally transparent for federal income tax purposes, and persons holding Common Shares through such entities, may be subject to restrictions on their ability to claim benefits under U.S. tax treaties and should consult a tax advisor.



         The New Withholding Regulations also require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding rules (discussed below) with respect to the portion of the distribution that could be designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules.


         In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Shares to or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder (as defined below) and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption. Under the New Withholding Regulations, such payments by a U.S.-related broker will be subject to backup withholding if such broker has actual knowledge that the payee is a U.S. person.

         Payment to or through a U.S. office of a broker of the proceeds of a sale of Common Shares is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder or otherwise establishes an exemption.

         Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the Service.

         Distributions to a non-U.S. shareholder that are designated by the Company at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by the Company of a U.S. real


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property interest generally will not be subject to U.S. federal income taxation, except as described below.

         Any distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such Common Shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's Common Shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it subsequently is determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

         For any year in which the Company qualifies as a real estate investment trust, distributions that are attributable to gain from sales or exchanges by the Company of "United States real property interests" will be taxed to a non-U.S. shareholder under the provisions of FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. shareholder as if such gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend to the extent that such capital gain dividends are attributable to the sale or exchange by the Company of United States real property interests. This amount is creditable against the non-U.S. shareholder's federal tax liability. Fixed rate mortgage loans will not normally be classified as "United States real property interests."

         Gain recognized by a non-U.S. shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled real estate investment trust," defined generally as a real estate investment trust in which at all times during a specified testing period less than 50% in value of the Common Shares were held directly or indirectly by non-U.S. persons. Additionally, gain recognized by a non-U.S. shareholder upon a sale of Common Shares generally will not be taxed under FIRPTA unless the shareholder beneficially owns more than 5% of the total fair market value of the Common Shares at any time during the shorter of the five-year period ending on the date of disposition or the period during which the shareholder held the Common Shares. Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (a) investment in the Common Shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain or (b) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on his U.S. source capital gains. If the gain on the sale of Common Shares becomes subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

         Subject to the provisions of any tax treaty that may exist between the United States and the country in which the foreign holder is domiciled at the time of his death, an individual foreign shareholder who owns Common Shares at the time of his death will have the Common Shares subject to federal estate tax. The federal estate tax will be assessed on the fair market value of such Common Shares at the time of the foreign holder's death.

         THE DISCUSSION SET FORTH IN "TAXATION OF FOREIGN SHAREHOLDERS" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE NON-U.S. SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE NEW WITHHOLDING REGULATIONS.

TAX ASPECTS OF THE OPERATING PARTNERSHIP


         The following discussion summarizes the material federal income tax considerations applicable to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.


         Classification as a Partnership. The Company will be entitled to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses only if the Operating Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or


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an association taxable as a corporation. An organization formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if (i) it is not expressly classified as a corporation under
Section 301.7701-2(b)(1) through (8) of the Treasury Regulations; (ii) it does not elect to be classified as an association taxable as a corporation; and (iii) it is not treated as a corporation by virtue of being classified as a "publicly traded partnership."

         Under Section 7704 of the Code, a partnership is treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" (except in situations in which 90% or more of the partnership's gross income is of a specified type). A partnership is deemed to be publicly traded if its interests are either (i) traded on an established securities market, or (ii) readily tradable on a secondary market (or the substantial equivalent thereof). While the OP Units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the Redemption Rights enabling the partners to dispose of their OP Units.

         Under Treasury Regulations governing the classification of partnerships under Section 7704 (the "PTP Regulations"), the classification of partnerships is generally based on a facts and circumstances analysis. However, the regulations also provide limited "safe harbors" which preclude publicly traded partnership status. Pursuant to one of those safe harbors (the "private placement safe harbor"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if
(i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership for this purpose, a person owning an interest in a flow through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if
(x) substantially all of the value of the person's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (y) a principal purpose of the use of the tiered arrangement is to permit the partnership to satisfy the 100-partner limitation.

         The Operating Partnership is expected to have less than 100 partners (including persons owning interests through flow-through entities). The Operating Partnership has not issued any OP Units required to be registered under the Securities Act. Thus, the Operating Partnership presently qualifies for the private placement safe harbor provided in the PTP Regulations. If the Operating Partnership were to have more than 100 partners (including, in certain circumstances, persons owning interests through flow-through entities), it nevertheless would be treated as a partnership for federal income tax purposes (rather than an association taxable as a corporation) if at least 90% of its gross income in each taxable year (commencing with the year in which it is treated as a publicly traded partnership) consists of "qualifying income" with the meaning of Section 7704(c)(2) of the Code (including interest, dividends, "real property rents" and gains from the disposition of real property (the "90% Passive-Type Income Exception").

         If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for REIT status. See "-- Requirements for Qualification as a Real Estate Investment Trust." In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "-- Requirements for Qualification as a Real Estate Investment Trust." Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

         The following discussion assumes that the Operating Partnership will be treated as a partnership for federal income tax purposes.

         Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Generally, Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to the Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and


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deduction attributable to appreciated or depreciated property (such as the
Properties contributed by the Prior Owners) that is contributed to a partnership in exchange for an interest in such partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including the Properties). Consequently, the Partnership Agreement will require such allocations to be made in a manner consistent with
Section 704(c) of the Code. In general, the Prior Owners will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including the Properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the Prior Owners and the Company will generally be allocated only its share of capital gains attributable to appreciation, if any, occurring after the closing of this Offering. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Operating Partnership will cause the Company to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Requirements for Qualification as a Real Estate Investment Trust." The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the contributed assets entirely for cash.

         The Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the contributed property.

         Basis in Operating Partnership Interest. The Company's adjusted tax basis in its interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company, (ii) will be increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and (iii) will be reduced, but not below zero, by the Company's allocable share of (a) losses suffered by the Operating Partnership, (b) the amount of cash distributed to the Company and
(c) by constructive distributions resulting from a reduction in the Company's share of indebtedness of the Operating Partnership.

         If the allocation of the Company's distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of the Company's partnership interest in the Operating Partnership, the recognition of such excess loss will be deferred until such time and to the extent that the Company has adjusted tax basis in its interest in the Operating Partnership. To the extent that the Operating Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Operating Partnership (such decreases being considered a cash distribution to the partners), exceeds the Company's adjusted tax basis, such excess distributions (including such constructive distributions) constitute taxable income to the Company. Such taxable income will normally be characterized as a capital gain, and if the Company's interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain. Under current law, capital gains and ordinary income of corporations are generally taxed at the same marginal rates.

         Sale of the Properties. The Company's share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Requirements for Qualification as a Real Estate Investment Trust." Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. See "-- Requirements for Qualification as a Real Estate Investment Trust." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other similar properties) and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Operating Partnership's investment objectives.

OTHER TAXATION

         Tax treatment of the Company and its shareholders under tax laws other than those governing federal income tax may differ substantially from the federal income tax treatment described in this summary. CONSEQUENTLY, EACH PROSPECTIVE SHAREHOLDER SHOULD CONSULT WITH HIS OWN TAX ADVISOR WITH REGARD TO THE STATE, LOCAL AND OTHER TAX CONSEQUENCES (OTHER THAN FEDERAL TAX CONSEQUENCES) OF AN INVESTMENT IN THE COMPANY.

PROPOSED TAX LEGISLATION

         On February 2, 1998, President Clinton released his budget proposal for fiscal year 1999 (the "Proposal"). Two provisions contained in the Proposal potentially could affect the Company if enacted in final form as presently proposed. First, the Proposal would prohibit a REIT from owning, directly or indirectly, more than 10% of the voting power or value of all classes of a C corporation's stock (other than the stock of a qualified REIT subsidiary). Currently, a REIT may own no more than 10% of the voting stock of a C corporation (other than the stock of a qualified REIT subsidiary), but its ownership of the nonvoting stock of a C corporation is not limited (other than by the rule that the value of a REIT's combined equity and debt interest in a C corporation may not exceed 5% of the value of a REIT's total assets). That provision is proposed to be effective with respect to stock in a C corporation acquired by a REIT on or after the date of "first committee action" (i.e., first action by the House Ways and Means Committee with respect to the provision). If enacted as presently written, that provision could limit the Company's ability to use taxable subsidiaries to conduct businesses the income from which would be nonqualifying income if received directly by the Company.

         Second, the Proposal would require recognition of any built-in gain associated with the assets of a "large" C corporation (i.e., a C corporation whose stock has a fair market value of more than $5 million) upon its conversion to REIT status or merger into a REIT. That provision is proposed to be effective for conversions to REIT status effective for taxable years beginning after January 1, 1999 and mergers of C corporations into REITs that occur after December 31, 1998. This provision would require immediate recognition of any "built-in gain" of an acquired C corporation that is determined to be "large" if, at any time after December 31, 1998, such corporation merges into the Company.

                           BENEFIT PLAN CONSIDERATIONS



INVESTMENT IN THE COMMON SHARES UNDER THE "PLAN ASSET" RULES



         ERISA and the Code do not define "plan assets." On November 13, 1986, the U.S. Department of Labor published a final regulation, amended on December 31, 1986 and effective March 13, 1987, relating to the definition of "plan assets," under which the assets of an entity in which benefit plans, including ERISA Plans, IRAs and Keogh Plans, acquire interests would be deemed "plan assets" under certain circumstances (the "Regulation"). The Regulation generally provides that when a plan acquires an equity interest in an entity which is a "publicly-offered security," the plan's assets include only the acquired equity interest and not any interest in the underlying assets of the entity. The Regulation defines a "publicly-offered security" as a security that is "widely held," freely transferable and registered pursuant to certain provisions of the federal securities laws. The Company believes that the Common Shares offered hereby will be a "publicly-offered security," and thus that the Company's assets will not be deemed to be assets of any benefit plan that is a holder of Common Shares, but, rather, that the Common Shares will be considered assets of such plan.



         If the assets of the Company were deemed to be "plan assets" of plans that are holders of Common Shares, Subtitle A and Parts 1 and 4 of Subtitle B of Title I of ERISA (the prudence and fiduciary standards) with respect to ERISA Plans and Keogh Plans covering common law employees, and Section 4975 of the Code (the prohibitions on transactions involving disqualified persons) with respect to ERISA Plans, IRAs and Keogh Plans, would extend to transactions entered into and decisions made by the Company's Management. Furthermore, the Company's Management would be deemed fiduciaries with respect to such plans.



OTHER INVESTMENT CONSIDERATIONS UNDER ERISA AND THE CODE



         A fiduciary of an ERISA Plan should also consider the fiduciary standards under ERISA in the context of the plan's particular circumstances before authorizing an investment of a portion of such plan's assets in Common Shares. Accordingly, among other factors, such fiduciary should consider (i) whether the plan's aggregate investments (including such an investment) satisfy the diversification requirements of Section 404(a)(I)(C) of ERISA; (ii) whether the investment is in accordance with ERISA, the Code and the documents and instruments governing the plan (as required by Section 404(a)(I)(D) of ERISA); and (iii) whether the investment is prudent, considering all facts and circumstances, including the role the investment plays in the plan's portfolio, the nature of the Company's business, the possible limitations on the marketability of Common Shares and the anticipated earnings of the Company. Investors proposing to purchase Common Shares for their IRAs and Keogh Plans should consider that an IRA and a Keogh Plan may only make investments that are authorized by the governing instruments. Moreover, Keogh Plans that cover common law employees are also subject to the ERISA fiduciary standards described above.



         Any ERISA Plan or Keogh Plan covering common law employees should also consider prohibitions in ERISA relating to improper delegation of control over or responsibility for "plan assets," prohibitions in ERISA and the Code relating to an ERISA Plan's engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified person" under the Code with respect to the plan ("Prohibited Transactions"), and other provisions in ERISA dealing with "plan assets." The Code provisions relating to Prohibited Transactions also apply to IRAs and all Keogh Plans. In general, those Code provisions impose on the disqualified person (i) an initial 15% excise tax on the amount involved in any Prohibited Transaction, and (ii) an excise tax equal to 100% of the amount involved if any Prohibited Transaction is not corrected. In the case of a Prohibited Transaction involving assets of an IRA, the IRA will lose its tax-exempt status and its assets will be deemed to have been distributed to the IRA beneficiary in a taxable transaction (and no excise tax will be imposed).



INVESTMENT CONSIDERATIONS FOR OTHER BENEFIT PLANS



         Benefit plans, including governmental and church plans, that are exempt from ERISA's fiduciary standards and the Prohibited Transaction provisions of the Code should consider the effect of applicable state law on an investment in the Common Shares. FIDUCIARIES OF ERISA PLANS, KEOGH PLANS, IRAS AND OTHER BENEFIT PLANS THAT ARE PROSPECTIVE SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN COUNSEL AND FINANCIAL ADVISORS TO DETERMINE THE CONSEQUENCES OF AN INVESTMENT IN THE COMPANY UNDER ERISA, SECTION 4975 OF THE CODE, AND, FOR PLANS EXEMPT FROM ERISA AND SECTION 4975 OF THE CODE, APPLICABLE STATE LAW, AND TO DETERMINE THE PROPRIETY OF SUCH AN INVESTMENT IN LIGHT OF THE CIRCUMSTANCES OF THAT PLAN AND CURRENT APPLICABLE LAW.

                                  UNDERWRITING

         The Underwriters named below, acting through their Representative, Morgan Keegan & Company, Inc., have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below:


                                                                                Number of
                                                                            Common Shares
                  Underwriter                                             to be Purchased
                  -----------                                             ---------------
                  Morgan Keegan & Company, Inc.







                                                                           ==============
                  Total                                                         4,290,000


         The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the Common Shares offered hereby (other than those covered by the over-allotment option described below) if any such shares are purchased. The Company has been advised by the Representative that the Underwriters propose to offer the Common Shares to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of $____ per Common Share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $____ per Common Share to other dealers. The public offering price and the concessions and discounts to dealers may be changed by the Representative after the initial public offering.

         The Company has granted to the Underwriters an option, expiring on the close of business on the thirtieth day subsequent to the date of this Prospectus, to purchase up to an additional 643,500 Common Shares at the public offering price, less an underwriting discount, as shown on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of the Common Shares. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of Common Shares set forth next to such Underwriters name in the preceding table bears to the total offered initially.

         The Company has agreed to indemnify the several Underwriters or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

         The Company has agreed that it will not offer, sell, grant any option (other than pursuant to the Plan) for the sale of, or otherwise dispose of any Common Shares, or any securities convertible into, or exercisable or exchangeable for, Common Shares for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Keegan & Company, Inc. Such restriction shall not apply, however, to Common Shares issued in exchange for real property or to Common Shares issued in exchange for units in any operating partnership controlled by the Company, if such Common Shares are subject to a restriction on transferability of at least six months. In addition, the officers and Trust Managers of the Company have agreed with the Underwriters not to offer, sell or otherwise dispose of any Common Shares for a period of 180 days after the after the date of this Prospectus, without the prior written consent of Morgan Keegan & Company, Inc.

         The Underwriters do not intend to sell Common Shares to any account over which they exercise discretionary authority.

         Prior to this Offering, there has been no public market for the Common Shares. The initial public offering price will be determined through negotiations between the Company and the Representative. Among the factors to be considered in determining the initial public offering price of the Common Shares, in addition to prevailing market conditions, will be divided yields and price-earnings ratios of publicly traded REITs that the Company and the Representative believe to be comparable to the Company, the expected results of operations of the Company (which are based on the results of operations of the Properties in recent periods), the current state of the real estate market in the

Company's target markets and an assessment of the Company's Management.

         The Company has been advised by the Representative that it presently intends to make a market in the Common Shares offered hereby; however, the Representative is not obligated to do so, and any market making activity may be discontinued at any time. There can be no assurance that an active public market for the Common Shares will develop and continue after the Offering.

         Stephen P. Laffey, who serves as President of Equity Capital Markets at Morgan Keegan & Company, Inc., the Representative, has agreed to serve as a Trust Manager of the Company upon completion of the Offering. See "Management."

         Until the distribution of the Common Shares is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Shares. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

         If the Underwriters create a short position in the Common Shares in connection with the Offering (i.e., if they sell more Common Shares than are set forth on the cover page of this Prospectus) the Representative may reduce that short position by purchasing Common Shares in the open market. The Representative also may elect to reduce any short position by exercising all or part of the over-allotment option described above.

         The Representative also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases Common Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Shares, it may reclaim the amount of the selling concession from the Underwriters and selling group members that sold those shares as part of the Offering.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

         Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representations that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                  LEGAL MATTERS

          The legality of the Common Shares offered hereby will be passed upon for the Company by Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., Dallas, Texas. The description of federal tax matters entitled "Federal Income Tax Consequences" is based on the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. The validity of the Common Shares offered hereby will be passed on for the Underwriters by Hunton & Williams, Richmond, Virginia. Hunton & Williams will rely on the opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. with respect to all matters involving Texas law.

                                     EXPERTS

         The balance sheet of the Company as of February 28, 1998, and the combined balance sheets of the Properties as of December 31, 1997 and 1996, and the related combined statements of operations, changes in owners' equity and cash flows for each of the three years in the period ended December 31, 1997, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-11 under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Shares offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial statement schedules thereto. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement and such exhibits and financial statement schedules, copies of which may be examined without charge at, or obtained upon payment of prescribed fees from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that have been filed electronically with the Commission. The address of such site is http://www.sec.gov.

         Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

         The Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or Nasdaq requirements, if any, holders of the Common Shares will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accountants, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                                    GLOSSARY

"ADA" means the Americans with Disabilities Act of 1990.


"Audit Committee" means the committee, consisting of three independent Trust Managers, established by the Board of Trust Managers to approve, review, and establish procedures related to the Company's independent public accountants.


"Board of Trust Managers" means the Company's Board of Trust Managers.

"Bylaws" means the Company's Bylaws.

"Cash Available for Distribution" is defined as net income (loss) as computed in accordance with GAAP, excluding gains and losses from debt restructuring and property sales, plus depreciation and amortization, less capital expenditures.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.


"Charter" means the Company's First Amended and Restated Declaration of Trust.



"Class A" means office buildings that are centrally located, professionally managed and maintained, attract high-quality tenants, and command upper-tier rental rates in the markets in which they are located.


"Code" means the Internal Revenue Code of 1986, as amended.

"Commission" means the Securities and Exchange Commission.

"Common Shares" means the Company's common shares of beneficial interest, $0.005 par value per share.

"Company" means Palace REIT, a Texas real estate investment trust.

"Compensation Committee" means the committee established by the Board of Trust Managers to determine compensation for the Company's executive officers.

"EPS" means earnings per share.

"ERISA" means the Employee Retirement Income Securities Act of 1974, as amended.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Excess Securities" means the securities into which securities of the Company owned, or deemed to be owned or transferred to the shareholders in excess of the Ownership Limit, will be automatically exchanged.

"FASB" means the Financial Accounting Standards Board.

"FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended

"FDIC" means the Federal Deposit Insurance Corporation.

"Formation Transactions" means the sequence of transactions in which the Company will form its operational structure.

"Funds From Operations," as defined by the Board of Governors of NAREIT, means net income (loss) computed in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.


"GAAP" means generally accepted accounting principles in effect at the date of the Offering.


"GLA" means gross leasable area.

"Gross Receipts" means the gross revenues generated by the Company during a period of time from operations, including rents, percentage rents, tenant reimbursements, interest and income, but excluding receipts from capital transactions, including sales, financings, refinancings and the sale of equity securities.


"Investment Advisors Act" means the Investment Advisors Act of 1974, as amended.


"IRA" means an individual retirement account.


"Keogh Plans" means plans subject to ERISA and IRAs and H.R. 10 Plans.





"Management" means the Company's Board of Trust Managers and executive officers.

"NAREIT" means the National Association of Real Estate Investment Trusts, Inc.


"Net Effective Rent" means, with respect to a lease, the amount due from the tenant under the lease with deductions for any "give-backs" or other concessions made by the lessor, if applicable.


"Offering" means the initial public offering of the Common Shares as described in this Prospectus.

"Operating Partnership" means Palace Operating Partnership, L.P., a Delaware limited partnership.


"OP Units" means units of the Operating Partnership.



"Ownership Limit" means the restriction contained in the Charter providing that, subject to certain exceptions, the holder may not own or be deemed to own, by virtue of attribution rules of the Code, more than 9.8% of the total outstanding Trust Shares.


"Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of Palace Operating Partnership, L.P.


"Plan" means the Company's Employee and Trust Manager Incentive Share Plan.


"Plan Participants" means the executive officers, Trust Managers and other employees of the Company subject to the Plan.


"Preferred Shares" means the Company's preferred shares of beneficial interest, of which 10,000,000 shares are authorized to be issued with a $0.005 par value per share.



"Prior Owners" means the following entities that are wholly-owned or controlled by Ralph Engelstad and Betty Engelstad and that will transfer the Properties to the Operating Partnership in connection with the Formation Transactions: Florida Sunrise, Ltd.; Heritage Loraine, Inc.; Nobody, Inc.; Imperial Warehouse, Inc.; Bayview Investments, Inc.; Southpark, Ltd.; Escondido, Inc.; and Polaris Warehouse, Inc.



"Properties" means the eight properties located in Texas, Florida, Mississippi and Nevada that the Company intends to acquire prior to or concurrently with the Offering.


"REIT" means a real estate investment trust, as defined by Sections 856 through 860 of the Code.

"Representative" means Morgan Keegan & Company, Inc.

"Service" means the Internal Revenue Service.

"Securities Act" means the Securities Act of 1933, as amended.

"SIOR" means the Society of Industrial and Office Realtors.

"SFAS" means Statement of Financial Accounting Standards.

"Texas REIT Act" means the Texas Real Estate Investment Trust Act.

"Total Market Capitalization" means the total number of Common Shares and Preferred Shares outstanding times the current market price of such shares plus long-term debt.

"Treasury Regulations" means those regulations promulgated by the Service under the Code.

"Triple Net Lease" means a lease under which a tenant pays in addition to base rent its pro rata share of the common area maintenance expenses, real estate taxes and insurance expenses.


"Trust Managers" means the individuals selected to serve on the Company's Board of Trust Managers.


"Trust Shares" means, collectively, the Common Shares and the Preferred Shares.


"Underwriters" means Morgan Keegan & Company, Inc. and ____________________.


"UPREIT" means umbrella limited partnership.

INDEX TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                                                                            PAGE
PALACE REIT

Pro Forma Combined Balance Sheet as of March 31, 1998                                                        F-2

Pro Forma Combined Statement of Operations for the year ended December 31, 1997                              F-3

Pro Forma Combined Statement of Operations for the three-month
     period ended March 31, 1998                                                                             F-4

Notes to Pro Forma Combined Financial Statements                                                             F-5



Independent Auditors' Report                                                                                 F-8

Balance Sheet as of February 28, 1998                                                                        F-9

Notes to Balance Sheet                                                                                      F-10



PALACE PROPERTIES

Independent Auditors' Report                                                                                F-11

Combined Financial Statements

     Combined Balance Sheets as of March 31, 1998 (unaudited) and
                 December 31, 1997 and 1996                                                                 F-12

     Combined    Statements of Operations for the three month periods ended
                 March 31, 1998 and 1997 (unaudited) and for the three years
                 ended December 31, 1997,  1996 and 1995                                                    F-13

     Combined    Statements of Changes in Owners' Equity for the three month period ended March 31, 1998 (unaudited) and for the three years
                 ended December 31, 1997,  1996 and 1995                                                    F-14

     Combined    Statements of Cash Flows for the three month periods ended
                 March 31, 1998 and 1997 (unaudited) and for the three years
                 ended December 31, 1997,  1996 and 1995                                                    F-15

     Notes to Combined Financial Statements                                                                 F-16

PALACE REIT
PRO FORMA COMBINED BALANCE SHEET
MARCH 31, 1998

                                                                   PALACE
                                                                 PROPERTIES              PROCFORMA             PRO FORMA
                                                                 HISTORICAL             ADJUSTMENTS           PALACE REIT
                                                             ------------------     ------------------    -------------------

REAL ESTATE:
     Land                                                          $ 3,070,875            $ 2,815,629  c         $ 5,886,504
     Buildings, improvements and equipment                          29,043,533             26,629,487  c          55,673,020
     Projects under development                                        811,339                                       811,339
                                                             ------------------     ------------------    -------------------
                                                                    32,925,747             29,445,116             62,370,863
     Less accumulated depreciation                                  (2,757,641)                                   (2,757,641)
                                                             ------------------     ------------------    -------------------

     Real Estate - net                                              30,168,106             29,445,116             59,613,222
                                                             ------------------     ------------------    -------------------

                                                                                           59,252,500  a
                                                                                          (20,593,047) b
                                                                                          (38,609,453) c
                                                                                                1,000  f
CASH AND CASH EQUIVALENTS                                              646,023               (472,e98)               224,525
                                                             ------------------     ------------------    -------------------

RECEIVABLES:
     Accounts receivable - net                                         546,048               (546,048) e                   -
     Accounts receivable - related parties                             277,500               (277,500) e                   -
                                                             ------------------     ------------------    -------------------
     Receivables - net                                                 823,548               (823,548)                     -
                                                             ------------------     ------------------    -------------------

DEFERRED COSTS - NET                                                   653,902               (205,623) e             448,279
                                                             ------------------     ------------------    -------------------

PREPAID EXPENSES                                                       243,917               (243,917) e                   -
                                                             ------------------     ------------------    -------------------

TOTAL ASSETS                                                      $ 32,535,496           $ 27,750,530           $ 60,286,026
                                                             ==================     ==================    ===================

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
     Mortgage notes and loans payable - related parties           $ 20,593,047          $ (20,593,047) b                   -
     Accounts payable and accrued expenses                             644,705               (644,705) e                 $ -
     Tenants' security deposits                                        173,525                                       173,525
                                                             ------------------     ------------------    -------------------
     Total liabilities                                              21,411,277            (21,237,752)               173,525
                                                             ------------------     ------------------    -------------------

MINORITY INTEREST                                                                           5,151,641  d           5,151,641
                                                                                    ------------------    -------------------

SHAREHOLDERS' EQUITY:
                                                                                             (859,001) d
                                                                                           (1,100,881) e
     OWNERS' EQUITY                                                 11,124,219             (9,164,337) c                   -

                                                                                                  706  f
     COMMON STOCK                                                                              21,450  a              22,156

                                                                                                  294  f
                                                                                           (4,292,640) d
                                                                                           59,231,050  a
     ADDITIONAL PAID IN CAPITAL                                                             2,117,900  f          57,056,604

     ACCUMULATED DEFICIT                                                                   (2,117,900) f          (2,117,900)
                                                             ------------------     ------------------    -------------------
     TOTAL SHAREHOLDERS' EQUITY                                     11,124,219             43,836,641             54,960,860
                                                             ------------------     ------------------    -------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $ 32,535,496           $ 27,750,530           $ 60,286,026
                                                             ==================     ==================    ===================



See notes to pro forma combined financial statements.

PALACE REIT
PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 1997


                                                              PALACE
                                                            PROPERTIES              PRO FORMA             PRO FORMA
                                                            HISTORICAL             ADJUSTMENTS           PALACE REIT
                                                        ------------------     ------------------    -------------------
REVENUES:
     Lease rentals                                            $ 9,875,522                                    $ 9,875,522
     Lease rentals - related parties                              402,720                                        402,720
     Miscellaneous                                                 10,513                                         10,513
                                                       -------------------    -------------------    --------------------
     Total revenues                                            10,288,755                      -              10,288,755
                                                       -------------------    -------------------    --------------------

EXPENSES:
     Operation and maintenance                                  1,592,383                                      1,592,383
     Interest expense - related parties                         1,778,723             (1,778,723) g                    -
     Real estate taxes                                            712,242                                        712,242
     Electricity, water and gas utilities                       1,793,141                                      1,793,141
     Management fee                                               711,026               (711,026) h                    -
     General and administrative                                   575,182              1,164,105  h            1,739,287
     Depreciation and amortization                              1,115,261                682,831  i            1,798,092
                                                       -------------------    -------------------    --------------------
     Total expenses                                             8,277,958               (642,813)              7,635,145
                                                       -------------------    -------------------    --------------------

NET INCOME BEFORE MINORITY INTEREST                             2,010,797                642,813               2,653,610

MINORITY INTEREST                                                                        227,414  j              227,414
                                                       -------------------    -------------------    --------------------

NET INCOME APPLICABLE TO
     COMMON SHAREHOLDERS                                      $ 2,010,797              $ 415,399             $ 2,426,196
                                                       ===================    ===================    ====================

COMMON  SHARES OUTSTANDING                                                                                     4,431,260
                                                                                                     ====================

PRO FORMA NET INCOME PER COMMON SHARE                                                                             $ 0.55
                                                                                                     ====================

See notes to pro forma combined financial statements.

PALACE REIT
PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 1998


                                                            PALACE
                                                           PROPERTIES              PRO FORMA             PRO FORMA
                                                           HISTORICAL             ADJUSTMENTS           PALACE REIT
                                                       ------------------     ------------------    -------------------

REVENUES:
     Lease rentals                                            $ 2,311,801                                    $ 2,311,801
     Lease rentals - related parties                              251,640                                        251,640
     Miscellaneous                                                  5,707                                          5,707
                                                       -------------------    -------------------    --------------------
     Total revenues                                             2,569,148                      -               2,569,148
                                                       -------------------    -------------------    --------------------

EXPENSES:
     Operation and maintenance                                    437,077                                        437,077
     Interest expense - related parties                           418,730               (418,730) g                    -
     Real estate taxes                                            180,210                                        180,210
     Electricity, water and gas utilities                         439,569                                        439,569
     Management fee                                               192,458               (192,458) h                    -
     General and administrative                                   132,227                291,026  h              423,253
     Depreciation and amortization                                277,358                170,708  i              448,066
                                                       -------------------    -------------------    --------------------
     Total expenses                                             2,077,629               (149,454)              1,928,175
                                                       -------------------    -------------------    --------------------

NET INCOME BEFORE MINORITY INTEREST                               491,519                149,454                 640,973

MINORITY INTEREST                                                                         54,931  j               54,931
                                                       -------------------    -------------------    --------------------

NET INCOME APPLICABLE TO
     COMMON SHAREHOLDERS                                        $ 491,519               $ 94,523               $ 586,042
                                                       ===================    ===================    ====================

COMMON  SHARES OUTSTANDING                                                                                     4,431,260
                                                                                                     ====================

PRO FORMA NET INCOME PER COMMON SHARE                                                                             $ 0.13
                                                                                                     ====================

See notes to pro forma combined financial statements.

PALACE REIT

Notes to Pro Forma Combined Financial Statements

The accompanying pro forma combined financial statements present pro forma information for the Company and the Properties. The pro forma financial statements are based on the historical financial statements of the Properties.

The accompanying pro forma combined balance sheet as of March 31, 1998 has been presented on the assumption that the Offering and related contribution of two properties and acquisition of the remaining six properties occurred on March 31, 1998. The accompanying pro forma combined statements of operations for the year ended December 31, 1997 and for the three month period ended March 31, 1998 have been presented on the assumption that the Offering and related contribution of two properties and acquisition of the remaining six properties occurred on January 1, 1997. These pro forma financial statements are not necessarily indicative of the results that will be achieved for future periods as a result of the Offering and related contribution and acquisition of the Properties. These pro forma financial statements and related notes should be read in conjunction with the Company's and Properties' combined financial statements included elsewhere in this Prospectus.

For purposes of these pro forma combined financial statements, the Company has assumed an initial public offering price of $15.00 per share, the midpoint of the range of the estimated initial public offering price.

The pro forma adjustments contained in the accompanying pro forma combined financial statements reflect:

(a) Adjustment to Cash, Common Stock and Additional Paid in Capital to reflect the issuance of and the net proceeds from the offering of 4,290,000 Common Shares of stock. Such proceeds will be contributed to the Operating Partnership in exchange for a 91.43% interest in the Operating Partnership.

(b) The portion of total payments by the Operating Partnership to the Prior Owners representing the amount necessary to retire $20,593,047 ($19,986,991 related to the six properties being acquired for cash and $606,056 related to the two properties being contributed) of indebtedness related to the Properties.

(c) The net remaining net proceeds after retirement of indebtedness and the Operating Partnership's retention of $50,000 for working capital purposes is estimated to be $38,609,453. Of such amount $37,392,072 ($57,379,063 if the debt noted in b above is included) will be paid to the Prior Owners in exchange for 100% ownership interest in six of the Properties. The remaining amount of $1,217,381 ($1,823,437 if the debt noted in b above is included) will be paid to the Prior Owners along with the issuance of OP Units described in d below in exchange for the contribution of two properties. Such estimated amount exceeds the owners' historical cost basis in such Properties by $29,446,116. The Company will allocate such amounts based on its estimate of the fair market value of the Properties. For purposes of these pro forma combined financial statements the Company has estimated that such amount will be allocated as follows:

               Land                                                                    $  2,815,629
               Buildings, improvements and equipment                                     26,629,487
                                                                                   -----------------
               Real Estate - net                                                        $29,445,116
                                                                                   =================


(d) The issuance of 415,312 OP Units (an 8.57% minority interest in the Company), in exchange for the owners' contribution of two of the Properties to the Operating Partnership. The operating partnership pro forma equity will be approximately $60,112,501 of which an 8.57% interest would be $5,151,641. The transaction has been structured as an acquisition for cash of the six properties and a contribution of the two properties in exchange for OP Units for tax purposes. The Operating Partnership expects to carry over the historical cost of the two properties contributed from the Prior Owners for financial statement reporting purposes.

(e) To eliminate assets and liabilities related to the Properties which will not be acquired from the Prior Owners. The Company expects to acquire the benefit of certain deferred lease costs, cash related to tenants' security deposits and the real property and to assume the liability related to tenants' security deposits. All other assets and liabilities of the Properties will be retained by the Prior Owners and have been eliminated against Owners' Equity related to the Prior Owners.

(f) To record the sale of 141,260 shares of stock to certain officers and a trust manager of the Company for $1,000, a price below the Offering price of such shares. The Company expects to record a one time charge for compensation expense as a result of this transaction. The Company estimates such cost to be $2,117,900, based on the estimated per share price in the Offering less the amount paid for the shares. Such amount has been recorded as an increase to additional paid in capital and as accumulated deficit. The amount has not been reflected in the Pro Forma Combined Statements of Operations since it does not relate to the recurring operations of the Company.

(g) The elimination of interest expense, for each applicable period, related to the retirement of indebtedness as discussed in (b).

(h) Elimination of management fees, for each applicable period, paid to an unrelated party for the management of certain of the properties and the addition of costs to be incurred associated with the management of the Properties by the Company. Such additional costs represent legal, audit, office costs, salaries and other general and administrative expenses to be paid by the Company on an annual basis as follows:

               Salaries and benefits - executive officers                               $   624,000
               Other salaries and benefits                                                   60,000
               Directors and officers insurance                                             200,000
               Legal and accounting                                                          86,000
               Directors fees and travel                                                     42,000
               SEC reporting and other stockholder costs                                     92,540
               Office rent, telephone, supplies and other administrative costs               54,965
               Other                                                                          4,600
                                                                                         ----------
                                                                                         $1,164,105
                                                                                         ==========

        Salaries and benefits for executive officers are based upon agreements with two of the officers and management's estimate with respect to others. Other amounts are based upon management's estimates of expenses to be incurred given the Company's estimated level of operations and related administrative requirements. Such amounts are expected to be expensed ratably over the year and accordingly the adjustment for the three month period ended March 31, 1998 would represent one fourth of the total.


(i) Additional depreciation related to the allocation of the purchase price noted in (c) assuming an estimated useful life of 39 years. The amount for the three month period ended March 31, 1998 would represent one fourth of the annual amount to be expensed.

(j) To reflect 8.57% of net income for the period as income applicable to minority interest.

INDEPENDENT AUDITORS' REPORT


Palace REIT:

We have audited the accompanying balance sheet of Palace REIT as of February 28, 1998. This balance sheet is the responsibility of the trust's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet presents fairly, in all material respects, the financial position of Palace REIT as of February 28, 1998, in conformity with generally accepted accounting principles.




Las Vegas, Nevada
February 28, 1998

PALACE REIT

BALANCE SHEET
FEBRUARY 28, 1998
--------------------------------------------------------------------------------


Cash                                                                                                      $ 1,000
                                                                                                          =======

Shareholders' equity:
Common stock, par value $.005, 100,000,000 shares authorized, 141,260 shares outstanding                      706

Additional paid in capital                                                                                    294

          Total shareholders' equity                                                                      $ 1,000
                                                                                                          =======


See notes to balance sheet.

PALACE REIT

NOTES TO BALANCE SHEET
FEBRUARY 28, 1998
--------------------------------------------------------------------------------


1.    FORMATION OF THE COMPANY

      Palace REIT (the "Company"), a Texas trust, was formed in January 1998 to issue through a public offering 4,290,000 shares of beneficial interest and to simultaneously acquire, through contribution and with the proceeds of such offering, eight office and industrial properties (the "Properties") from affiliates of an individual and his wife. Upon completion of the offering the Company will own, operate, and manage such properties through a subsidiary, Palace Operating Partnership, L.P. The owners of the Properties will receive an ownership interest in Palace Operating Partnership, L.P. (which interests are redeemable, at the option of the holder, for 415,312 Common Shares of beneficial interest in the Company beginning on the first anniversary of the closing of the offering) and the net proceeds of the public offering, net of offering cost and $50,000 to be retained by the Company for working capital.

2.    INCOME TAXES

      It is the intent of the Company to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally will not be subject to federal income tax to the extent that it distributes at least 95 percent of its REIT taxable income to its shareholders. REIT's are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

3.    SHAREHOLDERS' EQUITY AND BENEFICIAL INTEREST

      The Company is authorized to issue up to 100,000,000 Common Shares of $0.005 par value stock and 10,000,000 Preferred Shares of $0.005 par value stock.

      The Company has established an Incentive Share Plan (the "Plan") to enable trust managers, executive officers, and employees to participate in the ownership of the Company. Five percent of the Company's equity securities are reserved for issuance under the Plan.

      The Company will enter into employment agreements with certain of its executive officers and has sold 141,260 Common Shares to certain of its executive officers and a trust manager at a price substantially less than the expected public offering price.

INDEPENDENT AUDITORS' REPORT


Palace Properties:

We have audited the accompanying combined balance sheets of the Palace Properties (the "Properties") as of December 31, 1997 and 1996, and the related combined statements of operations, changes in owners' equity, and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Properties' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements present fairly, in all material respects, the financial position of Palace Properties at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




Las Vegas, Nevada
February 28, 1998

PALACE PROPERTIES

COMBINED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                     MARCH 31,               DECEMBER 31,
                                                                       1998             1997              1996
ASSETS                                                             (UNAUDITED)
REAL ESTATE (Notes 3 and 8):
  Land                                                           $  3,070,875      $  3,070,875      $  2,925,875
  Buildings and improvements                                       29,043,533        28,971,990        26,168,962
  Projects under development                                          811,339           299,919            70,539
                                                                 ------------      ------------      ------------

                                                                   32,925,747        32,342,784        29,165,376
  Less accumulated depreciation and amortization                   (2,757,641)       (2,547,695)       (1,688,018)
                                                                 ------------      ------------      ------------

          Real estate - net                                        30,168,106        29,795,089        27,477,358
                                                                 ------------      ------------      ------------

CASH AND CASH EQUIVALENTS                                             646,023           372,678           138,114
                                                                 ------------      ------------      ------------

RECEIVABLES:
  Accounts receivable - net                                           546,048           750,792           403,542
  Accounts receivable - related parties (Note 4)                      277,500           111,000
                                                                 ------------      ------------      ------------

          Receivables - net                                           823,548           861,792           403,542

DEFERRED COSTS - NET (Note 2)                                         653,902           717,419           703,382

PREPAID EXPENSES                                                      243,917           323,015           280,218
                                                                 ------------      ------------      ------------

TOTAL ASSETS                                                     $ 32,535,496      $ 32,069,993      $ 29,002,614
                                                                 =============     =============     ============


LIABILITIES AND OWNERS' EQUITY

LIABILITIES:
  Mortgage notes and loans payable - related
    parties (Note 3)                                             $ 20,593,047      $ 20,208,048      $ 20,510,657
  Accounts payable and accrued expenses                               644,705           730,688           290,415
  Tenants' security deposits                                          173,525           174,390           160,611
  Other liabilities                                                                     150,073            26,501
                                                                 ------------      ------------      ------------

          Total liabilities                                        21,411,277        21,263,199        20,988,184

OWNERS' EQUITY                                                     11,124,219        10,806,794         8,014,430
                                                                 ------------      ------------      ------------

TOTAL LIABILITIES AND OWNERS' EQUITY                             $ 32,535,496      $ 32,069,993      $ 29,002,614
                                                                 ============      ============      ============


See notes to combined financial statements.

PALACE PROPERTIES

COMBINED STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------


                                               THREE MONTHS ENDED
                                                     MARCH 31,                          YEARS ENDED DECEMBER 31,
                                              1998           1997                1997          1996            1995
                                                   (UNAUDITED)
REVENUES:
  Lease rentals (Note 4)                  $ 2,311,801    $ 2,289,655         $ 9,875,522   $ 9,638,280     $ 4,945,110
  Lease rentals - related
    parties (Note 4)                          251,640         65,178             402,720       158,400          26,400
  Miscellaneous                                 5,707          1,895              10,513        10,125           4,486
                                          -----------    -----------         -----------   -----------     -----------

          Total revenues                    2,569,148      2,356,728          10,288,755     9,806,805       4,975,996
                                          -----------    -----------         -----------   -----------     -----------

EXPENSES:
  Operation and maintenance                   437,077        419,700           1,592,383     1,637,568         888,835
  Interest expense - related
    parties                                   418,730        436,520           1,778,723     1,119,130         330,124
  Real estate taxes                           180,210        177,795             712,242       728,270         289,071
  Electricity, water, and gas
    utilities                                 439,569        461,746           1,793,141     1,766,996         932,515
  Management fee (Note 5)                     192,458        185,017             711,026       848,036         370,426
  General and administrative                  132,227        145,434             575,182       505,741         344,339
  Depreciation and amortization               277,358        272,690           1,115,261     1,035,291         596,039
  Loss on disposal of tenant
    improvements                                                                               152,063
                                          -----------    -----------         -----------   -----------     -----------
          Total expenses                    2,077,629      2,098,902           8,277,958     7,793,095       3,751,349

NET INCOME                                $   491,519    $   257,826         $ 2,010,797   $ 2,013,710     $ 1,224,647
                                          ===========    ===========         ===========   ===========     ===========


See notes to combined financial statements.

PALACE PROPERTIES

COMBINED STATEMENTS OF CHANGES IN OWNERS' EQUITY
--------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1995                                   $  9,484,165
  Distributions                                                (467,718)
  Contributions                                              10,671,897
  Net income                                                  1,224,647
                                                           ------------

BALANCE, DECEMBER 31, 1995                                   20,912,991
  Distributions                                             (16,827,949)
  Contributions                                               1,915,678
  Net income                                                  2,013,710
                                                           ------------

BALANCE, DECEMBER 31, 1996                                    8,014,430
  Distributions                                              (1,169,194)
  Contributions                                               1,950,761
  Net income                                                  2,010,797
                                                           ------------

BALANCE, DECEMBER 31, 1997                                   10,806,794
  Distributions (Unaudited)                                    (174,094)
  Net income (Unaudited)                                        491,519
                                                           ------------

BALANCE, MARCH 31, 1998 (Unaudited)                        $ 11,124,219
                                                           ============


See notes to combined financial statements.

PALACE PROPERTIES

COMBINED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                           THREE MONTHS ENDED
                                                                MARCH 31,                 YEARS ENDED DECEMBER 31,
                                                         1998     1997             1997              1996             1995
                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income                                          $    491,519    $    257,826    $  2,010,797    $  2,013,710    $  1,224,647
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization                          277,358         272,690       1,115,261       1,035,291         596,039
    Loss on disposal of tenant improvements                                                152,063
    Changes in operating assets and liabilities:
      Receivables                                           38,244         (49,002)       (458,250)        (79,727)       (266,169)
      Deferred costs                                        (3,895)        (64,628)       (268,653)       (598,755)       (107,788)
      Prepaid expenses                                      79,098          84,519         (42,797)        (52,081)       (118,210)
      Accounts payable and accrued expenses                (85,983)        338,902         440,273        (231,274)        311,719
      Other liabilities                                   (150,938)        (42,580)        137,351        (212,671)        (19,339)
                                                      ------------    ------------    ------------    ------------    ------------
          Net cash provided by operating activities        645,403         797,727       2,933,982       2,026,556       1,620,899
                                                      ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM INVESTING
  ACTIVITIES - Additions to real estate                   (582,963)     (2,271,117)     (3,033,377)     (1,110,181)     (3,173,647)
                                                      ------------    ------------    ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to owners                                 (174,094)       (150,050)     (1,169,194)    (16,827,949)       (467,718)
  Capital contributions                                                  2,259,000       1,805,761       1,915,678       2,336,977
  Proceeds from notes payable                              384,999          98,548                      16,387,053
  Repayment of notes payable                                                              (302,608)     (2,726,455)
                                                      ------------    ------------    ------------    ------------    ------------
          Net cash provided by (used in)
            financing activities                           210,905       2,207,498         333,959      (1,251,673)      1,869,259
                                                      ------------    ------------    ------------    ------------    ------------

NET INCREASE (DECREASE) IN CASH                            273,345         734,108         234,564        (335,298)        316,511

CASH AND CASH EQUIVALENTS -
  BEGINNING OF YEAR                                        372,678         138,114         138,114         473,412         156,901
                                                      ------------    ------------    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS -
  END OF YEAR                                         $    646,023    $    872,222    $    372,678    $    138,114    $    473,412
                                                      ============    ============    ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid for interest                              $    416,824    $    412,972    $  1,736,149    $  1,117,982    $    257,576
                                                      ============    ============    ============    ============    ============

SUPPLEMENTAL SCHEDULE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
  Property contributed by owners                      $               $               $    145,000    $               $  8,334,920
                                                      ============    ============    ============    ============    ============
  Notes payable assumed with property
    acquired and repaid                               $               $               $               $  4,159,005    $
                                                      ============    ============    ============    ============    ============


See notes to combined financial statements.

PALACE PROPERTIES

NOTES TO COMBINED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.    NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS--The Palace Properties (not a legal entity) represent a combination of eight office and industrial properties (the "Properties") as described below. The Properties are located in the states of Texas, Florida, Nevada, and Mississippi. The Properties are owned 100 percent by various Sub-chapter S Corporations, which are commonly owned and controlled.

      Palace Properties represents those real estate operations that will be sold or contributed to a newly formed Real Estate Investment Trust ("REIT"), Palace REIT (the "Company").

      Those properties owned and operated at December 31, 1997, are as follows:


PROPERTY                                                 ADDRESS
Office:
  Florida Sunrise Tower ("Sunrise")                      3111 University Drive, Coral Springs, Florida
  Ten Conoco Plaza ("Conoco")                            10 Desta Drive, Midland, Texas
  Heritage Center ("Heritage")                           500 North Loraine Street, Midland, Texas
  Claydesta Center ("Claydesta")                         One Desta Drive, Midland, Texas

Industrial:
  Caballo ("Caballo")                                    6780 Caballo Road, Las Vegas, Nevada
  Escondido ("Escondido")                                6620 Escondido, Las Vegas, Nevada
  Polaris ("Polaris")                                    5425 Polaris Avenue, Las Vegas, Nevada
  D'Iberville ("D'Iberville")                            4120 Brodie Road, D'Iberville, Mississippi


      Heritage and Claydesta were acquired on February 14, 1996, and August 16, 1995, respectively. Escondido and D'Iberville were developed by the owner, and operations began in August 1995 and October 1997, respectively. Polaris is currently under development and is expected to be completed in April 1998. The owners began operating all other properties prior to 1995. The accompanying combined financial statements include the operations of the Properties for the periods presented or from the date of acquisition or inception as applicable.

      All significant intercompany accounts and transactions have been eliminated in combination.

      The following table indicates the corporate owner of each of the properties and the related ownership percentage. Each of the corporate owners shown are wholly owned by one individual and his wife and, accordingly, are commonly owned and controlled.


PROPERTY                                   CORPORATE OWNER                                     PERCENT OWNED

Sunrise                                    Florida Sunrise, Ltd.                               100.00 %
Conoco                                     Nobody, Inc.                                        100.00 %
Heritage                                   Heritage Loraine, Inc.                              100.00 %
Claydesta                                  Southpark, Ltd.                                     100.00 %
Caballo                                    Southpark, Ltd.                                     100.00 %
Escondido                                  Escondido, Inc.                                     100.00 %
Polaris                                    Polaris Warehouse, Inc.                             100.00 %
D'Iberville                                Imperial Warehouse, Inc.                             33.25 %
D'Iberville                                Bayview Investments                                  66.75 %



      UNAUDITED INTERIM FINANCIAL INFORMATION--The combined financial statements for the three months ended March 31, 1998 and 1997, are unaudited, but include all adjustments (consisting of normal recurring adjustments) which management considers necessary for a fair presentation. The operating results and cash flows for the three month periods ended March 31, 1998 and 1997, are not necessarily indicative of the results that will be achieved for the full fiscal year or for future periods.

      REAL ESTATE--Management periodically assesses the recoverability of the recorded value of its properties and related assets by comparing their carrying value to the undiscounted cash flows expected to be generated by such assets. The Properties policy is to recognize impairment losses when such estimated cash flows are not sufficient to recover the recorded value.

      Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful life. Interest and other direct costs incurred during periods of construction are capitalized as a component of building costs. Depreciation is calculated on the straight-line method over the estimated useful lives of assets, which are as follows:

                                                   TERM

Buildings and improvements                         Primarily 39 years
Tenant improvements                                Term of related leases



      CONCENTRATION OF RISK--A significant portion of the Properties' revenues are obtained from office properties located in the state of Texas. In addition, the Properties also derive a significant portion of their revenues from leases to companies in the oil industry.

      DEFERRED COSTS--Deferred financing costs are amortized on the straight-line method over the terms of the loans, which approximates the interest method. Deferred leasing costs are amortized on the straight-line method over the terms of the related lease agreements.

      RENTAL REVENUE--Rental revenue is recorded on the straight-line method over the terms of the related lease agreements. As a result, $414,481, $275,888, and $35,225 of non-cash rents were recorded as rental revenue during the years ended December 31, 1997, 1996, and 1995, respectively, and are included in accounts receivable. As of December 31, 1997 and 1996, the balance of the accounts receivable relating to the straight-lining of rental revenue is $725,594 and $311,113, respectively.

      Revenues from two major tenants each exceeded 10 percent of the Properties' total revenues for the years ended December 31, 1997 and 1996. Such revenues were approximately $1,529,000 and $1,193,000, and $1,094,000 and $1,010,000 for each of the two tenants for the years ended December 31, 1997 and 1996.

      For the year ended December 31, 1995, revenues from one major tenant exceeded 10 percent of the Properties' total revenues. Such revenues were $962,000, for this major tenant for the year ended December 31, 1995.

      ALLOWANCE FOR DOUBTFUL ACCOUNTS RECEIVABLE--The Company provides an allowance for doubtful accounts against the portion of accounts receivable which is determined to be uncollectible. Accounts receivable in the combined balance sheets are shown net of an allowance for doubtful accounts of $46,241 and $42,553 as of December 31, 1997 and 1996, respectfully.

      NEW ACCOUNTING PRONOUNCEMENTS--The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. This statement requires businesses to disclose comprehensive income and its components in their financial statements. Management intends to comply with the disclosure requirements of this statement in the year ending December 31, 1998.

      FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. This statement redefines how operating segments are determined and requires qualitative disclosure of certain financial and descriptive information about a company's operating segments. The Company will adopt SFAS No. 131 in the year ending December 31, 1998. Management has not finalized its analysis of which operating segments it will report on to comply with SFAS No. 131.

      INCOME TAXES--The Properties pay no income taxes, and the income or loss from the Properties is included on the income tax returns of the owners.

      USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS--The preparation of the combined financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the combined financial statements and accompanying notes. Significant estimates used by the Properties include the estimated useful lives for depreciable and amortizable assets and costs, and the estimated allowance for doubtful accounts receivable. Actual results could differ from those estimates.

2.    DEFERRED COSTS

      Deferred costs consist of the following as of December 31:

                                                  1997         1996

         Financing costs                      $ 318,039    $  318,039
         Leasing costs                          951,826       683,172
                                              ---------    ----------
                                              1,269,865     1,001,211
         Less accumulated amortization          552,446       297,829
                                              ---------    ----------

           Total                              $ 717,419    $  703,382
                                              =========    ==========

3.    MORTGAGE NOTES AND LOANS PAYABLE - RELATED PARTIES

      The following is a summary of mortgage notes and loans payable as of December 31:


                                                                                  1997          1996
Loans payable - affiliate; interest at 12% per annum payable
  monthly, principal payable on demand                                        $   314,068   $   210,657

Mortgage notes payable to owners; interest at Prime or LIBOR plus 1.25% at borrowers option (8.5% per annum at December 31, 1997) with principal and interest payable
  semi-annually through May 31, 2001                                           19,893,980    20,300,000
                                                                              -----------   -----------

          Total                                                               $20,208,048   $20,510,657
                                                                              ===========   ===========



      The owners have entered into a mortgage note agreement (the "Agreement") with commercial lenders providing a maximum loan of $30,000,000 (the "Loan"). The owners loaned the proceeds of the Loan to various properties. The Loan is collateralized by a first mortgage on the individual properties of Claydesta, Heritage, and Conoco with a net book value of $15,453,208 at December 31, 1997. The terms of the Loan are identical to those of the Mortgage Notes payable to the owners, discussed above.

      Aggregate maturities of mortgage notes and loans payable at December 31, 1997, are due in future years as follows:


YEAR ENDING DECEMBER 31,                           AMOUNT

1998                                             $ 923,098
1999                                             1,082,720
2000                                             1,691,750
2001                                            16,510,480
                                                ----------

          Total                               $ 20,208,048
                                              ============



4.    FUTURE MINIMUM LEASE INCOME

      The Properties have entered into lease agreements with lease terms ranging from one year to forty-five years. The leases generally provide for tenants to share in increases in operating expenses and real estate taxes in excess of specified base amounts.

      The total future minimum rentals to be received under such noncancelable operating leases executed as of December 31, 1997, exclusive of tenant reimbursements and contingent rentals, are as follows:


YEAR ENDING DECEMBER 31,                                       AMOUNT

1998                                                      $ 10,088,070
1999                                                         7,881,558
2000                                                         5,479,636
2001                                                         4,665,701
2002                                                         3,489,228
Thereafter                                                  23,325,376
                                                          ------------

          Total                                           $ 54,929,569
                                                          ============



      Certain industrial properties are leased to affiliates of the Properties with remaining lease terms of up to ten years. Future minimum rentals include amounts to be received from affiliates totaling $6,518,160.

5.    MANAGEMENT FEES

      The three properties located in Texas are managed by an unaffiliated third party for fees which include three percent of monthly rents collected plus expenses incurred. In addition, they receive a three percent commission on all new leases. Such amounts are reflected in the statement of operations as management fees.

      In connection with the leasing and management of the Properties, other entities under control of the owners have provided certain services for the benefit of the Properties which were not charged to the Properties. Such amounts incurred were estimated to be $16,000, $16,000, and $14,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The Properties have recognized such expenses in the statements of operations for each applicable year and have recorded such amounts as contributions to owners' equity.

6.    FAIR VALUES OF FINANCIAL INSTRUMENTS

      The following methods and assumptions were used by the Properties in estimating its fair value disclosures for financial instruments:

      MORTGAGE NOTES PAYABLE--The carrying amount of the Properties' variable rate borrowings approximates fair value based on the current rate offered the Properties for similar types of borrowing arrangements.

      OTHER--The carrying amount of all other financial instruments approximates their fair value due to their short term nature.

7.    COMMITMENTS AND CONTINGENCIES

      One of the Properties has a $50,000 bank letter of credit which expires on December 31, 1998. There were no short-term borrowings outstanding on the letter of credit at December 31, 1997 and 1996.

      The Properties are defendants in legal actions arising during the normal course of business. Management believes that the ultimate outcome of those actions will not materially affect the Properties' combined financial position, results of operations, or cash flows.

8.    REAL ESTATE AND ACCUMULATED DEPRECIATION

      Real estate and accumulated depreciation, by property, consists of the following at December 31, 1997:

                                                                                COSTS CAPITALIZED SUBSEQUENT
                                                  INITIAL COSTS                  TO ACQUISITION/CONSTRUCTION

                                                             BUILDING AND                      BUILDING AND
    LOCATION            ENCUMBRANCES           LAND          IMPROVEMENTS          LAND        IMPROVEMENTS
Office:
  Sunrise              $                  $   745,421       $  5,492,677         $             $ 3,265,657
  Conoco                  4,022,920           767,085          2,240,411                           428,347
  Heritage                4,410,000           165,792          3,993,213                            65,854
  Claydesta              11,461,060           949,316          7,385,604                           290,956

Industrial:
  Caballo                                     113,745          1,244,004
  Escondido                                   122,949          2,890,267           29,067           20,000
  Polaris                                      32,500            299,919
  D'Iberville                                 145,000          1,655,000
                       ------------       -----------       ------------         --------      -----------

          Total        $ 19,893,980       $ 3,041,808       $ 25,201,095         $ 29,067      $ 4,070,814
                       ============       ===========       ============         ========      ===========


                                                    GROSS AMOUNT
                                                                                                  DATE OF
                                          BUILDING AND                         ACCUMULATED     ACQUISITION /
    LOCATION                 LAND         IMPROVEMENTS           TOTAL       DEPRECIATION (1)  CONSTRUCTION

Office:
  Sunrise               $   745,421      $  8,758,334       $  9,503,755      $ 1,416,290       12/29/92
  Conoco                    767,085         2,668,758          3,435,843          209,435       07/12/94
  Heritage                  165,792         4,059,067          4,224,859          209,797       02/14/96
  Claydesta                 949,316         7,676,560          8,625,876          414,138       08/16/95

Industrial:
  Caballo                   113,745         1,244,004          1,357,749          108,640       07/13/94
  Escondido                 152,016         2,910,267          3,062,283          177,857       08/21/95
  Polaris                    32,500           299,919            332,419                        07/22/96
  D'Iberville               145,000         1,655,000          1,800,000           11,538       10/01/97
                        -----------      ------------       ------------      -----------

          Total         $ 3,070,875      $ 29,271,909       $ 32,342,784      $ 2,547,695
                        ===========      ============       ============      ===========



(1) Depreciable lives range from primarily thirty-nine years for buildings and improvements, to the term of related leases for tenant improvements.

     The following table reconciles the historical cost of the Palace Properties from January 1, 1995, to December 31, 1997.


                                                             1997              1996                1995

Balance, beginning of year                               $ 29,165,376      $ 24,108,257       $ 12,599,690
Additions, during year - Acquisition,
  improvements, etc.                                        3,177,712         5,269,186         11,508,567
Deductions during year - Write-off of
  tenant improvements                                            (304)         (212,067)
                                                         ------------      ------------       ------------

          Balance, end of year                           $ 32,342,784      $ 29,165,376       $ 24,108,257
                                                         ============      ============       ============



The following table reconciles the accumulated depreciation from January 1, 1995, to December 31, 1997.


                                                                   1997              1996           1995

Balance, beginning of year                                     $ 1,688,018      $   925,857      $ 329,818
Additions, during year - Depreciation and
  amortization for the year                                        860,645          822,165        596,039
Deductions during year - Accumulated
  depreciation of written-off tenant improvements                     (968)         (60,004)
                                                               -----------      -----------      ---------

          Balance, end of year                                 $ 2,547,695      $ 1,688,018      $ 925,857
                                                               ============     ============     =========



9.    UNAUDITED INTERIM INFORMATION

      The Properties borrowed additional amounts under the mortgage note agreement from the owners in the amount of $384,999 to fund development costs related to the Polaris property.

         No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Company's Trust Managers or any of the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                               ------------------


                                TABLE OF CONTENTS

Prospectus Summary.....................................................................................................
Risk Factors...........................................................................................................
The Company............................................................................................................
Use of Proceeds........................................................................................................
Distribution Policy....................................................................................................
Capitalization.........................................................................................................
Dilution...............................................................................................................
Selected Financial Information.........................................................................................
Management's Discussion and Analysis
     of Financial Condition and Results of Operations..................................................................
Properties.............................................................................................................
Policies with Respect to Certain Activities............................................................................
Management.............................................................................................................
Certain Relationships and Related Transactions.........................................................................
Partnership Agreement..................................................................................................
Principal Shareholders.................................................................................................
Description of Shares of Beneficial Interest...........................................................................
Certain Provisions of the Texas REIT Act and of the Company's
     Charter and Bylaws................................................................................................
Shares Available for Future Sale.......................................................................................
Federal Income Tax Consequences........................................................................................
ERISA Considerations...................................................................................................
Underwriting...........................................................................................................
Legal Matters..........................................................................................................
Experts................................................................................................................
Additional Information.................................................................................................
Glossary...............................................................................................................
Index to Financial Statements.......................................................................................F-1

     Until , 1998 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                                4,290,000 SHARES




                                   PALACE REIT




                                COMMON SHARES OF
                               BENEFICIAL INTEREST




                                ----------------

                                   PROSPECTUS
                                ----------------




                          MORGAN KEEGAN & COMPANY, INC.








                                __________, 1998

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 30.          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



                  Not applicable.


ITEM 31.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  The following table itemizes the expenses incurred by the Company in connection with the offering of the Common Shares being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD fee and the Nasdaq Stock Market listing fee.



Item                                                                                                        Amount
----                                                                                                        ------
Registration Fee - Securities and Exchange Commission                                                    $   23,000
NASD Fee                                                                                                      8,000
NASDAQ Stock Market Entry Fee                                                                                55,000
Transfer Agent's and Registrar's Fees                                                                         5,000
Printing and Engraving Fees                                                                                 134,000
Legal Fees and Expenses (other than Blue Sky)                                                               125,000
Accounting Fees and Expenses                                                                                128,000
Blue Sky Fees and Expenses (including fees of counsel)                                                       15,000
Miscellaneous Expenses                                                                                      100,000
                                                                                                         ----------
         TOTAL                                                                                           $  593,000


ITEM 32.          SALES TO SPECIAL PARTIES

                  Not applicable.

ITEM 33.          RECENT SALES OF UNREGISTERED SECURITIES


                  On February 11, 1998, an aggregate of 141,260 Common Shares were sold by the Company to Messrs. Merker, Lorentzen and Fishman in connection with the formation of the Company. This issuance of Common Shares was effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.


                  On March 11, 1998, the Operating Partnership agreed to issue an aggregate of 415,312 OP Units to Bayview Investments, Inc., Imperial Speedway, Inc. and Polaris Warehouse, Inc. in exchange for certain of the Properties, subject to the completion of the Offering and certain other conditions. This issuance will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act as a transaction not involving a public offering.

ITEM 34.          INDEMNIFICATION OF TRUST MANAGERS AND OFFICERS

                  Subsection (B) of Section 9.20 of the Texas REIT Act authorizes a REIT to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, or any inquiry or investigation that can lead to such an action, suit or proceeding because the person is or was a trust manager, officer, employee or agent of the REIT or is or was serving at the request of the REIT as a trust manager, director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another REIT, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise against expenses (including court costs and attorney fees), judgments, penalties, fines and settlements if he conducted himself in good faith and reasonably believed his conduct was in or not opposed to the best interests of the REIT and, in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

                  The Texas REIT Act further provides that, except to the extent otherwise permitted by the Texas REIT

Act, a person may not be indemnified in respect of a proceeding in which the person is found liable on the basis that personal benefit was improperly received by him or in which the person is found liable to the REIT. Indemnification pursuant to Subsection (B) of Section 9.20 of the Texas REIT Act is limited to reasonable expenses actually incurred and may not be made in respect of any proceeding in which the person has been found liable for willful or intentional misconduct in the performance of his duty to the REIT.

                  Subsection (C) of Section 15.10 of the Texas REIT Act provides that a trust manager shall not be liable for any claims or damages that may result from his acts in the discharge of any duty imposed or power conferred upon him by the REIT if, in the exercise of ordinary care, he acted in good faith and in reliance upon information, opinions, reports or statements, including financial statements and other financial data, concerning the REIT, that were prepared or presented by officers or employees of the REIT, legal counsel, public accountants, investment bankers or certain other professionals, or a committee of trust managers of which the trust manager is not a member. In addition, no trust manager shall be liable to the REIT for any act, omission, loss, damage or expense arising from the performance of his duty to a REIT, save only for his own willful misfeasance, willful malfeasance or gross negligence.


                  The Company's Charter provides for indemnification by the Company of its Trust Managers and officers to the fullest extent permitted by the Texas REIT Act.


                  The Company has entered into indemnification agreements requiring the Company to indemnify its Trust Managers and officers, and advance expenses, to the maximum extent permitted by Texas law.

                  The Company intends to maintain Trust Manager and officer liability insurance.

                  The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

ITEM 35.          TREATMENT OF PROCEEDS FROM COMMON SHARES BEING REGISTERED

                  Not applicable.

ITEM 36.          FINANCIAL STATEMENTS AND EXHIBITS

         a.       FINANCIAL STATEMENTS

                  Pro forma Combined Balance Sheet - Palace REIT Pro forma Combined Statement of Operations - Palace REIT Notes to Pro forma Combined Financial Statements - Palace REIT Independent Auditors' Report - Palace REIT Balance Sheet - Palace REIT Notes to Balance Sheet - Palace REIT Independent Auditors' Report - Palace Properties Combined Financial Statements - Palace Properties
                           Combined Balance Sheets
                           Combined Statements of Operations
                           Combined Statements of Changes in Owners' Equity Combined Statements of Cash Flows
                  Notes to Combined Financial Statements - Palace Properties

         b.       EXHIBITS


            ** 1.1     Underwriting Agreement.
             * 3.1     First Amended and Restated Declaration of Trust.
             * 3.2     Bylaws.
            ** 4.1     Form of Common Share Certificate.



         ** 5.1     Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.,
                    regarding the legality of the Common Shares.
         ** 8.1     Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.,
                    regarding tax matters.
         * 10.1     First Amended and Restated Agreement of Limited Partnership
                    of the Operating Partnership.
           10.2     Employment Contract by and between the Company and David. R.
                    Merker.
           10.3     Employment Contract by and between the Company and Arthur F.
                    Lorentzen, Jr.
         * 10.4     Employee and Trust Manager Incentive Share Plan of the
                    Company.
           10.5     Form of Contribution and Exchange Agreement dated as
                    of_______________ , 1998, by and among the Prior Owners and the Operating Partnership and the Company.
           10.6     Form of Purchase and Sale Agreement dated as of _______,
                    1998, by and among the Prior Owners and the Operating
                    Partnership and the Company.
           10.7     Right of First Refusal Agreement dated as of March 6, 1998, by and between the Company, the Operating Partnership, Neva
                    Properties, Ltd., Natex, Ltd., Ralph Engelstad, Ltd.,
                    Anywhere, Ltd., Who, Ltd., Smith Tower, Ltd., and Las Vegas
                    Motor Speedway, Inc.
         * 10.8     Form of Indemnification Agreement.
        ** 10.9     Employment Contract by and between the Company and Deborah
                    J. Pierce.
         * 23.1     Independent Auditors' Consent, Deloitte & Touche LLP.
        ** 23.2     Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                    Included in response to items 5.1 and 8.1.
           24.1     Power of Attorney.
          *27.1     Financial Data Schedule.
------------------



*   Filed herewith.
**  To be filed by amendment.


ITEM 37.   UNDERTAKINGS

           (a) The undersigned registrant hereby undertakes to provide to the representatives of the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the representatives of the Underwriters to permit prompt delivery to each purchaser.

           (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Trust Managers, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Trust Manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Trust Manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (c)       The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act Palace REIT certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 30, 1998.



                                  PALACE REIT


                                  /s/ David R. Merker
                                  ----------------------------------------------
                                  By:  David R. Merker, Chief Executive Officer




         Pursuant to the requirements of the Securities Act, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




     Name                                                      Title                          Date

     /s/ David R. Merker                          Chairman of the Board, Chief           April 30, 1998
     --------------------------------             Executive Officer and Trust
     David R. Merker                              Manager
                                                  (principal executive officer)

     /s/ Arthur F. Lorentzen, Jr.                 President, Chief Operating
     --------------------------------             Officer and Trust Manager              April 30, 1998
     Arthur F. Lorentzen, Jr.                     (interim principal financial and
                                                  accounting officer)

     /s/ Edward M. Fishman                        Trust Manager                          April 30, 1998
     --------------------------------
     Edward M. Fishman

     --------------------------------             Trust Manager                          ________, 1998
     John F. Cook

     --------------------------------             Trust Manager                          ________, 1998
     Stephen P. Laffey




                                  EXHIBIT INDEX


EXHIBIT
NO.         DESCRIPTION
-------     -----------
 ** 1.1     Underwriting Agreement.
  * 3.1     First Amended and Restated Declaration of Trust.
  * 3.2     Bylaws.
 ** 4.1     Form of Common Share Certificate.
 ** 5.1     Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., regarding the legality of the Common Shares.
 ** 8.1     Opinion of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P., regarding tax matters.
 * 10.1     First Amended and Restated Agreement of Limited Partnership of the
            Operating Partnership.
   10.2     Employment Contract by and between the Company and David. R. Merker.
   10.3     Employment Contract by and between the Company and Arthur F.
            Lorentzen, Jr.
 * 10.4     Employee and Trust Manager Incentive Share Plan of the Company.
   10.5     Form of Contribution and Exchange Agreement dated as of _______,
            1998, by and among the Prior Owners and the Operating Partnership and the Company.
   10.6     Form of Purchase and Sale Agreement dated as of ______________ ,
            1998, by and among the Prior Owners and the Operating Partnership and the Company.
   10.7     Right of First Refusal Agreement dated as of March 6, 1998, by and between the Company, the Operating Partnership, Neva Properties,
            Ltd., Natex, Ltd., Ralph Engelstad, Ltd., Anywhere, Ltd., Who, Ltd.,
            Smith Tower, Ltd., and Las Vegas Motor Speedway, Inc.
 * 10.8     Form of Indemnification Agreement.
** 10.9     Employment Contract by and between the Company and Deborah J.
            Pierce.
 * 23.1     Independent Auditors' Consent, Deloitte & Touche LLP.
** 23.2     Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P. Included in
            response to items 5.1 and 8.1.
   24.1     Power of Attorney.
  *27.1     Financial Data Schedule.


-------------

*    Filed herewith.
**   To be filed by amendment.